Exhibit 10.2

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

COLLABORATION AND LICENSE AGREEMENT

between

GENERATION BIO CO.

and

MODERNATX, INC.

dated

March 23, 2023

Page

ARTICLE 1 - DEFINITIONS AND INTERPRETATION		1
1.1	Definitions	1
1.2	Certain Rules of Interpretation and Construction	24
ARTICLE 2 - RESEARCH PROGRAMS; EXCLUSIVITY; GBIO TARGETS		25
2.1	Non-Liver ctLNP Program.	25
2.2	Liver Programs.	26
2.3	Non-Liver Programs.	27
2.4	Research Program Diligence	28
2.5	Research Program Costs	28
2.6	Records; Reports; Tech Transfer.	28
2.7	Exchanged Materials.	29
2.8	No Guarantee	30
2.9	Exclusivity	30
2.10	GBIO Targets	32
2.11	Joint Collaboration ctLNP Intellectual Property Restrictions	32
ARTICLE 3 – OPTIONS		33
3.1	Options.	33
3.2	HSR/Antitrust Filings	35
ARTICLE 4 – GOVERNANCE		37
4.1	Alliance Managers	37
4.2	JSC.	37
4.3	JRC.	39
4.4	JPC.	40
4.5	Decision-Making	42
4.6	Scope of Governance	43
4.7	Duration	43
4.8	JCT.	43
ARTICLE 5 - LICENSES		44
5.1	License Grants	44

-i-

(continued)

Page

5.2	IN-LICENSE AGREEMENTS	46
5.3	RIGHTS TO SUBLICENSE.	47
5.4	THIRD PARTY CONTRACTORS	48
5.5	NO IMPLIED LICENSES	48
5.6	TECHNOLOGY TRANSFERS	49
ARTICLE 6 - DEVELOPMENT, MANUFACTURING, AND COMMERCIALIZATION		51
6.1	GENERAL	51
6.2	DILIGENCE	52
6.3	COMPLIANCE WITH APPLICABLE LAWS	53
6.4	PROGRESS REPORTS	53
ARTICLE 7 - REGULATORY MATTERS		54
7.1	REGULATORY INTERACTIONS	54
7.2	REGULATORY DOCUMENTATION	54
ARTICLE 8 - FEES, MILESTONES, AND ROYALTIES		55
8.1	UPFRONT FEE	55
8.2	EQUITY PURCHASE AGREEMENT	55
8.3	EXTENSION AND OPTION FEES.	55
8.4	RESEARCH COSTS	56
8.5	MILESTONE PAYMENTS.	57
8.6	ROYALTIES	63
8.7	IN-LICENSE AGREEMENT PAYMENTS	69
8.8	FINANCIAL RECORDS	69
8.9	AUDITS.	69
8.10	TAX MATTERS.	70
8.11	FOREIGN DERIVED INTANGIBLE INCOME DEDUCTION	72
8.12	CURRENCY EXCHANGE	72
8.13	LATE PAYMENTS	72
8.14	BLOCKED PAYMENTS	72
8.15	PROHIBITIONS ON PAYMENTS	72

-ii-

(continued)

Page

ARTICLE 9 – CONFIDENTIALITY		73
9.1	GENERAL	73
9.2	PERMITTED DISCLOSURE	73
9.3	PUBLICITY; TERMS OF THIS AGREEMENT; NON-USE OF NAMES	74
9.4	PUBLICATIONS	75
9.5	TERM	76
9.6	DESTRUCTION OF CONFIDENTIAL INFORMATION.	76
9.7	VICARIOUS RESPONSIBILITY	76
9.8	NON-USE OF NAME	77
ARTICLE 10 - INTELLECTUAL PROPERTY		77
10.1	OWNERSHIP OF INTELLECTUAL PROPERTY.	77
10.2	PATENT PROSECUTION AND MAINTENANCE	78
10.3	ENFORCEMENT OF PATENT RIGHTS	79
10.4	ACTIONS BROUGHT BY THIRD PARTIES.	82
10.5	APPLICATION OF 35 U.S.C. § 102(C)	83
ARTICLE 11 - REPRESENTATIONS AND WARRANTIES; COVENANTS		84
11.1	MUTUAL REPRESENTATIONS AND WARRANTIES	84
11.2	ADDITIONAL REPRESENTATIONS AND WARRANTIES OF GBIO	85
11.3	ADDITIONAL COVENANTS	87
11.4	ADDITIONAL COVENANTS OF GBIO. GBIO HEREBY COVENANTS TO MODERNA:	87
11.5	PERFORMANCE BY AFFILIATES	88
11.6	DISCLAIMER OF WARRANTIES	88
ARTICLE 12 - TERM AND TERMINATION		89
12.1	TERM113	89
12.2	TERMINATION FOR CONVENIENCE BY MODERNA	89
12.3	TERMINATION FOR CAUSE	90
12.4	MODERNA OPTION TO CONTINUE IN LIEU OF TERMINATION.	91
12.5	LICENSE SURVIVAL UPON INSOLVENCY	91
12.6	EFFECT OF TERMINATION	92
12.7	SURVIVAL	95

-iii-

(continued)

Page

ARTICLE 13 - INDEMNITY; LIMITATION OF LIABILITY		95
13.1	INDEMNITY.	95
13.2	PROCEDURE	96
13.3	LIMITATION OF LIABILITY	96
ARTICLE 14 - FORCE MAJEURE		97
ARTICLE 15 - ASSIGNMENT; CHANGE OF CONTROL		97
15.1	ASSIGNMENT	97
15.2	CHANGE OF CONTROL	97
ARTICLE 16 – SEVERABILITY		98
ARTICLE 17 - INSURANCE		98
ARTICLE 18 - MISCELLANEOUS		98
18.1	NOTICES	98
18.2	APPLICABLE LAW	99
18.3	DISPUTE RESOLUTION	99
18.4	ENTIRE AGREEMENT	101
18.5	INDEPENDENT CONTRACTORS	101
18.6	WAIVER AND NON-EXCLUSION OF REMEDIES	101
18.7	FURTHER ASSURANCES	101
18.8	NO BENEFIT TO THIRD PARTIES	101
18.9	EQUITABLE RELIEF	101
18.10	COUNTERPARTS	101

-iv-

COLLABORATION AND LICENSE AGREEMENT

This COLLABORATION AND LICENSE AGREEMENT (this “Agreement”) is entered into as of March 23, 2023 (the “Effective Date”) by and between:

GENERATION BIO CO., a Delaware corporation, having its principal place of business at 301 Binney St., Cambridge, MA 02142 (hereinafter referred to as “GBIO”)

and

MODERNATX, INC., a Delaware corporation, having its principal place of business at 200 Technology Square, Cambridge, MA 02139 (hereinafter referred to as “Moderna”).

GBIO and Moderna may sometimes individually be referred to hereafter as a “Party” or collectively as the “Parties.”

WITNESSETH

WHEREAS, GBIO Controls (as defined below) certain intellectual property rights relating to a proprietary platform for non-viral delivery of DNA via cell-targeted lipid nanoparticles;

WHEREAS, Moderna Controls certain intellectual property rights relating to a proprietary platform for non-viral delivery of messenger RNA via lipid nanoparticles, and has substantial experience in the development and commercialization of messenger RNA therapeutics; and

WHEREAS, the Parties desire to collaborate on developing treatments for certain diseases by targeting delivery of nucleic acids to liver cells and certain cells outside of the liver.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein, the Parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1 - DEFINITIONS AND INTERPRETATION

1.1Definitions.  For the purposes of this Agreement the following words and phrases shall have the following meanings:

1.1.1“Accounting Standards” means United States Generally Accepted Accounting Practices, consistently applied.

1.1.2“Acquirer” has the meaning set forth in Section 1.1.29.

1.1.3“Acquirer Program” has the meaning set forth in Section 2.9.3(b)(i).

1.1.4“[**]” means [**] or any of its Affiliates (other than any Affiliate that becomes an Affiliate as a result, directly or indirectly, of Change of Control of [**], wherein the meaning of Change of Control shall apply mutatis mutandis).

1.1.5“[**] Agreement” means the [**] Agreement by and between GBIO and [**], dated [**], as amended from time to time.

1.1.6“Additional Option Fee” has the meaning set forth in Section 8.3.5.

1.1.7“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such Person, as the case may be, for so long as such control exists.  As used in this Section 1.1.7, “control” means:  (a) to possess, directly or indirectly, the power to direct the management and policies of a Person, whether through ownership of voting securities or by contract relating to voting rights or corporate governance; or (b) direct or indirect beneficial ownership of at least fifty percent (50%) (or such lesser percentage that is the maximum allowed to be owned by a foreign Person in a particular jurisdiction and is sufficient to grant the holder of such voting stock or interest the power to direct the management and policies of such entity) of the voting stock or interest in a Person.

1.1.8“Agreement” has the meaning set forth in the introduction to this Agreement.

1.1.9“Alliance Manager” has the meaning set forth in Section 4.1.

1.1.10“Antitrust Clearance Date” has the meaning set forth in Section 3.2.2.

1.1.11“Antitrust Counsel Only Material” has the meaning set forth in Section 3.2.3.

1.1.12“Antitrust Law” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the “HSR Act”), the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Applicable Laws related to merger control or designed to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade, in the United States, all states and territories thereof, and any other jurisdiction in the Territory that Moderna or GBIO, in its good faith judgment, determines requires a pre-merger notification filing prior to consummation of any applicable transaction contemplated by this Agreement.

1.1.13“Applicable Law” means any applicable law, statute, rule, regulation, ordinance, common law, or other pronouncement having the effect of law of any federal, national, multinational, state, provincial, county, city, or other political subdivision, as from time to time enacted, repealed, or amended, including Good Clinical Practices, Good Laboratory Practices, Good Manufacturing Practices, adverse event reporting requirements, guidance from the International Conference on Harmonization or other generally accepted conventions, the FD&C Act and similar laws and regulations in countries outside the United States, and all other rules, regulations, and requirements of the FDA or any other applicable Regulatory Authority.

1.1.14“Audited Party” has the meaning set forth in Section 8.9.1.

1.1.15“Auditing Party” has the meaning set forth in Section 8.9.1.

1.1.16“Backup Cell Target Type” means the Cell Type [**].

1.1.17“Bankruptcy Code” has the meaning set forth in Section 12.5.

1.1.18“Biosimilar Application” means an application submitted to the FDA under subsection (k) of Section 351 of the PHSA, or any analogous application submitted to a Regulatory Authority in the United States or in another country in the world.

1.1.19“Biosimilar Competition” means, on a Licensed Product-by-Licensed Product, country-by-country, and Calendar Quarter-by-Calendar Quarter basis, that (a) there are one (1) or more Biosimilar Products being sold in such country with respect to such Licensed Product in such Calendar Quarter and (b) such Biosimilar Product(s), by unit equivalent volume in such country in such Calendar Quarter, exceed a [**] percent ([**]%) share of the aggregate market in such country of such Licensed Product and all such Biosimilar Product(s) (based on the number of units of such Licensed Product and such Biosimilar Product(s) in the aggregate sold in such country, as reported by a Third Party reporting service agreed between the Parties acting reasonably (e.g., [**])).

1.1.20“Biosimilar Product” means, with respect to a Licensed Product in a country, any biological product that: (a) is marketed or sold in such country by a Third Party that (i) is not a Sublicensee (other than a Sublicensee who becomes a Sublicensee as a result of settlement of any litigation arising under the Biologics Price Competition and Innovation Act or any equivalent law in a jurisdiction outside the U.S.) and (ii) does not purchase such product in a chain of distribution that includes the applicable Party or any of its Affiliates or Sublicensees; and (b) has received all necessary approvals and licensures by the applicable Regulatory Authorities in such country to market and sell such product as (i) a “biosimilar” or “interchangeable biosimilar” of such Licensed Product, (ii) a “similar biological medicinal product” with respect to which such Licensed Product is the “reference medicinal product,” or (iii) if not in the United States or European Union, as the foreign equivalent of a “biosimilar,” “interchangeable,” or “similar biological medicinal product” of such Licensed Product; in each case ((i)-(iii)), for use in such country pursuant to an abbreviated Regulatory Approval process governing approval of biosimilars based on the then-current standards for Regulatory Approval in such country (and where such Regulatory Approval was based in part upon findings by the Regulatory Authority(ies) of clinical safety and efficacy based on clinical data generated by the applicable Party or any of its Affiliates or Sublicensees with respect to such Licensed Product).

1.1.21“Breaching Party” has the meaning set forth in Section 12.3.1.

1.1.22“Business Day” means a day other than a Saturday or Sunday or any other day on which commercial banks in Boston, Massachusetts are authorized or required by Applicable Law to close.

1.1.23“Calendar Quarter” means any of the three (3)-month periods beginning on January 1, April 1, July 1, or October 1 of any Calendar Year, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on March 31, 2023 and the last Calendar Quarter shall end on the last day of the Term.

1.1.24“Calendar Year” means, (a) for the first Calendar Year, the period commencing on the Effective Date and ending on December 31, 2023, (b) for the last Calendar Year, the period commencing on January 1 of the last year of the Term, and ending on the last day of the Term, and (c) each interim period of twelve (12) months commencing on January 1 and ending on December 31.

1.1.25“ceDNA” means a DNA molecule having [**].

1.1.26“Cell Type” means any of the Cell Target Types or any other similarly defined human cell type.

1.1.27“Cell Target Type” means [**] (a) T cells, [**].

1.1.28“Cell Target Type Success Criteria” means, on a Cell Target Type-by-Cell Target Type basis:

(a)[**]; and

(b)[**].

1.1.29“Change of Control” means, with respect to a Party, an event or transaction or series of events or transactions by which: (a) any Third Party (or group of Third Parties acting in concert) becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the outstanding securities of such Party or the total voting power of such securities normally entitled to vote in elections of directors for such Party; (b) any Third Party (or group of Third Parties acting in concert) holding less than fifty percent (50%) of the outstanding securities of such Party or the total voting power of such securities normally entitled to vote in elections of directors for such Party acquires, as a result of a reorganization, merger, or consolidation involving such Party, beneficial ownership, directly or indirectly, of more than fifty percent (50%) of the outstanding securities of the surviving entity or the total voting power of such securities normally entitled to vote in election of directors for the surviving entity immediately after such reorganization, consolidation, or merger; or (c) such Party conveys, transfers, or leases to a Third Party (i) all or substantially all of its assets or the control thereof or (ii) all or substantially all of its assets or business relating to this Agreement or the control thereof.  The Third Party (or group of Third Parties acting in concert, as applicable) in any of clauses (a), (b), or (c) is referred to herein as the “Acquirer,” and any of such Third Party’s(ies’) Affiliates (whether in existence as of or any time following the applicable transaction, but other than the Party subject to the Change of Control and its Affiliates as in existence prior to the applicable transaction or Persons that such Party or such Affiliates control (directly or indirectly) after the applicable transaction) are referred to collectively herein as the “New Affiliates.”

1.1.30“Claim” has the meaning set forth in Section 13.1.1.

1.1.31“Clinical Trial” means any clinical study conducted on human subjects.  Without limiting the foregoing, “Clinical Trial” includes any Phase I Clinical Trial, Phase II Clinical Trial, Phase III Clinical Trial, or Pivotal Clinical Trial, or any post-Regulatory Approval human clinical trial, as applicable, or any other similar test or study in human subjects.

1.1.32“Collaboration Affiliates” means, with respect to a Change of Control of GBIO, all Persons that are GBIO’s Affiliates (i) immediately prior to such Change of Control of GBIO or (ii) after such Change of Control of GBIO, other than the applicable Acquirer and any New Affiliates.

1.1.33“[**]” has the meaning set forth in Section [**].

1.1.34“Collaborative Patent Rights” has the meaning set forth in Section 10.2.3.

1.1.35“[**]” means [**].

1.1.36“Combination Product” has the meaning set forth in Section 1.1.168.

1.1.37“Combination Target” means [**].

1.1.38“Commercialize” or “Commercializing” means any activities directed to [**].

1.1.39“Commercially Reasonable Efforts” means, with respect to the performing Party under this Agreement, the carrying out of obligations of such Party [**], with efforts that are consistent with the efforts [**].

1.1.40“Committee” means each of the JSC, the JRC, the JPC, and any Subcommittee established by the JSC.

1.1.41“Confidential Information” means all confidential or proprietary technology, Know-How, or other information (whether or not patentable) disclosed or made available by or on behalf of one Party (the “Disclosing Party”) or any of its Affiliates to the other Party (the “Receiving Party”) or any of its Affiliates prior to or after the Effective Date in connection with this Agreement or the Confidentiality Agreement, including information regarding a Party’s technology, products, business information, or objectives; except that “Confidential Information” shall exclude any information that:

(a)was known by the Receiving Party or any of its Affiliates prior to its disclosure to the Receiving Party or any of its Affiliates by or on behalf of the Disclosing Party or any of its Affiliates, as established by written evidence; or

(b)is rightfully disclosed to the Receiving Party or any of its Affiliates, without any obligation of confidentiality, by a source, other than by or on behalf of the Disclosing Party or any of its Affiliates, rightfully in possession of the information; or

(c)is or becomes published or generally known to the public through no fault or omission on the part of the Receiving Party or any of its Affiliates or (sub)licensees; or

(d)is independently developed by or for the Receiving Party or any of its Affiliates without reference to or reliance upon any of the Disclosing Party’s Confidential Information, as established by the Receiving Party’s or its applicable Affiliate’s contemporaneously-maintained written records. Notwithstanding anything to the contrary in the foregoing, (x) [**] shall be deemed Confidential Information of GBIO (and not Moderna), with GBIO deemed the Disclosing Party and Moderna deemed the Receiving Party with respect thereto, and Moderna may not rely on Section 1.1.41(d) with respect thereto, (y) [**] shall be deemed Confidential Information of Moderna (and not GBIO), with Moderna deemed the Disclosing Party and GBIO deemed the Receiving Party with respect thereto, and GBIO may not rely on Section 1.1.41(d) with respect thereto, and (z) [**].

1.1.42“Confidentiality Agreement” means the Confidential Disclosure Agreement by and between the Parties, dated as of [**].

1.1.43“Control” means, with respect to any Know-How, Patent Right, or other intellectual property right, the possession (whether by license (other than a license granted under this Agreement) or ownership) by a Party or, subject to Section 15.2, any of its Affiliates of the ability to grant to the other Party access or a license or sublicense to such Know-How, Patent Right, or other intellectual property right (as applicable), as provided herein, without violating the terms of any agreement with any Third Party.  Notwithstanding anything to the contrary in this Agreement, if a Party or its Affiliate possesses (whether by license (other than a license granted under this Agreement) or ownership) the ability to grant to the other Party access or a license or sublicense to any Know-How, Patent Right, or other intellectual property right without violating the terms of any agreement with any Third Party, but such access, license, or sublicense would be narrower in scope or rights than the rights granted under the applicable terms of this Agreement, then such Party or its Affiliate will nonetheless be deemed to “Control” such Know-How, Patent Right, or other intellectual property right, provided that such access, license, or sublicense under this Agreement with respect to such Know-How, Patent Right, or other intellectual property right will be limited to the extent that such Party or its Affiliate has the ability to grant such access, license, or sublicense without violating the terms of the applicable Third Party agreement.

1.1.44“Controlled Improvements” has the meaning set forth in Section 11.4.2(a).

1.1.45“Cover” means, with respect to a product or technology and a Patent Right, that, but for ownership of or a license under such Patent Right, the Development, Manufacture, Commercialization, or other Exploitation of such product or practice of such technology by a Person would infringe a claim of such Patent Right or, with respect to a claim included in any patent application, would infringe such claim if such patent application were to issue as a patent.

1.1.46“ctLNP” means an LNP that is Directed to a given Cell Type.

1.1.47“Cure Period” has the meaning set forth in Section 12.3.1(a).

1.1.48“Deductible Third Party Payments” means, [**]:

(a)[**];

(b)[**];

(c)[**];

(d)[**]; and

(e)[**].

[**].

1.1.49“Development” means, with respect to a compound or product, all discovery and research and development activities (including clinical and non-clinical research and development activities) conducted for such compound or product, including toxicology, pharmacology test method development and stability testing, process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, Clinical Trials, regulatory affairs, pharmacovigilance, Clinical Trial regulatory activities, and obtaining and maintaining Regulatory Approval.  When used as a verb, “Develop” or “Developing” means to engage in Development.

1.1.50“Directed” means:

(a)with respect to an LNP Therapy and a Target (to the extent applicable), that such LNP Therapy is intended to [**] such Target;

(b)with respect to an LNP Therapy and a Combination Target, [**];

(c)with respect to an LNP (including any ctLNP) and a Cell Type, that such LNP [**];

(d)with respect to an LNP Therapy and a Cell Type, that such LNP [**]; and

(e)with respect to an LNP Therapy and an Independent Program Target, [**].

For purposes of this Agreement, in order for a given LNP Therapy to be Directed (as defined in Section 1.1.50(a) or Section 1.1.50(b)) to a given Target or Combination Target, such LNP Therapy must not be Directed (as defined in Section 1.1.50(a) or Section 1.1.50(b)) to any other Target or Combination Target.

[**].

1.1.51“Directed Against” means, [**].

1.1.52“Disclosing Party” has the meaning set forth in Section 1.1.41.

1.1.53“Dispute” has the meaning set forth in Section 18.3.

1.1.54“DNA” means deoxyribonucleic acid.

1.1.55“DOJ” has the meaning set forth in Section 3.2.2

1.1.56“Dollar” means a U.S. dollar, and “$” is to be interpreted accordingly.

1.1.57“Drug Approval Application” means any marketing authorization application (and any amendments thereto) filed with any applicable Regulatory Authority in a country or other regulatory jurisdiction, which application is required to obtain a Regulatory Approval.

1.1.58“Effective Date” has the meaning set forth in the introduction to this Agreement.

1.1.59“EMA” means the European Medicines Agency, and any successor agency thereto.

1.1.60“European Union” means the economic, scientific, and political organization of member states of the European Union as it may be constituted from time to time.

1.1.61“Event of Force Majeure” has the meaning set forth in ARTICLE 14.

1.1.62“Excess Costs” has the meaning set forth in Section 8.4.2.

1.1.63“Exclusive Target” means each Independent Program Target with respect to which Moderna timely exercises an Exclusive Target Option pursuant to Section 3.1.3(c); but excluding all Terminated Exclusive Targets.

1.1.64“Exclusive Target Exclusivity Term” has the meaning set forth in Section 2.9.2(f).

1.1.65“Exclusive Target Option” has the meaning set forth in Section 3.1.1(c).

1.1.66“Exclusive Target Option Exercise Date” has the meaning set forth in Section 3.1.3(c).

1.1.67“Exclusive Target Option Exercise Fee” has the meaning set forth in Section 8.3.8.

1.1.68“Executive Officers” means the [**] of Moderna and the [**] of GBIO, or any other senior executive officer (including, for clarity, a senior vice president) designated by a Party who has the authority to resolve the applicable matter referred to the Executive Officers in accordance with this Agreement.

1.1.69“Existing In-License Agreement” means each of (a) the [**] Agreement and (b) the [**] Agreement.

1.1.70“Exploit” means to design, identify, make, use, offer to sell, sell, import, export, practice, research, develop, manufacture, commercialize, or otherwise exploit (including to research, Develop, Manufacture, and Commercialize), and have others do the same on one’s behalf.  “Exploitation” and “Exploiting” shall be construed accordingly.

1.1.71“Extensions” has the meaning set forth in Section 10.2.7.

1.1.72“FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended, together with any rules, regulations, and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

1.1.73“FDA” means the United States Food and Drug Administration, and any successor agency thereto.

1.1.74“Field” means all diagnostic, prophylactic, and therapeutic human uses.

1.1.75“Firewall Event” has the meaning set forth in Section 2.9.3(c).

1.1.76“Firewall Period” means, with respect to an Acquirer Program, the period commencing on the applicable Firewall Event and ending on the earlier of: (a) [**]; and (b) [**].

1.1.77“Firewalls” means, with respect to a given Acquirer that has (or that has a New Affiliate that has) an Acquirer Program, ensuring that the Development or Commercialization activities under this Agreement are conducted separately from any Development or Commercialization activities under such Acquirer Program, [**] (except that this requirement shall not apply to (i) [**]; or (ii) general and administrative personnel necessary for the normal operation of the Acquirer or the New Affiliate, provided such personnel do not access [**] except to the extent reasonably necessary to perform their duties).

1.1.78“First Commercial Sale” means the first commercial sale of a Licensed Product by a Party or any of its Affiliates or Sublicensees in a country in an arm’s-length transaction to a Third Party following receipt of applicable Regulatory Approval for such Licensed Product in such country.

1.1.79“[**]” has the meaning set forth in Section [**].

1.1.80“[**]” has the meaning set forth in Section [**].

1.1.81“[**]” has the meaning set forth in Section [**].

1.1.82“[**]” has the meaning set forth in Section [**].

1.1.83“[**] mRNA Field Exclusivity Period Extension Fee” has the meaning set forth in Section 8.3.4.

1.1.84“FTC” has the meaning set forth in Section 3.2.2

1.1.85“FTE” means one qualified person working full time for a twelve (12) month period (consisting of [**] hours per twelve (12) month period) in a Development, Manufacturing, regulatory, or other relevant capacity employed or contracted by GBIO or any of its Affiliates and assigned to perform specified work.  Any such employee or contractor who devotes fewer than [**] hours per year on the applicable activities shall be treated as an FTE on a pro-rata basis, calculated by dividing the actual number of hours worked by such employee on such activities by [**].  For clarity, no individual person can ever constitute more than a single FTE.

1.1.86“FTE Costs” means, with respect to a given period, the amount calculated by multiplying the FTE Rate by the number of FTEs expended by GBIO or any of its Affiliates during such period.

1.1.87“FTE Rate” means [**] U.S. Dollars ($[**]); except that such rate shall be adjusted annually, [**], based on [**].

1.1.88“GBIO” has the meaning set forth in the introduction to this Agreement.

1.1.89“GBIO [**]” means, collectively:

(a)“[**],” which means any [**]; and

(b)“[**],” which means any [**];

[**].

1.1.90“GBIO Background Intellectual Property” means, subject to Section 5.2.4, collectively:

(a)“GBIO Background Know-How,” which means any Know-How that is [**]; and

(b)“GBIO Background Patent Rights,” which means any Patent Rights that [**];

[**].

1.1.91“GBIO [**]” means, collectively:

(a)“[**],” which means [**]; and

(b)“[**],” which means [**];

[**].

1.1.92“GBIO [**]” means, collectively:

(a)“[**],” which means any [**]; and

(b)“[**],” which means [**].

1.1.93“GBIO Intellectual Property” means, collectively:

(a)“GBIO Know-How,” which means [**]; and

(b)“GBIO Patent Rights,” which means [**].

1.1.94“GBIO [**]” means, subject to Section 5.2.4, with respect to a given Cell Target Type:

(a)[**] with respect to such Cell Target Type); and

(b)[**] with respect to such Cell Target Type (the “[**]”) and (ii) [**];

(c)[**]; and

(d)[**].

Notwithstanding anything to the contrary in this Section 1.1.94, with respect to any Patent Rights or Know-How that (x) [**], (y) [**], and (z) [**] shall only include such [**] with respect to such Cell Target Type as set forth in the foregoing clauses (a)-(d) as if [**].

1.1.95“GBIO [**]” means, subject to Section 5.2.4, and on an Optioned Liver Target-by-Optioned Liver Target basis:

(a)all GBIO Intellectual Property that is (i) [**] and (ii) [**];

(b)[**] that is (i) (A) [**] and (B) [**] such Optioned Liver Target [**] and (ii) [**];

(c)[**] such Optioned Liver Target; and

(d)[**] such Optioned Liver Target.

1.1.96“GBIO [**]” means, collectively:

(a)“GBIO [**],” which means [**]; and

(b)“GBIO [**],” which means Patent Rights that solely Cover any [**].

1.1.97“GBIO [**]” means, subject to Section 5.2.4, and on an Optioned Non-Liver Target-by-Optioned Non-Liver Target basis:

(a)all GBIO Intellectual Property that is (i) [**] and (ii) [**];

(b)[**] (i) (A) [**] and (B) [**] such Optioned Non-Liver Target ([**] and (ii) [**];

(c)[**] such Optioned Non-Liver Target; and

(d)[**] such Optioned Non-Liver Target.

1.1.98“GBIO Research Licensed Technology” has the meaning set forth in Section 5.1.1(a).

1.1.99“GBIO Sole-Prosecuted Patent Rights” has the meaning set forth in Section 10.2.3.

1.1.100“GBIO Target” means any Independent Program Target that GBIO designates as a GBIO Target pursuant to Section 2.10.

1.1.101“Gene” means:

(a)a naturally Noccurring human gene (including the wild type and naturally occurring mutant and allelic variants), including all coding, non-coding, and regulatory regions thereof, as identified by the applicable transcript identifier (i.e., NCBI Refseq transcript ID), gene identifier (i.e., NCBI Refseq Gene ID), gene name and synonyms and nucleotide sequence coordinates, gene transcript, and nucleotide sequence, together with any variants of the wildtype of such human gene encoding the same Protein;

(b)any naturally occurring non-coding region of the human genome, including, but not limited to, transcriptional regulatory elements, non-protein coding RNA, and intergenic regions;

(c)a naturally occurring gene of a human pathogen (including the wild type and naturally occurring mutant and allelic variants) together with any variants of the wildtype of such gene encoding the same Protein or any naturally occurring non-coding region of a human pathogen genome, including, but not limited to, transcriptional regulatory elements, non-protein coding RNA, and intergenic regions; or

(d)any gene (including the wild type and naturally occurring mutant and allelic variants) which is not covered by subclauses (a), (b) or (c) above, together with any variants of the wildtype of such gene, encoding the same Protein.

1.1.102“Good Clinical Practices” or “GCP” means the then-current ethical and scientific quality standards for designing, conducting, recording, and reporting trials that involve the participation of human subjects as are required by any applicable Regulatory Authority or Applicable Law in the relevant jurisdiction.

1.1.103“Good Laboratory Practices” or “GLP” means the then-current good laboratory practice standards promulgated or endorsed by the FDA, as defined in U.S. 21 C.F.R. Part 58 (or such other comparable regulatory standards in jurisdictions outside the United States, as they may be updated from time to time).

1.1.104“Good Manufacturing Practices,” “current Good Manufacturing Practices,” “GMP,” or “cGMP” means all then-current applicable standards relating to manufacturing practices for fine chemicals, intermediates, bulk products, or finished biopharmaceutical products, including (a) all applicable requirements detailed in the FDA’s current Good Manufacturing Practices regulations, U.S. 21 C.F.R. Parts 210 and 211 and “The Rules Governing Medicinal Products in the European Community, Volume IV, Good Manufacturing Practice for Medicinal Products”, as each may be amended from time to time, and (b) all Applicable Laws promulgated by any Governmental Authority having jurisdiction over the Manufacture of any Licensed Product.

1.1.105“Governmental Authority” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body, or entity, and any court or other tribunal); (d) supranational or multinational organization or body; or (e) individual, entity, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military, or taxing authority or power of any nature.

1.1.106“HSR/Antitrust Filing” has the meaning set forth in Section 3.2.2

1.1.107“HSR Act” has the meaning set forth in Section 1.1.12.

1.1.108“Improvement” means, [**].

1.1.109“In-License Agreement” means each Existing In-License Agreement, each New In-License Agreement, and any agreement [**] that is deemed an In-License Agreement pursuant to Section 5.2.5.

1.1.110“IND” means (a) in the United States, an Investigational New Drug Application, as defined in the FD&C Act, filed with the FDA that is required to be filed with the FDA before conducting a Clinical Trial (including all supplements and amendments that may be filed with respect to the foregoing); and (b) any foreign counterpart of the foregoing.

1.1.111“IND Effectiveness” means, with respect to given biopharmaceutical product, that an IND has been filed with the FDA or EMA (or any other foreign counterpart thereof) for such biopharmaceutical product and either (a) thirty (30) days have passed without the FDA, or sixty (60) days have passed without the EMA, or the applicable timeframe has passed in the applicable foreign jurisdiction without the foreign counterpart, each as applicable, placing a clinical hold on such IND or (b) the FDA or EMA or such foreign counterpart, as applicable, has provided notice that such IND has become effective.

1.1.112“Indemnitee” has the meaning set forth in Section 13.2.1.

1.1.113“Indemnitor” has the meaning set forth in Section 13.2.1.

1.1.114“Independent Program Target” means, with respect to a given Cell Target Type, a specific Target or Combination Target.

1.1.115“Independent Program Target Option Exercise Period” means, with respect to a given Independent Program Target, the period beginning on the Effective Date and ending on the earlier of (a) [**] or (b) [**].

1.1.116“Infringement” has the meaning set forth in Section 10.3.1.

1.1.117“[**]” has the meaning set forth in Section [**].

1.1.118“[**]” has the meaning set forth in Section [**].

1.1.119“[**]” has the meaning set forth in Section [**].

1.1.120“[**]” has the meaning set forth in Section [**].

1.1.121“Insolvency Event” has the meaning set forth in Section 12.3.2.

1.1.122“Joint Collaboration ctLNP Intellectual Property” means, collectively:

(a)“Joint Collaboration ctLNP Know-How,” which means [**]; and

(b)“Joint Collaboration ctLNP Patent Rights,” which means [**];

[**].

1.1.123“Joint Collaboration Intellectual Property” means, collectively:

(a)“Joint Collaboration Know-How,” which means [**]; and

(b)“Joint Collaboration Patent Rights,” which means [**];

but [**].

1.1.124“JCT” has the meaning set forth in Section 4.8.1.

1.1.125“Joint Intellectual Property” means, collectively, Joint Know-How and Joint Patent Rights.

1.1.126“Joint Know-How” has the meaning set forth in Section 10.1.6.

1.1.127“Joint Patent Rights” has the meaning set forth in Section 10.1.6.

1.1.128“JPC” has the meaning set forth in Section 4.4.1.

1.1.129“JRC” has the meaning set forth in Section 4.3.1.

1.1.130“JSC” has the meaning set forth in Section 4.2.1.

1.1.131“Know-How” means any tangible or intangible trade secrets, know-how, expertise, discoveries, inventions, information, data, or materials, including ideas, concepts, formulae, methods, procedures, designs, technologies, compositions, plans, applications, technical data, assays, manufacturing information or data, samples, and chemical and biological materials.

1.1.132“Liability” has the meaning set forth in Section 13.1.1.

1.1.133“Licensed Independent Product” means, with respect to a given Cell Target Type, [**]; but excluding all Licensed Non-Liver Products.

1.1.134“Licensed Liver Product” means, with respect to a given Optioned Liver Target, any LNP Therapy that (a) is Directed to such Optioned Liver Target in the liver and (b) [**].

1.1.135“Licensed Liver Product Type” has the meaning set forth in Section 8.5.2(a).

1.1.136“Licensed Non-Liver Product” means, with respect to a given Optioned Non-Liver Target, any LNP Therapy that (a) is Directed to such Optioned Non-Liver Target outside of the liver and (b) [**].

1.1.137“Licensed Non-Liver Product Type” has the meaning set forth in Section 8.5.3(a).

1.1.138“Licensed Product” means, as applicable, (a) a Licensed Independent Product, (b) a Licensed Liver Product, or (c) a Licensed Non-Liver Product.

1.1.139“Liver Option” has the meaning set forth in Section 3.1.1(a).

1.1.140“Liver Option Exercise Fee” has the meaning set forth in Section 8.3.6.

1.1.141“Liver Option Exercise Date” has the meaning set forth in Section 3.1.3(a).

1.1.142“Liver Option Exercise Period” means, with respect to a given Liver Target, the period beginning on the Effective Date and ending on the earlier of (a) [**] following the end of the [**] or (b) [**] following the [**].

1.1.143“Liver Program” means, on a Liver Target-by-Liver Target basis, the research program conducted with respect to such Liver Target pursuant to Section 2.2 during the Liver Research Term.

1.1.144“Liver Research Plan” means, with respect to a given Liver Program, the plan for such Liver Program, as further described in Section 2.2.4.

1.1.145“Liver Research Plan Template” has the meaning set forth in Section 2.2.4(b).

1.1.146“Liver Research Term” has the meaning set forth in Section 2.2.2.

1.1.147“[**]” has the meaning set forth in Section [**].

1.1.148“Liver Target” means each of the Targets (a) phenylalanine hydroxylase gene (“PAH”) / Phenylalanine Hydroxylase, (b) ATPase Copper Transporting Beta gene (“ATP7B”) / ATPase7B, [**].

1.1.149“LNP” means a lipid-based nanoparticle or a lipid nanoparticle.

1.1.150“LNP Know-How” means any Know-How that pertains to the delivery of nucleic acids by use of LNPs, or to the Development, Manufacture, formulation, Commercialization, use, or other Exploitation of LNPs, including any Know-How that pertains to the use of targeting molecules to improve any LNP.

1.1.151“LNP Therapy” means either of [**].”

1.1.152“Major Market” means each of [**].

1.1.153“Manufacture” or “Manufacturing” means to make, have made, produce, manufacture, process, fill, finish, package, label, perform quality assurance testing, release, ship, or store a compound or product or any intermediate or component thereof.  When used as a noun, “Manufacture” or “Manufacturing” means activities involved in Manufacturing a compound or product or any intermediate or component thereof.

1.1.154“Materials” has the meaning set forth in Section 2.7.1.

1.1.155“Moderna” has the meaning set forth in the introduction to this Agreement.

1.1.156“Moderna Background Intellectual Property” means, collectively:

(a)“Moderna Background Know-How,” which means any Know-How that is [**]; and

(b)“Moderna Background Patent Rights,” which means any Patent Rights that [**];

[**].

1.1.157“Moderna [**]” means, collectively:

(a)“[**],” which means any LNP Know-How [**]; and

(b)“[**],” which means any Patent Rights that [**];

[**].

1.1.158“Moderna [**],” means, collectively:

(a)“[**],” which means any Know-How that [**]; and

(b)“[**],” which means any Patent Rights that [**];

[**].

1.1.159“Moderna Intellectual Property” means, collectively:

(a)“Moderna Know-How,” which means Moderna [**]; and

(b)“Moderna Patent Rights,” which means the Moderna [**].

1.1.160“Moderna [**]” means, collectively:

(a)“[**],” which means any Know-How that is [**]; and

(b)“[**],” which means Patent Rights that [**].

1.1.161“Moderna [**]” means, collectively:

(a)“Moderna [**],” which means any Know-How that is [**]; and

(b)“Moderna [**],” which means Patent Rights that [**].

1.1.162“Moderna Research Licensed Technology” has the meaning set forth in Section 5.1.2(a).

1.1.163“Moderna Sole-Prosecuted Patent Rights” has the meaning set forth in Section 10.2.2.

1.1.164“mRNA” means messenger RNA or a single-stranded RNA construct (modified or unmodified) with a specific sequence for the expression of a Protein, including the sequence of such construct (which comprises an open reading frame and optionally comprises other elements, such as a cap, a 5’ UTR, a 3’UTR, an IRES or cap-independent translation initiation sequence, modified 5’ and/or 3’ ends, and a poly A tail) and the chemistry of natural and non-natural nucleic acids contained in such construct and the other chemical elements contained in such construct; [**]).

1.1.165“mRNA Field” means [**].

1.1.166“mRNA Field Exclusivity Period” has the meaning set forth in Section 2.9.1.

1.1.167“[**]” means [**].

1.1.168“Net Sales” means, with respect to any Licensed Product, the gross amounts invoiced by or on behalf of a Party or any of its Affiliates or Sublicensees (each, a “Selling Party”) to Third Parties that are not Selling Parties for sales or other commercial dispositions of such Licensed Product, less the following deductions actually incurred, allowed, paid, accrued, or specifically allocated in the applicable Selling Party’s financial statements and calculated in accordance with Accounting Standards:

[**].

1.1.169“New Affiliate” has the meaning set forth in Section 1.1.29.

1.1.170“New In-License Agreement” means each agreement or arrangement (a) that is entered into by GBIO or any of its Affiliates following the Effective Date, (b) under which GBIO or any of its Affiliates acquires Control of any Patent Rights or Know-How that, subject to Section 5.2.4, would be licensed to Moderna hereunder, and (c) that is deemed a New In-License Agreement pursuant to Section 5.2.4.

1.1.171“[**] Agreement” means that certain [**] Agreement [**] by and between [**] and GBIO, dated as of [**].

1.1.172“Non-Breaching Party” has the meaning set forth in Section 12.3.1.

1.1.173“Non-Liver ctLNP” means, on a Cell Target Type-by-Cell Target Type basis, a ctLNP that is Directed to such Cell Target Type.

1.1.174“Non-Liver ctLNP Program” means the research program conducted pursuant to Section 2.1 during the Non-Liver ctLNP Research Term.

1.1.175“Non-Liver ctLNP Research Plan” means, with respect to the Non-Liver ctLNP Program, the plan for the Non-Liver ctLNP Program, as further described in Section 2.1.3.

1.1.176“Non-Liver ctLNP Research Term” has the meaning set forth in Section 2.1.2.

1.1.177“[**]” has the meaning set forth in Section [**].

1.1.178“Non-Liver Option” has the meaning set forth in Section 3.1.1(b).

1.1.179“Non-Liver Option Exercise Date” has the meaning set forth in Section 3.1.3(b).

1.1.180“Non-Liver Option Exercise Fee” has the meaning set forth in Section 8.3.7.

1.1.181“Non-Liver Option Exercise Period” means, with respect to a given Non-Liver Target, the period beginning on the Effective Date and ending on the earlier of (a) [**] following the end of the [**] or (b) [**] following the [**].

1.1.182“Non-Liver Program” means, on a Non-Liver Target-by-Non-Liver Target basis, the research program conducted with respect to such Non-Liver Target pursuant to Section 2.3 during the Non-Liver Research Term.

1.1.183“Non-Liver Research Plan” means, with respect to a given Non-Liver Program, the plan for such Non-Liver Program, as further described in Section 2.3.4.

1.1.184“Non-Liver Research Plan Template” has the meaning set forth in Section 2.3.4(b).

1.1.185“Non-Liver Research Term” has the meaning set forth in Section 2.3.2.

1.1.186“[**]” has the meaning set forth in Section [**].

1.1.187“Non-Liver Target” means each of the Targets [**].

1.1.188“Non-mRNA Field” means [**].

1.1.189“Option” means, as applicable, (a) a Liver Option, (b) a Non-Liver Option, or (c) an Exclusive Target Option.

1.1.190“Optioned Liver Target” means each Liver Target with respect to which Moderna timely exercises a Liver Option pursuant to Section 3.1.3(a); but excluding all Terminated Liver Targets.

1.1.191“Optioned Non-Liver Target” means each Non-Liver Target with respect to which Moderna timely exercises a Non-Liver Option pursuant to Section 3.1.3(b); but excluding all Terminated Non-Liver Targets.

1.1.192“Other Product” has the meaning set forth in Section 1.1.168.

1.1.193“Out-of-Pocket Expenses” means the amounts paid by or on account of GBIO or any of its Affiliates to Third Party vendors or contractors for supplies and materials for use, or for services provided by them, directly in the performance of applicable activities under this Agreement.  Out-of-Pocket Expenses do not include: (a) [**]; or (b) [**].

1.1.194“Party” and “Parties” has the meaning set forth in the introduction to this Agreement.

1.1.195“Party Controlled Patent Rights” has the meaning set forth in Section 10.2.1.

1.1.196“Patent Right” means any national, regional, or international (a) issued patent or pending patent application (including any provisional patent application), (b)  patent application filed either from any of the foregoing or from an application claiming priority to any of the foregoing, including any provisional application, converted provisional, substitution, continuation, continuation-in-part, division, renewal, or continued prosecution application, and any patent granted thereon, (c) patent-of-addition, revalidation, reissue, reexamination, or extension or restoration (including any supplementary protection certificate or the like) by any existing or future extension or restoration mechanism, including any patent term adjustment, patent term extension, supplementary protection certificate, or any equivalent thereof, (d) inventor’s certificate, utility model, petty patent, innovation patent, or design patent, (e) any other form of government-issued rights comparable in scope to any of the foregoing, including any so-called pipeline protection or any importation, revalidation, confirmation, or introduction patent or registration patent or patent of addition to any of such foregoing, or (f) United States or foreign counterpart of any of the foregoing.

1.1.197“Payee” has the meaning set forth in Section 8.10.2.

1.1.198“Payor” has the meaning set forth in Section 8.10.2.

1.1.199“Person” means any individual or any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, or other entity.

1.1.200“Phase I Clinical Trial” means a Clinical Trial of a product, the principal purpose of which is a preliminary determination of safety, tolerability, and pharmacokinetics in study subjects where potential pharmacological activity may be determined, or a similar clinical study prescribed by any applicable Regulatory Authority, from time to time, pursuant to Applicable Law or otherwise, including the trials referred to in 21 C.F.R. § 312.21(a), as amended (or any non-United States equivalent thereof).

1.1.201“Phase II Clinical Trial” means a Clinical Trial intended to explore a variety of doses, dose response, and duration of effect, and to generate evidence of clinical safety and effectiveness for a particular indication or indications in a target patient population, or a similar Clinical Trial prescribed by any applicable Regulatory Authority, from time to time, pursuant to Applicable Law or otherwise, including the trials referred to in 21 C.F.R. § 312.21(b), as amended (or any non-United States equivalent thereof).

1.1.202“Phase III Clinical Trial” means a Clinical Trial of a product in any country that would satisfy the requirements of 21 C.F.R. § 312.21(c), as amended (or any non-United States equivalent thereof) and is intended to (a) establish that the product is safe and efficacious for its intended use, (b) define contraindications, warnings, precautions, and adverse reactions that are associated with the product in the dosage range to be prescribed, and (c) support Regulatory Approval for such product.

1.1.203“PHSA” means the United States Public Health Service Act, as amended.

1.1.204“Pivotal Clinical Trial” means, with respect to a given Licensed Product, any Clinical Trial of such Licensed Product in a given country that satisfies both of the following: (a) such Clinical Trial includes a sufficient number of subjects and is designed to establish that the Licensed Product has an acceptable safety and efficacy profile for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with the Licensed Product in the dosage range to be prescribed; and (b) such Clinical Trial is a registration-enabling Clinical Trial designed to be sufficient to support the filing of an Drug Approval Application for the Licensed Product in an applicable country or jurisdiction or some or all of an extra-national territory, as evidenced by guidance or minutes issued by an applicable Regulatory Authority for such Clinical Trial.  For clarity, a Pivotal Clinical Trial need not be designated a “Phase III Clinical Trial”.

1.1.205“Prepaid Research Funding” has the meaning set forth in Section 8.4.1.

1.1.206“Prosecute and Maintain” or “Prosecution and Maintenance” means, with respect to a particular Patent Right, all activities associated with the preparation, filing, prosecution, and maintenance of such Patent Right, together with the conduct of related interferences, re-issuance, re-examination, derivation proceedings, inter partes review, and post-grant review, the defense of oppositions and other similar proceedings with respect to such Patent Right, but not including any activities associated with claims, including as a counterclaim or declaratory judgment action, of unpatentability, invalidity, or unenforceability of such Patent Right that are brought by a Third Party in connection with an Infringement under Section 10.3 or otherwise.

1.1.207“Protein” means:

(a)any naturally occurring protein encoded by a specific gene locus, as identified by the applicable transcript identifier (i.e., NCBI Refseq transcript ID), gene identifier (i.e., NCBI Refseq Gene ID), gene name and synonyms, and DNA sequence coordinates, together with all variants of such protein, including the wild type, naturally occurring variants, engineered variants wherein modifications to the native amino acid sequence have been introduced, and species homologs and orthologs thereof, as long as any such variant possesses substantially similar mechanism of action and biological activity to the wild type; or

(b)any protein that is not covered by subclause (a) above, together with any variants, mutated versions, derivatives, or fragments of such protein, as long as such variant, mutated version, derivative or fragment possesses a substantially similar mechanism of action and biological activity as such protein.

1.1.208“Publication” means any publication in any scientific journal, any scientific abstract to be presented to any audience, any presentation at any scientific conference, including slides and texts of oral or other public presentations, any other scientific presentation, or any other oral, written, or electronic scientific disclosure directed to any audience that specifically pertains to any data or results arising from any activity under this Agreement.

1.1.209“Publishing Notice” has the meaning set forth in Section 9.4.1.

1.1.210“Receiving Party” has the meaning set forth in Section 1.1.41.

1.1.211“Redacted Version” has the meaning set forth in Section 9.3.3.

1.1.212“Regulatory Approval” means all approvals of each applicable Regulatory Authority necessary for the commercial marketing and sale of a biopharmaceutical product in a country or region in the Territory; but excluding any pricing approval.

1.1.213“Regulatory Authority” means, with respect to a country in the Territory, any national (e.g., the FDA), supra-national (e.g., the EMA), regional, state, or local regulatory agency, department, bureau, commission, council, or other Governmental Authority involved in the granting of a Regulatory Approval or a pricing approval, for biopharmaceutical products in such country.

1.1.214“Regulatory Documentation” means all (a) applications (including all INDs and Drug Approval Applications), registrations, licenses, authorizations, and approvals (including all Regulatory Approvals and pricing approvals); (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all adverse event files and complaint files; and (c) clinical and other data contained, referenced, or otherwise relied upon in any of the foregoing.

1.1.215“Regulatory Exclusivity” means, with respect to any country or other jurisdiction in the Territory, any market protection, exclusive marketing rights, or data exclusivity rights, other than Patent Right protection, conferred by any Regulatory Authority in such country or other jurisdiction with respect to a Licensed Product that prevents (a) such Regulatory Authority from granting any Regulatory Approval of a Third Party product in such country or other jurisdiction that is a Biosimilar Product of such Licensed Product or (b) any Third Party from making a cross reference to data regarding such Licensed Product held by such Regulatory Authority, including, as applicable, orphan drug exclusivity, new chemical entity exclusivity, new use or indication exclusivity, new formulation exclusivity, data exclusivity, pediatric exclusivity, rights conferred in the United States under Section 351 of the Public Health Service Act, 42 U.S.C. §262, as amended, or the Drug Price Competition and Patent Term Restoration Act (21 U.S.C. §355), as amended, or in the European Union under Directive 2001/83/EC, as amended, and Regulation (EC) No. 1901/2006, as amended, or rights similar thereto in other countries or regulatory jurisdictions.

1.1.216“Research Budget” has the meaning set forth in Section 8.4.2.

1.1.217“Research Costs” means the (a) Out-of-Pocket Expenses and (b) FTE Costs, in each case ((a) and (b)), incurred or accrued by GBIO and its Affiliates in conducting the Development activities allocated to GBIO in any Research Plan, in each case ((a) and (b)), solely to the extent identified in and covered by the applicable Research Budget; but excluding overhead costs and capital expenditures to the extent not included in the FTE Rate.  In addition, Research Costs shall include any other categories of expenses incurred in the performance of activities under a Research Plan, as specifically identified in the applicable Research Budget.  Research Costs shall be recognized in accordance with the Accounting Standards as consistently applied by GBIO.

1.1.218“Research Licensed Technology” means GBIO Research Licensed Technology or Moderna Research Licensed Technology, as applicable.

1.1.219“Research Plan” means each Liver Research Plan, each Non-Liver Research Plan, and the Non-Liver ctLNP Research Plan.

1.1.220“Research Program” means each Liver Program, each Non-Liver Program, and the Non-Liver ctLNP Program.

1.1.221“Research Term” means, as applicable, (a) the Liver Research Term, (b) the Non-Liver Research Term, or (c) the Non-Liver ctLNP Research Term.

1.1.222“Reversion Product” has the meaning set forth in Section 12.6.3.

1.1.223“Right of Reference or Use” means a “Right of Reference or Use” as that term is defined in 21 C.F.R. §314.3(b), and any non-United States equivalents.

1.1.224“RNA” means ribonucleic acid.

1.1.225“Royalty Bearing Patent Right” means (a) with respect to royalties owed by Moderna on Net Sales of Licensed Liver Products pursuant to Section 8.6.1(a), [**], (b) with respect to royalties owed by Moderna on Net Sales of Licensed Non-Liver Products pursuant to Section 8.6.1(b), [**], (c) with respect to royalties owed by Moderna on Net Sales of Licensed Independent Products pursuant to Section 8.6.1(c), [**], and (d) with respect to royalties owed by GBIO on Net Sales of Licensed Independent Products pursuant to Section 8.6.2, [**].

1.1.226“Royalty Term” has the meaning set forth in Section 8.6.3.

1.1.227“Rules” has the meaning set forth in Section 18.3.2(a).

1.1.228“Safety Concern” means a Serious Adverse Event reasonably related to or observed in connection with Development or Commercialization activities with respect to a Licensed Product.

1.1.229“[**]” has the meaning set forth in Section [**].

1.1.230“[**] mRNA Field Exclusivity Period Extension Fee” has the meaning set forth in Section 8.3.4.

1.1.231“[**]” has the meaning set forth in Section [**].

1.1.232“Selling Party” has the meaning set forth in Section 1.1.168.

1.1.233“Serious Adverse Event” means a serious adverse drug experience or circumstance that results in any of the following outcomes (a) death, (b) life threatening condition, (c) inpatient hospitalization or a prolongation of existing hospitalization, (d) persistent or significant disability or incapacity or substantial disruption of the ability to conduct normal life functions, (e) a congenital anomaly/birth defect, (f) significant intervention required to prevent permanent impairment or damage, or (g) a medical event that may not result in death, be life threatening, or require hospitalization but, based on appropriate medical judgment, that may jeopardize the patient or subject and may require medical or surgical intervention to prevent one of the outcomes described in clauses (a) through (f).

1.1.234“Special Meeting” has the meaning set forth in Section 4.2.3.

1.1.235“Specifically Identify” has the meaning set forth in Section 10.2.2.

1.1.236“Subcommittee” has the meaning set forth in Section 4.2.4.

1.1.237“Sublicensee” means (a) with respect to Moderna as the sublicensor, any Third Party to whom Moderna or any of its Affiliates or any other Sublicensee grants a license or sublicense under any license granted by GBIO to Moderna pursuant to Section 5.1.1 and (b) with respect to GBIO as the sublicensor, any Third Party to whom GBIO or any of its Affiliates or any other Sublicensee grants a license or sublicense under any license granted by Moderna to GBIO pursuant to Section 5.1.2.

1.1.238 “Target” means:

(a)[**];

(b)[**];

(c)[**];

(d)[**]; or

(e)[**].

1.1.239“Tax/Taxes” means (a) any national, federal, state, local, municipal, foreign or other tax, charge, fee, duty (including customs duty), levy or assessment, including any income, gross receipts, net proceeds, alternative, top-up, add-on minimum, corporation, ad valorem, turnover, real property, personal property (tangible or intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental, escheat, unclaimed property, capital stock, capital duty, disability, estimated, gains, wealth, welfare, employee’s income withholding, other withholding, unemployment or social security or any other tax of whatever kind (including any duty fee, assessment, impost or other charges in the nature of or in lieu of any tax) that is imposed by any Governmental Authority, including any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any such items.

1.1.240“Tax Action” has the meaning set forth in Section 8.10.2.

1.1.241“Term” has the meaning set forth in Section 12.1.

1.1.242“Terminated Country” has the meaning set forth in Section 12.2.

1.1.243“Terminated Exclusive Target” means any Exclusive Target that is deemed a Terminated Exclusive Target pursuant to Section 6.2.2 or Section 12.2.

1.1.244“Terminated Liver Target” means any Liver Target that is deemed a Terminated Liver Target pursuant to Section 2.2.3, Section 3.1.4, Section 6.2.2, or Section 12.2.

1.1.245“Terminated Non-Liver Target” means any Non-Liver Target that is deemed a Terminated Non-Liver Target pursuant to Section 2.3.3, Section 3.1.4, Section 6.2.2, or Section 12.2.

1.1.246“Territory” means all countries in the world.

1.1.247“Third Party” means any Person other than Moderna, GBIO, and each of their respective Affiliates.

1.1.248“Third Party Action” has the meaning set forth in Section 10.4.1(a).

1.1.249“Third Party Contractor” has the meaning set forth in Section 5.4.

1.1.250“Third Party Patent Challenge” has the meaning set forth in Section 10.4.2(a).

1.1.251“[**]” means [**].

1.1.252“[**] Agreement” means that certain [**] Agreement by and between [**] and GBIO, dated as of [**].

1.1.253“Unanimous Agreement” means, with respect to a specified decision of a Committee, that both Parties’ representatives on such Committee who are present (in person or by teleconference or videoconference) at the applicable meeting agree on such decision.

1.1.254“U.S.” means the United States of America and its territories and possessions.

1.1.255“Valid Claim” means (a) a claim of any issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer, or otherwise, or (b) a claim of any patent application filed by a Person in good faith that has not been cancelled, withdrawn, or abandoned, nor been pending for more than [**] from the filing of the earliest patent application from which such claim derives priority.

1.1.256“VAT” has the meaning set forth in Section 8.10.3.

1.2Certain Rules of Interpretation and Construction.  The captions to the several Articles and Sections of this Agreement are included only for convenience of reference and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.  In this Agreement, unless the context requires otherwise, (a) the words “including,” “include,” “includes,” “such as” and “e.g.” shall be deemed to be followed by the phrase “without limitation” or like expression, whether or not followed by the same; (b) references to the singular shall include the plural and vice versa; (c) references to masculine, feminine, and neuter pronouns and expressions shall be interchangeable; (d) the words “herein” or “hereunder” relate to this Agreement; (e) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or” unless used with other language indicating the subjects of the conjunction are, or are intended to be, mutually exclusive; (f) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (g) all references to “dollars” or “$” herein shall mean U.S. Dollars; (h) the term “nucleic acids” will be interpreted to include all naturally or non-naturally occurring nucleic acids, all modified versions of any of the foregoing, and all forms of mimetics of any of the foregoing; (i) a capitalized term not defined herein but reflecting a different part of speech from that of a capitalized term which is defined herein shall be interpreted in a correlative manner; and (j) the phrases “to GBIO’s knowledge” and the like mean the actual knowledge of GBIO’s [**], in each case, as of the Effective Date after reasonable due inquiry by such Person(s).  Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof.  In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.

ARTICLE 2 - RESEARCH PROGRAMS; EXCLUSIVITY; GBIO TARGETS

2.1Non-Liver ctLNP Program.

2.1.1Objective and Conduct of the Non-Liver ctLNP Program.  The Parties will conduct the Non-Liver ctLNP Program in accordance with the Non-Liver ctLNP Research Plan, the terms of this Agreement, and Applicable Law, and in good scientific manner.  The purpose of the Non-Liver ctLNP Program will be to identify and Develop Non-Liver ctLNPs that meet the Cell Target Type Success Criteria.

2.1.2Non-Liver ctLNP Research Term. The “Non-Liver ctLNP Research Term” will begin on the Effective Date and will end on the latest of (a) [**], (b) [**], or (c) [**].

2.1.3Non-Liver ctLNP Research Plan.

(a)The Non-Liver ctLNP Research Plan shall set forth all of the Development activities to be conducted by the Parties under the Non-Liver ctLNP Program during the Non-Liver ctLNP Research Term, including a timeline for the conduct of such activities and the estimated Research Budget for the Non-Liver ctLNP Program.  An initial proposed draft of the Non-Liver ctLNP Research Plan is attached hereto as Schedule 2.1.3.

(b)Within [**] following the Effective Date, the JRC will review and the JSC will approve (or amend and approve) the Non-Liver ctLNP Research Plan attached hereto as Schedule 2.1.3. Upon approval by the JSC of the Non-Liver ctLNP Research Plan, the Non-Liver ctLNP Program will commence.  The Non-Liver ctLNP Research Plan requires approval of the JSC to be effective, and, notwithstanding anything to the contrary herein, neither Party shall be obligated to perform any activities under the Non-Liver ctLNP Research Plan until the Non-Liver ctLNP Research Plan has been approved by the JSC.

(c)The Non-Liver ctLNP Research Plan shall provide that (i) the Parties will only conduct Development activities with respect to [**] for the first [**] following approval of the initial Non-Liver ctLNP Research Plan by the JSC, (ii) [**] (iii) the Non-Liver ctLNP Program will focus on Development of LNPs Directed to the Cell Target Types, including by incorporation of targeting molecules, based on GBIO’s LNPs as existing during the Non-Liver ctLNP Research Term, and, except as otherwise agreed by GBIO, will not include [**].

(d)Either Party may propose changes to the Non-Liver ctLNP Research Plan, which shall be subject to review and approval by the JRC or the JSC, as applicable, as provided in Section 4.2, Section 4.3, and Section 4.5.

2.1.4Cell Target Type Replacement Option.  On a Cell Target Type-by-Cell Target Type basis, during the Non-Liver ctLNP Research Term, if (a) either (i) [**].  From and after any such replacement, the original Cell Target Type shall be deemed to no longer be a Cell Target Type under this Agreement (and, for the avoidance of doubt, may not be a Backup Cell Target Type), and the Backup Cell Target Type identified by Moderna shall be deemed to be a Cell Target Type under this Agreement.  [**].  During the Non-Liver ctLNP Research Term, GBIO (A) shall not [**] and (B) shall promptly notify Moderna upon receiving [**], in each case (A)-(B), with respect to the assignment, transfer, conveyance, or disposition of, license, or other grant of rights with respect to (including any option right), or any other encumbrance of, any Backup Cell Target Type in any manner that would conflict in any respect with Moderna’s right to replace a Cell Target Type with such Backup Cell Target Type in accordance with this Section 2.1.4. [**] pursuant to this Section 2.1.4.

2.2Liver Programs.

2.2.1Objective and Conduct of the Liver Programs.  The Parties will conduct one (1) or more Liver Programs, each in accordance with a Liver Research Plan, the terms of this Agreement, and Applicable Law, and in good scientific manner.  The purpose of each Liver Program will be to identify, Develop, and evaluate candidate Licensed Liver Products Directed to the applicable Liver Target with the aim of advancing at least one (1) such candidate incorporating ceDNA to IND.

2.2.2Liver Research Term. The “Liver Research Term” will begin on the Effective Date and will end on the latest of (a) [**], (b) [**], or (c) [**].

2.2.3Selection of Targets.  Moderna may select any Liver Target to be the subject of a Liver Program.  However, (a) GBIO shall not have any obligation to conduct more than one (1) Liver Program during the first [**] following approval of the first Liver Research Plan by the JSC and (b) once GBIO has begun work on a given Liver Program, Moderna may instruct GBIO to stop work (or the Parties may agree that GBIO will stop work) on that Liver Program in order to start work on a different Liver Program, in which case, unless such Liver Target has become an Optioned Liver Target, such Liver Target shall be deemed a Terminated Liver Target and Section 12.6 shall apply to such Terminated Liver Target.

2.2.4Liver Research Plans.

(a)Once Moderna has selected a Liver Target to be the subject of a Liver Program, the Parties will promptly meet to draft a Liver Research Plan for such Liver Program.  The JRC will review and the JSC will approve (or amend and approve) such Liver Research Plan within [**] of Moderna selecting such Liver Target.

(b)Each Liver Research Plan shall set forth all of the Development activities to be conducted by the Parties under the applicable Liver Program during the Liver Research Term, including a [**] for the applicable Liver Program, and shall include all Development activities expected to be required to enable the filing of an IND for a Licensed Liver Product Directed to such Liver Target and shall be consistent with and substantially similar in scope (including [**] of the applicable Liver Program) to the high-level template attached as Schedule 2.2.4(b) (the “Liver Research Plan Template”).  Upon approval by the JSC of a Liver Research Plan, the corresponding Liver Program will commence.  Each Liver Research Plan requires approval of the JSC to be effective, and, notwithstanding anything to the contrary herein, neither Party shall be obligated to perform any activities under a given Liver Research Plan until such Liver Research Plan has been approved by the JSC.

(c)The Liver Research Plans shall, collectively, provide that [**].

(d)Either Party may propose changes to a Liver Research Plan, which shall be subject to review and approval by the JRC or the JSC, as applicable, as provided in Section 4.2, Section 4.3 and Section 4.5.

2.3Non-Liver Programs.

2.3.1Objective and Conduct of the Non-Liver Programs.  The Parties will conduct one (1) or more Non-Liver Programs, each in accordance with a Non-Liver Research Plan, the terms of this Agreement, and Applicable Law, and in good scientific manner.  The purpose of each Non-Liver Program will be to use Non-Liver ctLNPs Developed under the Non-Liver ctLNP Program to identify, Develop, and evaluate candidate Licensed Non-Liver Products Directed to the applicable Non-Liver Target with the aim of advancing at least one (1) such candidate incorporating ceDNA to IND.

2.3.2Non-Liver Research Term. The “Non-Liver Research Term” will begin on the Effective Date and will end on the latest of (a) [**], (b) [**], or (c) [**].

2.3.3Selection of Targets.  Moderna may select any Non-Liver Target to be the subject of a Non-Liver Program.  However, (a) GBIO shall not have any obligation to conduct more than one (1) Non-Liver Program during the first [**] following approval of the first Liver Research Plan by the JSC and (b) once GBIO has begun work on a given Non-Liver Program, Moderna may instruct GBIO to stop work (or the Parties may agree that GBIO will stop work) on that Non-Liver Program in order to start work on a different Non-Liver Program, in which case, unless such Non-Liver Target has become an Optioned Non-Liver Target, such Non-Liver Target shall be deemed a Terminated Non-Liver Target and Section 12.6 shall apply to such Terminated Non-Liver Target.

2.3.4Non-Liver Research Plans.

(a)Once Moderna has selected a Non-Liver Target to be the subject of a Non-Liver Program, the Parties will promptly meet to draft a Non-Liver Research Plan for such Non-Liver Program.  The JRC will review and the JSC will approve (or amend and approve) such Non-Liver Research Plan within [**] of Moderna selecting such Non-Liver Target.

(b)Each Non-Liver Research Plan shall set forth all of the Development activities to be conducted by the Parties under the applicable Non-Liver Program during the Non-Liver Research Term, including a [**] for the applicable Non-Liver Program, and shall include all Development activities expected to be required to enable the filing of an IND for a Licensed Non-Liver Product Directed to such Non-Liver Target and shall be consistent with and substantially similar in scope (including [**] of the applicable Research Program) to the high-level template attached as Schedule 2.3.4(b) (the “Non-Liver Research Plan Template”).  Upon approval by the JSC of a Non-Liver Research Plan, the corresponding Non-Liver Program will commence.  Each Non-Liver Research Plan requires approval of the JSC to be effective, and, notwithstanding anything to the contrary herein, neither Party shall be obligated to perform any activities under a given Non-Liver Research Plan until such Non-Liver Research Plan has been approved by the JSC.

(c)The Non-Liver Research Plans shall, collectively, provide that [**].

(d)Either Party may propose changes to a Non-Liver Research Plan, which shall be subject to review and approval by the JRC or the JSC, as applicable, as provided in Section 4.2, Section 4.3 and Section 4.5.

2.4Research Program Diligence.  Each Party will use Commercially Reasonable Efforts to perform all activities assigned to such Party in each Research Plan.

2.5Research Program Costs.  Moderna shall pay for GBIO’s Research Costs for performing Development activities allocated to GBIO under each Research Plan in accordance with Section 8.4.

2.6Records; Reports; Tech Transfer.

2.6.1Records.  Each Party shall maintain, and cause its Affiliates and Sublicensees and Third Party Contractors to maintain, in good scientific manner, complete and accurate books and records pertaining to its activities under each Research Program, in sufficient detail to verify compliance with its obligations under this Agreement, and shall ensure that such books and records (a) are appropriate for patent and regulatory purposes, (b) are kept and maintained in compliance with Applicable Law, and (c) properly reflect all work done and results achieved in the performance of activities under each Research Program.  Such books and records shall be retained by each Party for at least [**] after the expiration or termination of this Agreement in its entirety or for such longer period as may be required by Applicable Law.  Each Party shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all such records of the other Party.

2.6.2Reports.  Each Party shall provide the JRC with periodic updates and reports (at least [**]) of its activities under each Research Program, including [**] during the period covered by such reports.  GBIO shall provide Moderna with access to a GBIO electronic share site (or other electronic portal mutually agreed by the Parties) for the collaboration containing copies of the results and data summarized in GBIO’s updates and reports, and other results and data (including raw data), findings, and analyses that are created or generated by or on behalf of GBIO through the performance of its activities under the applicable Research Program during the period covered by the applicable reports.

2.6.3Research Technology Transfer.  On a Research Program-by-Research Program basis:

(a)as soon as reasonably practicable, but in any event on or prior to initiation of such Research Program, each Party shall provide to the other Party copies of such Party’s material Research Licensed Technology necessary or reasonably useful for the other Party to carry out its activities and perform its obligations under such Research Program and, in the case such Party is GBIO, copies of the material GBIO Background Intellectual Property that GBIO has used or intends to use in such Research Program, in each case to the extent the same is in such Party’s or any of its Affiliates’ possession and Control as of the date of such provision;

(b)from time to time during the Research Term with respect to such Research Program, each Party shall provide the other Party (i) with reasonable access ([**]) to the material Know-How arising out of such Party’s Research Program activities to the extent that such Know-How could be assigned to the other Party, or practiced in accordance with the licenses granted or to be granted, under this Agreement, and (ii) regular (but no less frequently than [**]) and reasonably detailed summary updates describing material GBIO Intellectual Property (in the case such Party is GBIO) or Moderna Intellectual Property (in the case such Party is Moderna) necessary or reasonably useful for either Party to carry out its activities and perform its obligations under such Research Program; provided, in the event the providing Party is GBIO, [**], including a description [**] of such GBIO Intellectual Property (in the reasonable opinion of GBIO) (and, upon reasonable request by such other Party, such Party shall provide such other Party with any material Know-How within the summary updates that is reasonably determined by such other Party to be necessary for either Party to carry out its activities and perform its obligations under such Research Program, to the extent in such Party’s or any of its Affiliates’ possession and Control and not previously provided to such other Party); and

(c)during the Research Term with respect to such Research Program, each Party shall reasonably cooperate, and shall cause its applicable Affiliate(s) to reasonably cooperate, with the other Party to facilitate the technology transfer of such Party’s Research Licensed Technology (as provided in Sections 2.6.3(a) and 2.6.3(b)) for such Research Program to the other Party, which cooperation shall include providing the other Party with reasonable access by teleconference or in-person at such Party’s (or its applicable Affiliate’s) facilities to appropriate personnel from such Party or its applicable Affiliate to provide the other Party with technical assistance and consultation in connection with the transfer of such Party’s Research Licensed Technology for the applicable Research Program.  The cooperation provided by GBIO or its Affiliates under this Section 2.6.3(c) will be at Moderna’s expense and reflected in the applicable Research Budget.

2.7Exchanged Materials.

2.7.1Use Restrictions.  Each Party may transfer to the other Party certain biological or chemical materials or sequences in connection with the performance of activities under a Research Program (“Materials”).  The receiving Party shall use the Materials provided by the other Party in compliance with all Applicable Laws, and solely to perform activities permitted or assigned to the receiving Party under each applicable Research Program, and not for any other purpose.  The receiving Party shall not transfer any Materials provided by the other Party to any Third Party without the providing Party’s prior written consent.  Other than as necessary for the performance of activities under each Research Plan, the receiving Party shall not, and shall cause any transferees to not, copy, reproduce, synthesize, disassemble, reverse engineer, or attempt to disassemble or reverse engineer (including via sequencing techniques), any Materials provided by the providing Party without the providing Party’s prior written consent.

2.7.2Disclaimer.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ALL MATERIALS PROVIDED BY EITHER PARTY TO THE OTHER PARTY ARE PROVIDED “AS IS,” AND THE PROVIDING PARTY PROVIDES NO REPRESENTATIONS OR WARRANTIES FOR SUCH MATERIALS OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, NON-INFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE.

2.8No Guarantee.  The Parties acknowledge that the work conducted under each Research Program is initial research, and the results are uncertain, and neither Party makes any guarantee that any Non-Liver ctLNP, Licensed Liver Product, or Licensed Non-Liver Product will meet any specifications set forth in any Research Plan, any Cell Target Type Success Criteria, or any other criteria.

2.9Exclusivity.

2.9.1mRNA Field Exclusivity Period.  On a Cell Target Type-by-Cell Target Type basis, the “mRNA Field Exclusivity Period” for such Cell Target Type will begin on the Effective Date and will end on the latest of (a) [**], (b) if Moderna pays GBIO a [**] mRNA Field Exclusivity Period Extension Fee pursuant to Section 8.3.4 prior to the end of the [**] mRNA Field Exclusivity Period, [**]after the end of the [**] mRNA Field Exclusivity Period [**], or (c) if Moderna (i) extends the mRNA Field Exclusivity Period for such Cell Target Type through the [**] mRNA Field Exclusivity Period pursuant to Section 2.9.1(b) and (ii) [**].

2.9.2Exclusivity Obligations.

(a)On a Liver Target-by-Liver Target basis, during the Liver Option Exercise Period for such Liver Target, GBIO covenants and agrees, solely on behalf of itself and its Affiliates, that GBIO and its Affiliates shall not (except in the conduct of activities pursuant to this Agreement), alone or with, for, or through any Third Party, (i) Develop, Commercialize, or otherwise Exploit any LNP Therapy Directed to, or other product or compound Directed Against, such Liver Target or (ii) (sub)license (including granting any option, covenant not to sue, or other like right thereto), authorize, appoint, or otherwise seek to or enable, whether directly or indirectly, any Third Party to conduct any of the activities described in clause (i).  For the avoidance of doubt, this Section 2.9.2(a) shall not apply with respect to any Terminated Liver Target.

(b)On an Optioned Liver Target-by-Optioned Liver Target basis, [**], GBIO covenants and agrees, solely on behalf of itself and its Affiliates, that GBIO and its Affiliates shall not (except in the conduct of activities pursuant to this Agreement), alone or with, for, or through any Third Party, (A) Develop, Commercialize, or otherwise Exploit any LNP Therapy Directed to, or other product or compound Directed Against, such Optioned Liver Target or (B) (sub)license (including granting any option, covenant not to sue, or other like right thereto), authorize, appoint, or otherwise seek to or enable, whether directly or indirectly, any Third Party to conduct any of the activities described in clause (A).  For the avoidance of doubt, this Section 2.9.2(b) shall not apply with respect to any Terminated Liver Target.

(c)On a Non-Liver Target-by-Non-Liver Target basis, during the Non-Liver Option Exercise Period for such Non-Liver Target, GBIO covenants and agrees, solely on behalf of itself and its Affiliates, that GBIO and its Affiliates shall not (except in the conduct of activities pursuant to this Agreement), alone or with, for, or through any Third Party, (i) Develop, Commercialize, or otherwise Exploit any LNP Therapy Directed to, or other product or compound Directed Against, such Non-Liver Target or (ii) (sub)license (including granting any option, covenant not to sue, or other like right thereto), authorize, appoint, or otherwise seek to or enable, whether directly or indirectly, any Third Party to conduct any of the activities described in clause (i).  For the avoidance of doubt, this Section 2.9.2(c) shall not apply with respect to any Terminated Non-Liver Target.

(d)On an Optioned Non-Liver Target-by-Optioned Non-Liver Target basis, [**], GBIO covenants and agrees, solely on behalf of itself and its Affiliates, that GBIO and its Affiliates shall not (except in the conduct of activities pursuant to this Agreement), alone or with, for, or through any Third Party, (A) Develop, Commercialize, or otherwise Exploit any LNP Therapy Directed to, or other product or compound Directed Against, such Optioned Non-Liver Target or (B) (sub)license (including granting any option, covenant not to sue, or other like right thereto), authorize, appoint, or otherwise seek to or enable, whether directly or indirectly, any Third Party to conduct any of the activities described in clause (A).  For the avoidance of doubt, this Section 2.9.2(d) shall not apply with respect to any Terminated Non-Liver Target.

(e)On a Cell Target Type-by-Cell Target Type basis, during the mRNA Field Exclusivity Period for such Cell Target Type, GBIO covenants and agrees, solely on behalf of itself and its Affiliates, that GBIO and its Affiliates shall not (except in the conduct of activities pursuant to this Agreement), alone or with, for, or through any Third Party, (i) Develop, Commercialize, or otherwise Exploit any LNP or LNP Therapy Directed to, or other product or compound Directed Against, such Cell Target Type in the mRNA Field or (ii) (sub)license (including granting any option, covenant not to sue, or other like right thereto), authorize, appoint, or otherwise seek to or enable, whether directly or indirectly, any Third Party to conduct any of the activities described in clause (i).  For the avoidance of doubt, this Section 2.9.2(e) shall not apply with respect to any GBIO Target in the Combination Field.

(f)On an Exclusive Target-by-Exclusive Target basis, during the period beginning on the Exclusive Target Option Exercise Date with respect to such Exclusive Target and ending on the earlier of (i) termination of Development and Commercialization of Licensed Independent Products Directed to such Exclusive Target or (ii) the expiration of all Royalty Terms with respect to marketed Licensed Independent Products Directed to such Exclusive Target (the “Exclusive Target Exclusivity Term” with respect to such Exclusive Target), GBIO covenants and agrees, solely on behalf of itself and its Affiliates, that GBIO and its Affiliates shall not (except in the conduct of activities pursuant to this Agreement), alone or with, for, or through any Third Party, (A) Develop, Commercialize, or otherwise Exploit any LNP Therapy Directed to, or other product or compound Directed Against, such Exclusive Target in the mRNA Field or (B) (sub)license (including granting any option, covenant not to sue, or other like right thereto), authorize, appoint, or otherwise seek to or enable, whether directly or indirectly, any Third Party to conduct any of the activities described in clause (A).  For the avoidance of doubt, this Section 2.9.2(f) shall not apply with respect to any GBIO Target in the Combination Field or with respect to any Terminated Exclusive Target or any Independent Program Target that is not an Exclusive Target.

2.9.3Exceptions.

(a)In General.The restrictions set forth in Section 2.9.2 shall not prevent GBIO or any of its Affiliates, alone or with, for, or through any Third Party, from fulfilling its obligations or exercising its rights under any agreement between GBIO (or any of its Affiliates), on the one hand, and Moderna (or any of its Affiliates), on the other hand.

(b)Orthogonal Research Activities.  The restrictions set forth in Section 2.9.2 shall not [**] or (ii) [**] activities pursuant to this Agreement.

(c)Change of Control.  If a Change of Control occurs with respect to GBIO, the Acquirer and its New Affiliates shall be permitted (x) to continue to conduct any ongoing activities and (y) to initiate new activities (whether planned before the occurrence of the Change of Control or thereafter) where any such activities would otherwise cause the Acquirer or the New Affiliates to violate Section 2.9.2 (an “Acquirer Program”), and such initiation or continuation will not constitute a violation of Section 2.9.2, as long as (A) GBIO and the Collaboration Affiliates implement and enforce and cause the Acquirer and applicable New Affiliates to implement and enforce as of the completion of such Change of Control (in the event of (x)) or the initiation of the Acquirer Program (in the event of (y)) (each, with respect to the Acquirer Program, the “Firewall Event”) Firewalls with respect to such Acquirer Program for the duration of the Firewall Period, (B) no Moderna Intellectual Property or GBIO Intellectual Property (in each case other than Know-How that is in the public domain or independently generated by or on behalf of the Acquirer or any New Affiliates) is used in such Acquirer Program, and (C) no Confidential Information of Moderna is used in such Acquirer Program.

2.10GBIO Targets.  On a Cell Target Type-by-Cell Target Type basis, [**], GBIO will have the right to designate [**] Independent Program Targets for such Cell Target Type that are not, at such time, Exclusive Targets, as GBIO Targets by providing written notice of such designation to Moderna; except that, if [**], then such Independent Program Target will be an Exclusive Target and not a GBIO Target.  Upon such designation with respect to a given Independent Program Target, such Independent Program Target shall be a GBIO Target for all purposes under this Agreement.

2.11Joint Collaboration ctLNP Intellectual Property Restrictions.  Neither Party may grant any Third Party any license or sublicense under any Joint Collaboration ctLNP Intellectual Property except as part of a bona fide collaboration with such Third Party, in which such Party or any of its Affiliates has material Development or Commercialization obligations, or as part of a license to Develop, Manufacture, or Commercialize an LNP Therapy with respect to which such Party or any of its Affiliates has, or has had, a bona fide Development or Commercialization program.

ARTICLE 3 - OPTIONS

3.1Options.

3.1.1Option Grants.  Subject to the terms and conditions of this Agreement:

(a)with respect to up to two (2) (or, if Moderna elects to obtain an additional Liver Option pursuant to Section 3.1.2, three (3)) Liver Targets, GBIO hereby grants to Moderna an exclusive option to be granted the license in Section 5.1.1(b) with respect to such Liver Target (each such option, a “Liver Option”), each of which Liver Options Moderna may exercise during the applicable Liver Option Exercise Period pursuant to Section 3.1.3(a);

(b)with respect to up to two (2) (or, if Moderna elects to obtain an additional Non-Liver Option pursuant to Section 3.1.2, three (3)) Non-Liver Targets, GBIO hereby grants to Moderna an exclusive option to be granted the license in Section 5.1.1(c) with respect to such Non-Liver Target (each such option, a “Non-Liver Option”), each of which Non-Liver Options Moderna may exercise during the applicable Non-Liver Option Exercise Period pursuant to Section 3.1.3(b); and

(c)GBIO hereby grants to Moderna an exclusive option to designate any Independent Program Target as an Exclusive Target (each such option, an “Exclusive Target Option”), each of which Exclusive Target Options Moderna may exercise during the applicable Independent Program Target Option Exercise Period pursuant to Section 3.1.3(c).

3.1.2Additional Option Election.  Moderna may elect to obtain either one (1) additional Liver Option or one (1) additional Non-Liver Option (but not both) in accordance with this Section 3.1.2. If Moderna desires to obtain one (1) additional Liver Option, then Moderna may elect to obtain such additional Liver Option by notifying GBIO of such election and paying GBIO the Additional Option Fee pursuant to Section 8.3.5 [**]. If Moderna desires to obtain one (1) additional Non-Liver Option, then Moderna may elect to obtain such additional Non-Liver Option by notifying GBIO of such election and paying GBIO the Additional Option Fee pursuant to Section 8.3.5 [**].

3.1.3Option Exercise.

(a)On a Liver Target-by-Liver Target basis, Moderna may exercise a Liver Option with respect to such Liver Target by, at any time during the Liver Option Exercise Period for such Liver Target, (i) providing GBIO with written notice of such exercise and (ii) paying GBIO a Liver Option Exercise Fee for such Liver Target in accordance with Section 8.3.6 (the date on which Moderna completes both (i) and (ii), a “Liver Option Exercise Date”).  From and after such Liver Option Exercise Date (if any), such Liver Target shall be an Optioned Liver Target.

(b)On a Non-Liver Target-by-Non-Liver Target basis, Moderna may exercise a Non-Liver Option with respect to such Non-Liver Target by, at any time during the Non-Liver Option Exercise Period for such Non-Liver Target, (i) providing GBIO with written notice of such exercise and (ii) paying GBIO a Non-Liver Option Exercise Fee for such Non-Liver Target in accordance with Section 8.3.7 (the date on which Moderna completes both (i) and (ii), a “Non-Liver Option Exercise Date”).  From and after such Non-Liver Option Exercise Date (if any), such Non-Liver Target shall be an Optioned Non-Liver Target.

(c)On an Independent Program Target-by-Independent Program Target basis, Moderna may exercise an Exclusive Target Option with respect to such Independent Program Target by, at any time during the Independent Program Target Option Exercise Period for such Independent Program Target, (i) providing GBIO with written notice of such exercise and (ii) if applicable, paying GBIO an Exclusive Target Option Exercise Fee for such Independent Program Target in accordance with Section 8.3.8 (the date on which Moderna completes both (i) and (ii), an “Exclusive Target Option Exercise Date”).  From and after such Exclusive Target Option Exercise Date (if any), such Independent Program Target shall automatically be designated as an Exclusive Target.

3.1.4Expiration of Option.

(a)If Moderna does not exercise a Liver Option with respect to a given Liver Target during the applicable Liver Option Exercise Period, then, effective as of the expiration of such Liver Option Exercise Period, such Liver Target shall be deemed a Terminated Liver Target and Section 12.6 shall apply to such Terminated Liver Target.  In addition, if, at any time, Moderna is unable to exercise a Liver Option with respect to any additional Liver Targets (i.e., because Moderna has already exercised a Liver Option with respect to three (3) Liver Targets or because Moderna has already exercised a Liver Option with respect to two (2) Liver Targets and has elected to obtain an additional Non-Liver Option pursuant to Section 3.1.2), then all Liver Targets that are not, at such time, Optioned Liver Targets, shall be deemed Terminated Liver Targets and Section 12.6 shall apply to such Terminated Liver Targets.

(b)If Moderna does not exercise a Non-Liver Option with respect to a given Non-Liver Target during the applicable Non-Liver Option Exercise Period, then, effective as of the expiration of such Non-Liver Option Exercise Period, such Non-Liver Target shall be deemed a Terminated Non-Liver Target and Section 12.6 shall apply to such Terminated Non-Liver Target.  In addition, if, at any time, Moderna is unable to exercise a Non-Liver Option with respect to any additional Non-Liver Targets (i.e., because Moderna has already exercised a Non-Liver Option with respect to three (3) Non-Liver Targets or because Moderna has already exercised a Non-Liver Option with respect to two (2) Non-Liver Targets and has elected to obtain an additional Liver Option pursuant to Section 3.1.2), then all Non-Liver Targets that are not, at such time, Optioned Non-Liver Targets, shall be deemed Terminated Non-Liver Targets and Section 12.6 shall apply to such Terminated Non-Liver Targets.

(c)If Moderna does not exercise an Exclusive Target Option with respect to a given Independent Program Target during the applicable Independent Program Target Option Exercise Period, then, effective as of the expiration of such Independent Program Target Option Exercise Period, such Independent Program Target may not thereafter be an Exclusive Target.

3.2HSR/Antitrust Filings.

3.2.1Efforts.  Each of GBIO and Moderna will use its commercially reasonable good faith efforts, to the extent applicable with respect to the transactions contemplated by any Option exercise under this Agreement, to obtain the expiration or termination of the applicable waiting period under the HSR Act, and to obtain the termination or expiration of any other applicable waiting periods or any necessary approvals or consents under any other applicable Antitrust Law, at the earliest possible date of filing.  Notwithstanding anything to the contrary in this Agreement, this Section 3.2 and the term “commercially reasonable good faith efforts” do not require that either Party (a) offer, negotiate, commit to or effect, by consent decree, hold separate order, trust or otherwise, the sale, divestiture, license or other disposition of any capital stock, assets, rights, products or businesses of GBIO, Moderna, or any of their respective Affiliates, (b) agree to any restrictions on the businesses of GBIO, Moderna, or any of their respective Affiliates, (c) agree to any other structural or behavioral remedy, or (d) pay any amount or take any other action to prevent, effect the dissolution of, vacate, or lift any decree, order, judgment, injunction, temporary restraining order, or other order in any suit or proceeding that would otherwise have the effect of preventing or delaying the transactions contemplated by any Option exercise under this Agreement.

3.2.2HSR/Antitrust Filings.  Concurrent with any notice by Moderna of its intent to exercise any Option, Moderna shall inform GBIO in writing whether Moderna has concluded that the fair market value of the licenses to be acquired pursuant to such Option exercise, determined in accordance with 16 C.F.R. § 801.10, crosses the applicable filing threshold of the HSR Act.  Each of GBIO and Moderna will, within ten (10) Business Days after the notice of any intent to exercise any Option (or such later time as may be agreed to in writing by the Parties) file with the U.S. Federal Trade Commission (“FTC”) and the Antitrust Division of the U.S. Department of Justice (“DOJ”) any HSR/Antitrust Filing required of it under the HSR Act should the filing threshold be crossed and, as soon as practicable, file with the appropriate Governmental Authority any other HSR/Antitrust Filing required of it under any other Antitrust Law as determined in the reasonable opinion of either Party with respect to the transactions contemplated by such Option exercise.  The Parties shall cooperate with one another to the extent necessary in the preparation of any such HSR/Antitrust Filing.  The Parties shall equally share all fees (other than penalties that may be incurred as a result of actions or omissions on the part of a Party, which penalties shall be the sole financial responsibility of such Party), required to be paid to any Governmental Authority in connection with making any such HSR/Antitrust Filing.  Each Party shall be responsible for all other costs, expenses, and filing fees incurred by such Party in connection with any HSR/Antitrust Filing.  In the event that the Parties make an HSR/Antitrust Filing under this Section 3.2, the relevant Option exercise shall terminate (a) at the election of either Party, immediately upon notice to the other Party, in the event that the FTC, DOJ, or other Governmental Authority obtains a preliminary injunction or final order under Antitrust Law enjoining the transactions contemplated by such Option exercise, or (b) at the election of either Party, immediately upon notice to the other Party, in the event that the Antitrust Clearance Date shall not have occurred on or prior to one hundred twenty (120) days after the effective date of the last HSR/Antitrust Filing submitted to a Governmental Authority in relation to such Option exercise (or such later time as may be agreed to in writing by the Parties).  Notwithstanding anything to the contrary contained herein, except for the terms and conditions of this Section 3.2, none of the terms and conditions resulting from any Option exercise shall be effective until the later of (i) the date of such Option exercise, (ii) if a determination is made pursuant to this Section 3.2 that an HSR/Antitrust Filing is not required to be made under any Antitrust Law for such Option exercise, the date of such determination, or (iii) if a determination is made pursuant to this Section 3.2 that an HSR/Antitrust Filing is required to be made under any Antitrust Law for such Option exercise, the applicable Antitrust Clearance Date.  As used herein:  (x) “Antitrust Clearance Date” means the earliest date on which the Parties have actual knowledge that all applicable waiting periods under the HSR Act and any comparable waiting periods, approvals or clearances, as applicable, as required under any other Antitrust Law, in each case, with respect to the transactions contemplated by the relevant Option exercise, have expired, have been terminated or have been obtained, as applicable; and (y) “HSR/Antitrust Filing” means (i) a filing by GBIO and Moderna with the FTC and the DOJ of a Notification and Report Form for Certain Mergers and Acquisitions, together with all required documentary attachments thereto or (ii) any comparable filing by GBIO or Moderna required under any other Antitrust Law, in each case ((i) and (ii)), with respect to the transactions contemplated by any applicable Option exercise.

3.2.3Information Exchange.  Each of GBIO and Moderna will, in connection with any HSR/Antitrust Filing, (a) reasonably cooperate with each other in connection with any communication, filing, or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (b) keep the other Party or its counsel informed of any substantive communication received by such Party from, or given by such Party to, the FTC, the DOJ, or any other Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding the transactions contemplated by any Option exercise; (c) consult with each other in advance of any meeting or conference with the FTC, the DOJ, or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ, or such other Governmental Authority or other Person, give the Parties or their counsel the opportunity to attend and participate in such meetings and conferences; and (d) to the extent practicable, permit the other Party or its counsel to review in advance any submission, filing, or communication (and documents submitted therewith) intended to be given by it to the FTC, the DOJ, or any other Governmental Authority; except that such materials may be redacted to remove references concerning the valuation of the business of GBIO or other sensitive information and any substantive oral or written communications to the FTC, the DOJ, or any other Governmental Authority shall be approved in advance by the Parties.  GBIO and Moderna, as each deems advisable and necessary, may reasonably designate any competitively sensitive material to be provided to the other under this Section 3.2 as “Antitrust Counsel Only Material.”  Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (GBIO or Moderna, as the case may be) or its legal counsel.

3.2.4No Further Obligations.  If any Option exercise is terminated pursuant to this Section 3.2, then, notwithstanding any provision in this Agreement to the contrary, (a) no Party shall have any further obligation to the other Party with respect to the subject matter of such Option exercise, (b) if such Option was a Liver Option, then it will be deemed as though Moderna had failed to exercise such Liver Option during the applicable Liver Option Exercise Period, (c) if such Option was a Non-Liver Option, then it will be deemed as though Moderna had failed to exercise such Non-Liver Option during the applicable Non-Liver Option Exercise Period, and (d) if such Option was an Exclusive Target Option, then it will be deemed as though Moderna had failed to exercise such Exclusive Target Option during the applicable Independent Program Target Option Exercise Period.

ARTICLE 4 - GOVERNANCE

4.1Alliance Managers.  Within [**] after the Effective Date, each Party shall appoint one (1) designated representative to serve as an alliance manager (“Alliance Manager”) with responsibility for being the primary point of contact between the Parties with respect to activities under this Agreement.  The Alliance Managers shall attend JSC meetings and may attend other Committee meetings, as necessary, in each case as non-voting observers.  Nothing herein shall prohibit a Party from appointing its Alliance Manager as a member of any Committee.  Each Party shall ensure that its Alliance Manager is under obligations of confidentiality and non-use applicable to the Confidential Information of the other Party that are at least as protective as are those set forth in ARTICLE 9.

4.2JSC.

4.2.1Formation.  Within [**] after the Effective Date, the Parties shall establish a Joint Steering Committee (“JSC”) to oversee and coordinate all Development activities under this Agreement.  The JSC shall have decision-making authority with respect to the matters within its purview to the extent expressly and as more specifically provided herein.

4.2.2Composition.  The JSC shall be composed of [**] representatives from each of GBIO and Moderna, each of which representatives shall be employees of such Party and of the seniority and experience appropriate for service on the JSC in light of the status of the Development activities under this Agreement.  Each Party may replace any of its representatives on the JSC at any time with prior written notice to the other Party.  Each Party shall appoint one of its representatives on the JSC to act as a co-chairperson of the JSC.  Notwithstanding the foregoing, [**].  The responsibility for running each JSC meeting will alternate between the JSC co-chairpersons from meeting-to-meeting, with [**] co-chairperson running the first meeting of the JSC.  The JSC co-chairpersons (or, at the election of the JSC co-chairpersons, the Alliance Managers) shall jointly prepare and circulate agendas to the JSC representatives at least [**] before each JSC meeting and shall direct the preparation of meeting minutes after each JSC meeting, which shall be approved by the JSC co-chairpersons and circulated to other JSC representatives within [**] after such meeting.  Except as expressly set forth in this Section 4.2.2, no JSC co-chairperson shall have any rights or powers greater than those of any other JSC member.  Each Party shall ensure that its JSC members are under obligations of confidentiality and non-use applicable to the Confidential Information of the other Party that are at least as protective as are those set forth in ARTICLE 9.

4.2.3Meetings.  The JSC shall hold an initial meeting within [**] after its establishment or as otherwise agreed by the Parties.  Thereafter, the JSC shall meet at least [**], unless the JSC members otherwise agree.  All JSC meetings may be conducted in person or by teleconference or videoconference; except that, unless otherwise determined by the JSC, at least [**] shall be held in person.  Unless otherwise agreed by the Parties, all in-person JSC meetings shall be held on an alternating basis between GBIO’s facilities in Cambridge, Massachusetts (or such future location as GBIO’s facilities may move to) and Moderna’s facilities in Cambridge, Massachusetts (or such future location as Moderna’s facilities may move to).  Each Party may call special meetings of the JSC or a Subcommittee of the JSC with at least [**] prior written notice, or a shorter time period in exigent circumstances, to resolve significant matters requested by such Party that are within the purview of the JSC or such Subcommittee (each such special meeting, with respect to a Committee or Subcommittee, a “Special Meeting”) and which must be addressed before the next regularly scheduled meeting of the JSC or the Subcommittee.  In the case of a Special Meeting of the JSC or a Subcommittee called by a Party, the proposed agenda items, including any decision to be made by the JSC or such Subcommittee at such Special Meeting, and appropriate information with respect to such proposed items shall be provided by the Party requesting such Special Meeting to the JSC or Subcommittee co-chairpersons no later than [**] before the Special Meeting.  A reasonable number of other representatives of each Party may attend any JSC meeting as non-voting observers, as long as (a) the names and affiliation(s) of such additional representatives are disclosed in writing to the other Party at least [**] prior to the applicable JSC meeting (including any applicable Special Meeting), (b) such additional representatives are under obligations of confidentiality and non-use applicable to the Confidential Information of the other Party that are at least as protective as are those set forth in ARTICLE 9, and (c) reasonably in advance of the applicable JSC meeting, both Parties approve the list of non-voting observers to attend such meeting, which approval shall not be unreasonably withheld, conditioned, or delayed.  Each Party shall be responsible for all of its own personnel and travel costs and expenses relating to participation in JSC meetings.

4.2.4Subcommittees.  From time to time, the JSC may establish subcommittees to oversee particular projects or activities, as it deems necessary or advisable (each, a “Subcommittee”).  Each Subcommittee shall consist of such number of members as the JSC determines is appropriate from time to time.  Such members shall be individuals with expertise and responsibilities in the relevant areas, as determined by the JSC.  Except as otherwise determined by the JSC, each Subcommittee shall operate under the same principles as are set forth in this ARTICLE 4 for the JSC and JRC.

4.2.5Functions and Authority.  The JSC will be responsible for supervising and managing the Parties’ Development activities under this Agreement.  Its functions will be:

(a)managing the strategic direction of the Development activities under this Agreement;

(b)reviewing and monitoring progress of the Development activities under this Agreement and serving as a forum for exchanging information and facilitating discussions regarding the conduct of such activities;

(c)reviewing, amending, and approving each initial Research Plan (including, for clarity, the Research Budget included therein);

(d)approving [**] that (i) [**], provided that the foregoing shall not prejudice the JSC’s right to determine what activities may be performed by a Third Party Contractor under any Research Program;

(e)reviewing and approving any proposed changes to any Research Budget, any proposed material changes to the timelines of any Research Program, and any and all other proposed amendments to any Research Plan proposed pursuant to Section 2.1.3(d), Section 2.2.4(d), or Section 2.3.4(d) that the JRC is not entitled to or cannot approve;

(f)establishing Subcommittees in accordance with Section 4.2.4;

(g)serving as a forum for dispute resolution in accordance with Section 4.5.1 with respect to matters that are not resolved at the JRC or any Subcommittee; and

(h)performing such other duties as are specifically assigned to the JSC under this Agreement.

4.3JRC.

4.3.1Formation.  Within [**] after the Effective Date, the Parties shall establish a Joint Research Committee (“JRC”) to oversee and coordinate the overall conduct of the Research Programs.  The JRC shall have decision-making authority with respect to the matters within its purview to the extent expressly and as more specifically provided herein.

4.3.2Composition.  The JRC shall be composed of [**] representatives from each of GBIO and Moderna, each of which representatives shall be employees of such Party and of the seniority and experience appropriate for service on the JRC in light of the status of the Research Programs.  Each Party may replace any of its representatives on the JRC at any time with prior written notice to the other Party.  Each Party shall appoint one of its representatives on the JRC to act as a co-chairperson of the JRC.  The responsibility for running each JRC meeting will alternate between the JRC co-chairpersons from meeting-to-meeting, with [**] co-chairperson running the first meeting of the JRC.  The JRC co-chairpersons shall jointly prepare and circulate agendas to the JRC representatives at least [**] before each JRC meeting and shall direct the preparation of meeting minutes after each JRC meeting, which shall be approved by the JRC co-chairpersons and circulated to other JRC representatives within [**] after such meeting.  Except as expressly set forth in this Section 4.3.2, no JRC co-chairperson shall have any rights or powers greater than those of any other JRC member.  Each Party shall ensure that its JRC members are under obligations of confidentiality and non-use applicable to the Confidential Information of the other Party that are at least as protective as are those set forth in ARTICLE 9.

4.3.3Meetings.  The JRC shall hold an initial meeting within [**] after its establishment or as otherwise agreed by the Parties.  Thereafter, the JRC shall meet as frequently as needed to timely approve each initial Research Plan, and, following approval of all initial Research Plans, shall meet at least [**], unless the JRC members otherwise agree.  All JRC meetings may be conducted in person or by teleconference or videoconference; except that, unless otherwise determined by the JRC, at least [**] shall be held in person.  Unless otherwise agreed by the Parties, all in-person JRC meetings shall be held on an alternating basis between GBIO’s facilities in Cambridge, Massachusetts (or such future location as GBIO’s facilities may move to) and Moderna’s facilities in Cambridge, Massachusetts (or such future location as Moderna’s facilities may move to).  Each Party may call Special Meetings of the JRC with at least [**] prior written notice, or a shorter time period in exigent circumstances, to resolve significant matters requested by such Party that are within the purview of the JRC and which must be addressed before the next regularly scheduled meeting of the JRC.  In the case of a Special Meeting of the JRC called by a Party, the proposed agenda items, including any decision to be made by the JRC at such Special Meeting, and appropriate information with respect to such proposed items shall be provided by the Party requesting such Special Meeting to the JRC co-chairpersons no later than [**] before the Special Meeting.  A reasonable number of other representatives of each Party may attend any JRC meeting as non-voting observers, as long as (a) the names and affiliation(s) of such additional representatives are disclosed in writing to the other Party at least [**] prior to the applicable JRC meeting (including any applicable Special Meeting), (b) such additional representatives are under obligations of confidentiality and non-use applicable to the Confidential Information of the other Party that are at least as protective as are those set forth in ARTICLE 9, and (c) reasonably in advance of the applicable JRC meeting, both Parties approve the list of non-voting observers to attend such meeting, which approval shall not be unreasonably withheld, conditioned, or delayed.  Each Party shall be responsible for all of its own personnel and travel costs and expenses relating to participation in JRC meetings.

4.3.4Functions and Authority.  The JRC will be responsible for supervising and managing each Research Program.  Its functions will be:

(a)overseeing and coordinating the progress and results of each Research Program;

(b)reviewing and submitting to the JSC for approval each initial Research Plan (including the Research Budget included therein);

(c)reviewing and approving proposed amendments to each Research Plan proposed pursuant to Section 2.1.3(d), Section 2.2.4(d), or Section 2.3.4(d) (other than any changes to any Research Budget or any material changes to the timelines of any Research Program, each of which shall be reviewed by the JRC and submitted by the JRC to the JSC for review, amendment (as appropriate), and approval);

(d)determining the frequency and content of updates and reports to be provided by each Party regarding its activities under each Research Plan pursuant to Section 2.6.2, and reviewing such updates and reports;

(e)in collaboration with the JPC (and JCT once established), reviewing and discussing Publications in accordance with Section 9.4; and

(f)such other matters as are expressly set forth in this Agreement or as the Parties may mutually agree in writing.

4.4JPC.

4.4.1Formation.  Within [**] after the Effective Date, the Parties shall establish a Joint Patent Committee (“JPC”) to oversee and coordinate the filing, prosecution, defense, and enforcement of Joint Collaboration Patent Rights and to determine [**].  The JPC shall have decision-making authority with respect to the matters within its purview to the extent expressly and as more specifically provided herein.  For clarity, the JPC shall not make any decision inconsistent with this Agreement.

4.4.2Composition.  The JPC shall be composed of [**] from each of GBIO and Moderna, each of which representatives shall be an employee or outside patent counsel of the appointing Party and have expertise and experience appropriate for service on the JPC.  Each Party may replace its representative on the JPC at any time with prior written notice to the other Party.  The JPC representatives shall jointly prepare agendas at least [**] before each JPC meeting and shall direct the preparation of meeting minutes after each JPC meeting.  Each Party shall ensure that its JPC member is under obligations of confidentiality and non-use applicable to the Confidential Information of the other Party that are at least as protective as are those set forth in ARTICLE 9.

4.4.3Meetings.  The JPC will meet in person or by teleconference or videoconference when and as reasonably requested by a representative on the JPC.  Unless otherwise agreed by the Parties, all in-person JPC meetings shall be held on an alternating basis between GBIO’s facilities in Cambridge, Massachusetts (or such future location as GBIO’s facilities may move to) and Moderna’s facilities in Cambridge, Massachusetts (or such future location as Moderna’s facilities may move to).  Each Party may call Special Meetings of the JPC with at least [**] prior written notice, or a shorter time period in exigent circumstances, to resolve significant matters requested by such Party that are within the purview of the JPC and which must be addressed before the next regularly scheduled meeting of the JPC.  In the case of a Special Meeting of the JPC called by a Party, the proposed agenda items, including any decision to be made by the JPC at such Special Meeting, and appropriate information with respect to such proposed items shall be provided by the Party requesting such Special Meeting to the Parties’ JPC representatives no later than [**] before the Special Meeting.  A reasonable number of other representatives of any Party may attend any JPC meeting as non-voting observers, as long as (a) the names and affiliation(s) of such additional representatives are disclosed in writing to the other Party at least [**] prior to the applicable JPC meeting (including any applicable Special Meeting), (b) such additional representatives are under obligations of confidentiality and non-use applicable to the Confidential Information of the other Party that are at least as protective as are those set forth in ARTICLE 9, and (c) reasonably in advance of the applicable JPC meeting, both Parties approve the list of non-voting observers to attend such meeting, which approval shall not be unreasonably withheld, conditioned, or delayed.  Each Party shall be responsible for all of its own personnel and travel costs and expenses relating to participation in JPC meetings.

4.4.4Functions and Authority.  The JPC will be responsible for only the following:

(a)reviewing any and all Know-How disclosed to it by either Party pursuant to Section 10.1.2 and determining whether any such given Know-How and Patent Rights Covering the same qualify as [**];

(b)determining the ownership of [**];

(c)coordinating with the Parties in accordance with Section 10.2.6 to reasonably avoid creating potential issues in prosecution of the patent applications included in each Party’s Patent Rights;

(d)determining whether [**];

(e)in collaboration with the JRC (and JCT, once established), reviewing and discussing Publications in accordance with Section 9.4; and

(f)such other matters as are expressly set forth in this Agreement or as the Parties may mutually agree in writing.

4.5Decision-Making.

4.5.1Decisions; Referral to JSC and Executive Officers.  Each Committee shall endeavor to make all decisions by Unanimous Agreement, with each Party’s representatives collectively having one (1) vote, and shall be set forth in minutes approved by both Parties.  Upon [**] prior written notice, any Party may convene a special meeting of any Committee for the purpose of resolving any failure to reach agreement on a matter within the scope of the authority and responsibility of such Committee.  If a Committee other than the JSC is unable to reach agreement on any matter so referred to it for resolution by one or both Parties within [**] after the matter is so referred to it, such matter shall be referred to the JSC for resolution, provided that disputes at the JPC shall be referred to the Executive Officers for resolution and shall not be referred to the JSC.  If the JSC is unable to reach agreement on any matter referred to it for resolution by one or both Parties within [**] after the matter is so referred to it, such matter shall be referred to the Executive Officers for resolution.

4.5.2Decision-Making Authority.  If a matter referred to the Executive Officers pursuant to Section 4.5.1 is not resolved by the Executive Officers within [**] after such referral, then, subject to Section 4.5.3, [**] shall have the right to decide such unresolved matter.

4.5.3Limitations on Decision-Making Authority.  Notwithstanding anything to the contrary in this Agreement, (x) no Committee will have any authority to (i) resolve any dispute involving the breach or alleged breach of this Agreement, (ii) resolve any dispute as to the manner of GBIO’s performance of activities assigned to GBIO in any Research Plan, (iii) amend, modify, or waive the terms of this Agreement or any other agreement between the Parties, or (iv) alter, increase, decrease, expand, or waive compliance by a Party with a Party’s obligations under this Agreement and (y) [**] will not have the right to finally resolve a matter pursuant to Section 4.5.2:

(a)[**];

(b)in a manner that would result in the inclusion in any Research Plan (including any amendment thereto) of (i) any activities that are not fully covered by the associated Research Budget, (ii) any activities to be performed in a particular timeframe without giving [**] reasonable time, based on [**] to perform such activities in such timeframe, (iii) where the Research Plan is a Liver Research Plan, [**], or (iv) [**];

(c)in a manner that requires [**]; provided, for clarity, that [**] has the right to finally resolve a matter pursuant to Section 4.5.2 in a manner that results in [**];

(d)in a manner that excuses [**] from any of its obligations specifically enumerated under this Agreement;

(e)to resolve any dispute involving the breach or alleged breach of this Agreement; or

(f)to determine whether or not a milestone event has been achieved under this Agreement.

4.6Scope of Governance.  Notwithstanding the creation of the Committees, each Party will retain the rights, powers, and discretion granted to it under this Agreement, and the Committees will not be delegated or vested with rights, powers, or discretion unless such delegation or vesting is expressly provided herein, or the Parties expressly so agree in writing.  The Parties understand and agree that issues to be formally decided by a Committee in relation to this Agreement are only those specific issues that are expressly provided in this Agreement to be decided by such Committee.

4.7Duration.  Each Committee (other than the JPC) shall be in existence until the expiration of the last-to-expire Research Term, unless the Parties mutually agree to dissolve such Committee earlier.  Upon the expiration of the last-to-expire Research Term, each Committee (other than the JPC) will disband and this ARTICLE 4 will no longer apply to the activities of the Parties under this Agreement other than activities overseen and coordinated by the JPC and the activities coordinated by the JCT.  The JPC shall be in existence during the Term, unless the Parties mutually agree to dissolve the JPC earlier.

4.8JCT.

4.8.1Formation.Within [**] prior to the expiration of the last-to-expire Research Term, the Parties shall establish a Joint Coordination Team (“JCT”) to coordinate the regulatory and publication activities of the Parties after the expiration of the last-to-expire Research Term and to facilitate information exchange between the Parties in connection therewith.  The JCT shall not have any decision-making authority with respect to the matters within its purview.

4.8.2Composition.The JCT shall be composed of [**] representatives from each of GBIO and Moderna, each of which representatives shall be employees of such Party and of the seniority and experience appropriate for service on the JCT in light of the regulatory status of the Licensed Products.  Each Party may replace any of its representatives on the JCT at any time with prior written notice to the other Party.  Each Party shall ensure that its JCT members are under obligations of confidentiality and non-use applicable to the Confidential Information of the other Party that are at least as protective as are those set forth in ARTICLE 9 .

4.8.3Meetings.The JCT shall hold an initial meeting within [**] after its establishment or as otherwise agreed by the Parties.  Thereafter, the JCT shall meet at least [**], unless the JCT members otherwise agree.  A reasonable number of other representatives of each Party may attend any JCT meeting, as long as (a) the names and affiliation(s) of such additional representatives are disclosed in writing to the other Party at least [**] prior to the applicable JCT meeting, (b) such additional representatives are under obligations of confidentiality and non-use applicable to the Confidential Information of the other Party that are at least as protective as are those set forth in ARTICLE 9 and (c) reasonably in advance of the applicable JCT meeting, both Parties approve the list of such additional representatives to attend such meeting, which approval shall not be unreasonably withheld, conditioned, or delayed.  Each Party shall be responsible for all of its own personnel and travel costs and expenses relating to participation in JCT meetings.

4.8.4Functions and Authority.The JCT will be responsible for coordinating the regulatory and publication activities of the Parties after the expiration of the last-to-expire Research Term and for facilitating information exchange between the Parties in connection therewith.  Its functions will be:

(a)providing a forum for the Parties to share information with respect to regulatory activities with respect to the Licensed Products; and

(b)in collaboration with the JPC, reviewing and discussing Publications in accordance with Section 9.4.

4.8.5Duration.Once established, the JCT shall be in existence during the Term, unless the Parties mutually agree to dissolve the JCT earlier.

ARTICLE 5 - LICENSES

5.1License Grants.

5.1.1Licenses Granted to Moderna.

(a)Subject to the terms and conditions of this Agreement, GBIO agrees to grant and hereby grants to Moderna (i) on a Liver Target-by-Liver Target basis, during the Liver Research Term, a [**] right and license under the GBIO Intellectual Property solely to permit Moderna to perform its obligations under the Liver Program for such Liver Target, (ii) on a Non-Liver Target-by-Non-Liver Target basis, during the Non-Liver Research Term, a non-exclusive right and license under the GBIO Intellectual Property solely to permit Moderna to perform its obligations under the Non-Liver Program for such Non-Liver Target, and (iii) during the Non-Liver ctLNP Research Term, a non-exclusive right and license under the GBIO Intellectual Property solely to permit Moderna to perform its obligations under the Non-Liver ctLNP Research Program (such GBIO Intellectual Property in each of (i)-(iii), “GBIO Research Licensed Technology”).

(b)Subject to the terms and conditions of this Agreement, on an Optioned Liver Target-by-Optioned Liver Target basis, commencing on the date that Moderna exercises a Liver Option with respect to such Optioned Liver Target, GBIO agrees to grant and hereby grants to Moderna an exclusive (even as to GBIO and its Affiliates) right and license in the Field in the Territory, with the right to grant sublicenses as set forth in Section 5.3, under GBIO’s rights in the [**] to Develop, Manufacture, Commercialize, and otherwise Exploit Licensed Liver Products Directed to such Optioned Liver Target in accordance with the terms of this Agreement.

(c)Subject to the terms and conditions of this Agreement, on an Optioned Non-Liver Target-by-Optioned Non-Liver Target basis, commencing on the date that Moderna exercises a Non-Liver Option with respect to such Optioned Non-Liver Target, GBIO agrees to grant and hereby grants to Moderna an exclusive (even as to GBIO and its Affiliates) right and license in the Field in the Territory, with the right to grant sublicenses as set forth in Section 5.3, under GBIO’s rights in the [**] to Develop, Manufacture, Commercialize, and otherwise Exploit Licensed Non-Liver Products Directed to such Optioned Non-Liver Target in accordance with the terms of this Agreement.

(d)Subject to the terms and conditions of this Agreement, on a Cell Target Type-by-Cell Target Type basis, GBIO agrees to grant and hereby grants to Moderna:

(i)during the mRNA Field Exclusivity Period for such Cell Target Type, an exclusive (even as to GBIO and its Affiliates, subject to GBIO’s retained right to, itself or with or through any of its Affiliates or any Third Party, perform its obligations and exercise its rights under this Agreement, including to, itself or with or through any of its Affiliates or any Third Party, Develop, Manufacture, or Commercialize any LNP Therapy in the [**] Field Directed to any GBIO Target) right and license in the Field in the Territory, with the right to grant sublicenses as set forth in Section 5.3, under (A) the [**] with respect to such Cell Target Type and (B) [**], in each case ((A) and (B)) to Develop, Manufacture, Commercialize, and otherwise Exploit Licensed Independent Products in the mRNA Field Directed to such Cell Target Type;

(ii)during the Exclusive Target Exclusivity Term for each Exclusive Target with respect to such Cell Target Type, an exclusive (even as to GBIO and its Affiliates, subject to GBIO retained right to, itself or with or through any of its Affiliates or any Third Party, perform its obligations and exercise its rights under this Agreement, including to, itself or with or through any of its Affiliates or any Third Party, Develop, Manufacture, or Commercialize any LNP Therapy in the [**] Field Directed to any GBIO Target) right and license in the Field in the Territory, with the right to grant sublicenses as set forth in Section 5.3, under (A) the [**] with respect to such Cell Target Type and (B) GBIO’s rights in the [**], in each case ((A) and (B)) to Develop, Manufacture, Commercialize, and otherwise Exploit Licensed Independent Products in the mRNA Field Directed to such Exclusive Target; and

(iii)a non-exclusive right and license in the Field in the Territory, with the right to grant sublicenses as set forth in Section 5.3, under (A) the [**] with respect to such Cell Target Type and (B) without prejudice to the license granted to Moderna under Section 10.1.5, GBIO’s rights in the Joint Collaboration ctLNP Intellectual Property, in each case ((A) and (B)) to Develop, Manufacture, Commercialize, and otherwise Exploit Licensed Independent Products Directed to such Cell Target Type.

(e)GBIO hereby grants to Moderna a worldwide, non-exclusive, perpetual, irrevocable, royalty-free, fully-paid, freely transferrable, freely sublicensable (through multiple tiers) license under (i) the [**] conceived, invented, discovered, developed, created, or otherwise generated by or on behalf of Moderna or any of Moderna’s Affiliates and (ii) all [**] in this Section 5.1.1(e).

5.1.2Licenses Granted to GBIO.

(a)Subject to the terms and conditions of this Agreement, Moderna agrees to grant and hereby grants to GBIO (i) on a Liver Target-by-Liver Target basis, during the Liver Research Term, a non-exclusive right and license under the Moderna Intellectual Property solely to permit GBIO to perform its obligations under the Liver Program for such Liver Target, (ii) on a Non-Liver Target-by-Non-Liver Target basis, during the Non-Liver Research Term, a non-exclusive right and license under the Moderna Intellectual Property solely to permit GBIO to perform its obligations under the Non-Liver Program for such Non-Liver Target, and (iii) during the Non-Liver ctLNP Research Term, a non-exclusive right and license under the Moderna Intellectual Property solely to permit GBIO to perform its obligations under the Non-Liver ctLNP Research Program  (such Moderna Intellectual Property in each of (i)-(iii), “Moderna Research Licensed Technology”).

(b)Subject to the terms and conditions of this Agreement, on a Cell Target Type-by-Cell Target Type basis, without prejudice to the license granted to GBIO under Section 10.1.5, Moderna hereby grants to GBIO a non-exclusive right and license in the Field in the Territory, with the right to grant sublicenses as set forth in Section 5.3, under Moderna’s rights in the Joint Collaboration ctLNP Intellectual Property to (i) Develop, Manufacture, Commercialize, and otherwise Exploit Licensed Independent Products in the Non-mRNA Field Directed to such Cell Target Type, (ii) [**], and (iii) [**].

(c)Moderna hereby grants to GBIO a worldwide, non-exclusive, perpetual, irrevocable, royalty-free, fully-paid, freely transferrable, freely sublicensable (through multiple tiers) license under (i) the [**] conceived, invented, discovered, developed, created, or otherwise generated by or on behalf of GBIO or any of GBIO’s Affiliates and (ii) all [**] in this Section 5.1.2(c).

5.2In-License Agreements.  Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree as follows:

5.2.1Upstream Obligations.  Moderna acknowledges and agrees that the rights, licenses, and sublicenses granted by GBIO to Moderna in this Agreement (including any right to sublicense) are subject to the terms of each applicable In-License Agreement, the scope of the licenses granted to GBIO under each such In-License Agreement, and the rights retained by each Third Party counterparty to each such In-License Agreement and any other Third Party (including Governmental Authorities) expressly set forth in each such In-License Agreement.  Without limiting any of the foregoing in this Section 5.2.1, Moderna agrees to be bound by [**] of the [**] Agreement and [**] of the [**] Agreement, [**].

5.2.2Assistance.  Without limiting Section 5.2.1 in any way, at GBIO’s request, Moderna shall use Commercially Reasonable Efforts to, and cause its Affiliates and all Sublicensees to use Commercially Reasonable Efforts to, take such reasonable actions as may be required to assist GBIO in complying with its obligations under the In-License Agreements, solely to the extent applicable to Moderna’s rights or obligations under this Agreement.

5.2.3Termination of Licenses.  Moderna acknowledges and agrees that, if any of the licenses granted to GBIO under any of the In-License Agreements is terminated, in whole or in part, then, to the extent that any Patent Right or Know-How licensed under such terminated license is sublicensed to Moderna hereunder, Moderna’s sublicense under such terminated license(s) shall automatically terminate, subject to any right of Moderna to receive a direct license [**].

5.2.4New In-License Agreements.

(a)Notwithstanding anything in this Agreement to the contrary, in the event that GBIO or, subject to Section 15.2, any of its Affiliates enters into an agreement or arrangement following the Effective Date under which GBIO or any of its Affiliates acquires Control of any Patent Rights or Know-How that are necessary or reasonably useful for the Development, Manufacture, or Commercialization of any Licensed Product that is being Developed or Commercialized (or, based on the then-current Research Plans, that is reasonably likely to be Developed or Commercialized) by Moderna or any of its Affiliates or Sublicensees, which agreement or arrangement GBIO or its applicable Affiliate shall use reasonable efforts to negotiate to ensure that (i) such Patent Rights and Know-How are [**] (it being understood and agreed that so long as any of such Patent Rights and Know-How [**], GBIO or its applicable Affiliate shall ensure that such Patent Rights and Know-How are [**], (ii) the fees, royalties, milestones, or other amounts payable thereunder with respect to any rights that may be [**], and (iii) GBIO’s (or its applicable Affiliate’s) rights and obligations with respect to [**], then, to the extent permitted under any confidentiality obligations related to such agreement or arrangement, which GBIO or its applicable Affiliate shall use reasonable efforts to negotiate to permit the [**], GBIO shall, within [**] after the effective date of such agreement or arrangement, [**].

(b)Any such Patent Rights or Know-How in-licensed by GBIO or its Affiliates are hereby deemed not to be part of the GBIO Intellectual Property and not sublicensed to Moderna hereunder unless and until Moderna provides written notice to GBIO that Moderna agrees to [**].

(c)Within [**] after GBIO’s receipt of Moderna’s written notice designating a New In-License Agreement, [**].

5.2.5[**] Technology.  [**].

5.3Rights to Sublicense.

5.3.1Moderna.  Subject to Section 5.3.3 and the terms of each applicable In-License Agreement, Moderna shall have the right to grant sublicenses within the scope of the licenses granted to Moderna under Sections 5.1.1(a)-(d) to any of its Affiliates or any Third Party.

5.3.2GBIO.  Subject to Section 5.3.3, GBIO shall have the right to grant sublicenses within the scope of the licenses granted to GBIO under Sections 5.1.2(a) and 5.1.2(b) to any of its Affiliates or any Third Party.

5.3.3Sublicense Requirements.  Any sublicense granted by a Party pursuant to Section 5.3.1 or Section 5.3.2 shall be subject to the following:

(a)each sublicense granted hereunder shall be consistent with the requirements of this Agreement;

(b)such Party shall be primarily liable for any failure by any of its Affiliates or Sublicensees to comply with all relevant restrictions, limitations, and obligations in this Agreement;

(c)each sublicense to any Third Party must be granted pursuant to a written sublicense agreement, and the sublicensing Party shall provide the other Party with a copy of any such sublicense agreement entered into under Section 5.3.1 or Section 5.3.2 within [**] after the execution of such sublicense agreement (which shall be the sublicensing Party’s Confidential Information); except that any such copy may be reasonably redacted to remove any confidential, proprietary, or competitively sensitive information, but such copy shall not be redacted to the extent that it impairs the non-sublicensing Party’s ability to ensure compliance with this Agreement;

(d)each Party shall require each Affiliate or Sublicensee to whom such Party discloses any of the other Party’s Confidential Information to enter into a written agreement obligating such Affiliate or Sublicensee to be bound by obligations of confidentiality and restrictions on use of such Confidential Information that are no less restrictive than are the obligations set forth in ARTICLE 9, including requiring such Affiliate or Sublicensee to agree in writing not to issue any Publications except in compliance with the terms of this Agreement [**], and (iii) upon the request of the other Party, removes from such Publication any Confidential Information of such other Party); and

(e)neither Party may grant any sublicense to any Third Party under any Joint Collaboration ctLNP Intellectual Property except as permitted under Section 2.11.

5.4Third Party Contractors.  Moderna shall have the right, within the scope of the licenses granted to Moderna under Section 5.1.1, and GBIO shall have the right, within the scope of the licenses granted to GBIO under Section 5.1.2, to retain any Third Party for the purpose of engaging such Third Party as a contract research organization, contract manufacturer, contract sales force, consultant, academic researcher, or the like (each, a “Third Party Contractor”) in connection with the performance of any Research Program (subject, in the case of Third Party Contractors not set forth on Schedule 5.4 [**].  Such retention of a Third Party Contractor is not a sublicense within the meaning of Section 5.3 but is considered an activity of Moderna under the licenses granted under Section 5.1.1, or GBIO under the licenses granted under Section 5.1.2, as applicable.  Engagement of Third Party Contractors under this Section 5.4 is subject to the following (except as otherwise mutually agreed by the Parties):

5.4.1each Party shall obligate each of its Third Party Contractors to agree in writing to assign to such Party ownership of, or grant to such Party a royalty-free, fully-paid, worldwide, perpetual, exclusive, and irrevocable license (with the right to grant sublicenses through multiple tiers) to, any Know-How and related intellectual property rights (including Patent Rights) arising under its agreement with such Third Party Contractor to the extent related to the Development, Manufacture, or Commercialization of any Non-Liver ctLNP or Licensed Product (which may be subject to reasonable and customary exceptions for a Third Party Contractor’s own existing intellectual property rights and improvements thereto), and such Party shall structure such assignment or exclusive license so as to enable such Party to license or sublicense such Third Party Know-How and related intellectual property rights to the other Party pursuant to the applicable provisions of this Agreement (including permitting such other Party to grant further sublicenses);

5.4.2at the written request of either Party, the other Party shall provide such Party with a copy of each agreement between such other Party and any Third Party Contractor, which copy may be redacted with respect to matters that do not relate to activities conducted under this Agreement; and

5.4.3each Party shall require each Third Party Contractor to whom such Party discloses any of the other Party’s Confidential Information to enter into a written agreement obligating such Third Party Contractor to be bound by obligations of confidentiality and restrictions on use of such Confidential Information that are no less restrictive than are the obligations set forth in ARTICLE 9, including requiring such Third Party Contractor to agree in writing not to issue any Publications except in compliance with the terms of this Agreement [**], and (c) upon the request of the other Party, removes from such Publication any Confidential Information of such other Party).

5.5No Implied Licenses.  Each Party acknowledges that the licenses granted under this Agreement are limited to the scope expressly granted, and all other rights to Patent Rights and Know-How licensed hereunder are expressly reserved to the Party granting the license to such Patent Rights or Know-How.  Nothing in this Agreement will be interpreted to grant a Party any rights under any intellectual property rights owned or Controlled by the other Party that are not expressly granted herein, whether by implication, estoppel, or otherwise.

5.6Technology Transfers.

5.6.1Optioned Liver Targets.  On an Optioned Liver Target-by-Optioned Liver Target basis, (a) to the extent not previously provided, as soon as reasonably practicable but in any event no more than [**] after the Liver Option Exercise Date for such Optioned Liver Target, GBIO will provide Moderna with (i) an electronic copy of all material [**] with respect to such Optioned Liver Target in existence as of such Liver Option Exercise Date; and (ii) to the extent reasonably requested by Moderna, [**] by or on behalf of GBIO or its Affiliates as of such Liver Option Exercise Date; and (b) following the Liver Option Exercise Date with respect to such Optioned Liver Target, no less frequently than [**] during the Liver Research Term and the [**] period immediately following the end of the Liver Research Term, GBIO shall provide to Moderna an electronic copy of [**] that comes into Control of GBIO or any of its Affiliates but was not previously provided to Moderna.  Within [**] after the expiration of the [**] period immediately following the end of the Liver Research Term, GBIO shall provide to Moderna an electronic copy of [**] in existence as of the date of such expiration that was not previously provided to Moderna.

5.6.2Optioned Non-Liver Targets.  On an Optioned Non-Liver Target-by-Optioned Non-Liver Target basis, (a) to the extent not previously provided, as soon as reasonably practicable but in any event no more than [**] after the Non-Liver Option Exercise Date for such Optioned Non-Liver Target, GBIO will provide Moderna with (i) an electronic copy of all material [**] with respect to such Optioned Non-Liver Target in existence as of such Non-Liver Option Exercise Date; and (ii) to the extent reasonably requested by Moderna, [**] by or on behalf of GBIO or its Affiliates as of such Non-Liver Option Exercise Date; and (b) following the Non-Liver Option Exercise Date with respect to such Optioned Non-Liver Target, no less frequently than [**] during the Non-Liver Research Term and the [**] period immediately following the end of the Non-Liver Research Term, GBIO shall provide to Moderna an electronic copy of all material [**] with respect to such Optioned Non-Liver Target that comes into Control of GBIO or any of its Affiliates but was not previously provided to Moderna.  Within [**] after the expiration of the [**] period immediately following the end of the Non-Liver Research Term, GBIO shall provide to Moderna an electronic copy of all material [**] with respect to such Optioned Non-Liver Target in existence as of the date of such expiration that was not previously provided to Moderna.

5.6.3Licensed Independent Products.

(a)On a Cell Target Type-by-Cell Target Type basis, (i) as soon as reasonably practicable but in any event no more than [**] after the achievement of the applicable Cell Target Type Success Criteria, GBIO will provide to Moderna, to the extent not previously provided, an electronic copy of all material (A) [**] and (B) Joint Collaboration ctLNP Intellectual Property, in each case ((A) and (B)) in existence as of the achievement of the applicable Cell Target Type Success Criteria that is necessary or reasonably useful for the Development, Manufacture, Commercialization, or other Exploitation of Licensed Independent Products Directed to such Cell Target Type; and (ii) no less frequently than [**] during the mRNA Field Exclusivity Period for such Cell Target Type thereafter, GBIO shall provide to Moderna with an electronic copy of all material (A) [**] and (B) [**], in each case ((A) and (B)) that is necessary or reasonably useful for the Development, Manufacture, Commercialization, or other Exploitation of Licensed Independent Products Directed to such Cell Target Type and that comes into Control of GBIO or its Affiliates but was not previously provided to Moderna.  Within [**] after the expiration of the mRNA Field Exclusivity Period for such Cell Target Type, GBIO shall provide to Moderna an electronic copy of all material (A) [**] and (B) [**], in each case ((A) and (B)) that is necessary or reasonably useful for the Development, Manufacture, Commercialization, or other Exploitation of Licensed Independent Products Directed to such Cell Target Type in existence as of the date of such expiration but was not previously provided to Moderna.

(b)Prior to the achievement of the applicable Cell Target Type Success Criteria, upon reasonable request by Moderna, GBIO shall provide to Moderna with an electronic copy of material (i) [**] and (ii) Joint Collaboration ctLNP Intellectual Property, in each case ((i) and (ii)) in existence at such time that is necessary or reasonably useful for the Development, Manufacture, Commercialization, or other Exploitation of Licensed Independent Products Directed to such Cell Target Type but was not previously provided to Moderna.

(c)On an Exclusive Target-by-Exclusive Target basis, (i) as soon as reasonably practicable but in any event no more than [**] after the Exclusive Target Option Exercise Date for such Exclusive Target, GBIO will provide to Moderna, to the extent not previously provided, an electronic copy of all material (A) [**] and (B) Joint Collaboration ctLNP Intellectual Property, in each case ((A) and (B)) in existence as of such Exclusive Target Option Exercise Date that is necessary or reasonably useful for the Development, Manufacture, Commercialization, or other Exploitation of Licensed Independent Products in the mRNA Field that are Directed to such Exclusive Target; and (ii) no less frequently than [**] during the applicable mRNA Field Exclusivity Period, GBIO shall provide to Moderna with an electronic copy of all material (A) [**] and (B) [**], in each case ((A) and (B)) that is necessary or reasonably useful for the Development, Manufacture, Commercialization, or other Exploitation of Licensed Independent Products in the mRNA Field that are Directed to such Exclusive Target and that comes into Control of GBIO or its Affiliates but was not previously provided to Moderna.  Within [**] after the expiration of the mRNA Field Exclusivity Period, GBIO shall provide to Moderna an electronic copy of all material (A) [**] and (B) [**], in each case ((A) and (B)) that is necessary or reasonably useful for the Development, Manufacture, Commercialization, or other Exploitation of Licensed Independent Products in the mRNA Field that are Directed to such Exclusive Target in existence as of the date of such expiration but was not previously provided to Moderna.

5.6.4Assistance.  At Moderna’s reasonable request, GBIO shall reasonably cooperate with Moderna to facilitate the technology transfers described in this Section 5.6 and to enable the use of the transferred technology by Moderna or its applicable Affiliates or Sublicensees.  Such cooperation shall include providing Moderna or its applicable Affiliates or Sublicensees with reasonable access by teleconference or in-person at GBIO’s or its Affiliates’ facilities to appropriate personnel from GBIO or its Affiliates to provide Moderna or its applicable Affiliates or Sublicensees with technical assistance and consultation in connection with such technology transfers or such use, and [**] consultation at Moderna’s or its applicable Affiliates’ or Sublicensees’ facilities as reasonably requested by Moderna to facilitate the use of the transferred technology by Moderna or its applicable Affiliates or Sublicensees.

5.6.5Cost. GBIO shall provide the technology transfer, technical assistance, and consultation described in this Section 5.6 free of charge for up to [**] person hours in aggregate across all such technology transfer, technical assistance, and consultation.  Thereafter Moderna will be required to reimburse GBIO for all time in excess of [**] person hours for providing such technology transfer, technical assistance, and consultation at the FTE Rate pro-rata on an hourly basis.

ARTICLE 6 - DEVELOPMENT, MANUFACTURING, AND COMMERCIALIZATION

6.1General.

6.1.1Optioned Liver Targets.  On an Optioned Liver Target-by-Optioned Liver Target basis, from and after the date that Moderna exercises a Liver Option with respect to such Optioned Liver Target, as between the Parties, Moderna shall be responsible, at its sole expense, for all aspects of the Development, Manufacturing, Commercialization, and other Exploitation of Licensed Liver Products Directed to such Optioned Liver Target conducted by or on behalf of Moderna or any of its Affiliates or Sublicensees, provided that the foregoing shall not reduce, diminish, or otherwise prejudice any obligation of either Party set forth in the applicable Research Plan with respect to such Optioned Liver Target during the remainder of the Liver Research Term.

6.1.2Optioned Non-Liver Targets.  On an Optioned Non-Liver Target-by-Optioned Non-Liver Target basis, from and after the date that Moderna exercises a Non-Liver Option with respect to such Optioned Non-Liver Target, as between the Parties, Moderna shall be responsible, at its sole expense, for all aspects of the Development, Manufacturing, Commercialization, and other Exploitation of Licensed Non-Liver Products Directed to such Optioned Non-Liver Target conducted by or on behalf of Moderna or any of its Affiliates or Sublicensees, provided that the foregoing shall not reduce, diminish or otherwise prejudice any obligation of either Party set forth in the applicable Research Plan with respect to such Optioned Non-Liver Target during the remainder of the Non-Liver Research Term.

6.1.3Exclusive Targets.  On an Exclusive Target-by-Exclusive Target basis, from and after the Exclusive Target Option Exercise Date with respect to such Exclusive Target, as between the Parties, Moderna shall be responsible, at its sole expense, for all aspects of the Development, Manufacturing, Commercialization, and other Exploitation of Licensed Independent Products Directed to such Exclusive Target conducted by or on behalf of Moderna or any of its Affiliates or Sublicensees.

6.1.4Independent Program Targets.Subject to the licenses granted hereunder, Moderna’s payment obligations under Section 8.4, and GBIO’s exclusivity obligations under Section 2.9.2, on an Independent Program Target-by-Independent Program Target basis, from and after the Effective Date, as between the Parties, each Party shall be responsible, at its sole expense, for all aspects of the Development, Manufacturing, Commercialization, and other Exploitation of Licensed Independent Products Directed to such Independent Program Target conducted by or on behalf of such Party or any of its Affiliates or Sublicensees.

6.2Diligence.

6.2.1General.

(a)On an Optioned Liver Target-by-Optioned Liver Target basis, from and after the date that Moderna exercises a Liver Option with respect to such Optioned Liver Target, Moderna shall use Commercially Reasonable Efforts to (i) Develop and obtain Regulatory Approval for at least one (1) Licensed Liver Product Directed to such Optioned Liver Target in each Major Market and (ii) Commercialize each such Licensed Liver Product in any country or jurisdiction in which Regulatory Approval is obtained for such Licensed Liver Product.

(b)On an Optioned Non-Liver Target-by-Optioned Non-Liver Target basis, from and after the date that Moderna exercises a Non-Liver Option with respect to such Optioned Non-Liver Target, Moderna shall use Commercially Reasonable Efforts to (i) Develop and obtain Regulatory Approval for at least one (1) Licensed Non-Liver Product Directed to such Non-Liver Target in each Major Market and (ii) Commercialize each such Licensed Non-Liver Product in any country or jurisdiction in which Regulatory Approval is obtained for such Licensed Non-Liver Product.

(c)On an Exclusive Target-by-Exclusive Target basis, from and after the date that Moderna exercises an Exclusive Target Option with respect to such Exclusive Target, Moderna shall use Commercially Reasonable Efforts to (i) Develop and obtain Regulatory Approval for at least one (1) Licensed Independent Product Directed to such Exclusive Target in each Major Market and (ii) Commercialize each such Licensed Independent Product in any country or jurisdiction in which Regulatory Approval is obtained for such Licensed Independent Product.

6.2.2Commercially Reasonable Shelving.

(a)On an Optioned Liver Target-by-Optioned Liver Target basis, if Moderna determines, consistent with its diligence obligations under Section 6.2.1(a), to cease Developing or Commercializing all Licensed Liver Products Directed to such Optioned Liver Target, then Moderna shall promptly notify GBIO of such determination, and such Optioned Liver Target shall thereafter be deemed a Terminated Liver Target, and Section 12.6 shall apply with respect to such Terminated Liver Target.

(b)On an Optioned Non-Liver Target-by-Optioned Non-Liver Target basis, if Moderna determines, consistent with its diligence obligations under Section 6.2.1(b), to cease Developing or Commercializing all Licensed Non-Liver Products Directed to such Optioned Non-Liver Target, then Moderna shall promptly notify GBIO of such determination, and such Optioned Non-Liver Target shall thereafter be deemed a Terminated Non-Liver Target, and Section 12.6 shall apply with respect to such Terminated Non-Liver Target.

(c)On an Exclusive Target-by-Exclusive Target basis, if Moderna determines, consistent with its diligence obligations under Section 6.2.1(c), to cease Developing or Commercializing all Licensed Independent Products Directed to such Exclusive Target, then Moderna shall promptly notify GBIO of such determination, and such Exclusive Target shall thereafter be deemed to be a Terminated Exclusive Target, and Section 12.6 shall apply with respect to such Terminated Exclusive Target.

6.3Compliance with Applicable Laws.  Moderna shall comply with all Applicable Laws (including Good Laboratory Practices, Good Clinical Practices, and Good Manufacturing Practices) in the Development, Manufacture, and Commercialization of Licensed Products, and shall require its Affiliates and Sublicensees to do the same.

6.4Progress Reports.

6.4.1Development Reports.

(a)Beginning upon the initiation of the first Clinical Trial of a Licensed Liver Product or Licensed Non-Liver Product, Moderna shall keep GBIO informed in a timely manner as to the progress of the Development of such Licensed Product by and on behalf of Moderna or any of its Affiliates and Sublicensees, including providing GBIO with a written report every [**] that provides (i)  [**] and (ii) [**].

(b)Beginning upon the initiation of the first Clinical Trial of a Licensed Independent Product Directed to an Exclusive Target, Moderna shall keep GBIO informed in a timely manner as to the progress of the Development of such Licensed Product by and on behalf of Moderna or any of its Affiliates or Sublicensees, including providing GBIO with a written report every [**] that provides (i) [**] and (ii) [**].

(c)Each Party shall keep the other Party reasonably informed regarding the Development, by and on behalf of such Party or any of its Affiliates or Sublicensees, of Licensed Independent Products that are not Directed to Exclusive Targets.

6.4.2Commercialization Reports.

(a)Beginning upon the submission of the first Drug Approval Application for a Licensed Liver Product, Licensed Non-Liver Product, or Licensed Independent Product Directed to an Exclusive Target and ending on GBIO’s receipt of the first royalty report for such Licensed Liver Product, Licensed Non-Liver Product, or Licensed Independent Product, Moderna shall keep GBIO reasonably informed in a timely manner as to the progress of the Commercialization of such Licensed Liver Product, Licensed Non-Liver Product, or Licensed Independent Product.

(b)Beginning upon the submission of the first Drug Approval Application for a Licensed Independent Product that is not Directed to an Exclusive Target and ending on the other Party’s receipt of the first royalty report for such Licensed Independent Product, each Party shall keep the other Party reasonably informed regarding the Commercialization, by and on behalf of such Party or any of its Affiliates or Sublicensees, of such Licensed Independent Product.

ARTICLE 7 - REGULATORY MATTERS

7.1Regulatory Interactions.  As between the Parties, each Party shall have the sole right to (a) prepare and submit all Regulatory Documentation (including all INDs and all applications for Regulatory Approval and pricing approval) with respect to all Licensed Products being Developed or Commercialized by such Party or any of its Affiliates or Sublicensees, (b) obtain and maintain all Regulatory Approvals and pricing approvals for all Licensed Products being Developed or Commercialized by such Party or any of its Affiliates or Sublicensees, and (c) conduct all correspondence and communications with Regulatory Authorities regarding the matters described in clauses (a) and (b).

7.2Regulatory Documentation.  All Regulatory Documentation (including all Regulatory Approvals and pricing approvals) with respect to any Licensed Product shall be owned by and shall be the sole property and held in the name of, the Party (or its applicable Affiliate, Sublicensee, or designee) that is Developing or Commercializing such Licensed Product.

7.3Coordination and Cooperation.  At Moderna’s reasonable request and expense, GBIO shall use reasonable efforts to cooperate and coordinate with, and shall provide all reasonable assistance to, Moderna in connection with (a) preparation and submission of Regulatory Documentation (including INDs and all applications for Regulatory Approval and pricing approval) with respect to Licensed Products being Developed or Commercialized by Moderna or any of its Affiliates or Sublicensees, (b) obtaining and maintaining Regulatory Approvals and pricing approvals for Licensed Products being Developed or Commercialized by Moderna or any of its Affiliates or Sublicensees, and (c) the conduct of correspondence and communications with Regulatory Authorities regarding the matters described in clauses (a) and (b).  Without limiting the generality of the foregoing, at Moderna’s reasonable request and expense, GBIO shall (i) provide Moderna with material documents and information in GBIO’s or its Affiliates’ Control and possession that are necessary or reasonably useful for obtaining and maintaining Regulatory Approvals or pricing approvals for Licensed Products being Developed or Commercialized by Moderna or any of its Affiliates or Sublicensees, in each case to the extent not previously provide to Moderna, (ii) [**], and (iii) [**].

7.4Safety Concern.  Notwithstanding anything to the contrary herein, if, at any time during the Term, a Party reasonably believes that there is a Safety Concern with respect to a Licensed Product, then such Party will promptly provide written notice to the other Party of such Safety Concern.

ARTICLE 8 - FEES, MILESTONES, AND ROYALTIES

8.1Upfront Fee.  In partial consideration of the rights and licenses granted by GBIO to Moderna under this Agreement, within [**] after the Effective Date, Moderna shall pay to GBIO a one-time, non-refundable, non-creditable upfront amount equal to Forty Million U.S. Dollars ($40,000,000).

8.2Equity Purchase Agreement.  Moderna will purchase stock of GBIO on the terms and pursuant to the conditions of a Stock Purchase Agreement to be executed on or around the Effective Date.

8.3Extension and Option Fees.

8.3.1[**].

8.3.2[**].

8.3.3[**].

8.3.4mRNA Field Exclusivity Period Extension Fee. If Moderna desires to extend the mRNA Field Exclusivity Period for a given Cell Target Type [**], then Moderna shall pay GBIO a one-time, non-refundable, non-creditable amount equal to [**] U.S. Dollars ($[**]) (a “[**]mRNA Field Exclusivity Period Extension Fee”).  [**].

8.3.5Additional Option Fee. If Moderna desires to obtain one (1) additional Liver Option or one (1) additional Non-Liver Option pursuant to Section 3.1.2, then Moderna shall pay GBIO a one-time, non-refundable, non-creditable amount equal to (a) if Moderna elects to obtain one (1) additional Liver Option, [**] U.S. Dollars ($[**]) or (b) if Moderna elects to obtain one (1) additional Non-Liver Option, [**] U.S. Dollars ($[**]) (the “Additional Option Fee”).

8.3.6Liver Option Exercise Fee. On a Liver Target-by-Liver Target basis, if Moderna desires to exercise a Liver Option for such Liver Target pursuant to Section 3.1.3(a), then Moderna shall pay to GBIO a one-time, non-refundable, non-creditable payment of [**] U.S. Dollars ($[**]) (the “Liver Option Exercise Fee”).

8.3.7Non-Liver Option Exercise Fee. On a Non-Liver Target-by-Non-Liver Target basis, if Moderna desires to exercise a Non-Liver Option for such Non-Liver Target pursuant to Section 3.1.3(b), then Moderna shall pay to GBIO a one-time, non-refundable, non-creditable payment of [**] U.S. Dollars ($[**]) (the “Non-Liver Option Exercise Fee”).

8.3.8Exclusive Target Option Exercise Fee. On an Independent Program Target-by-Independent Program Target basis, if Moderna desires to exercise an Exclusive Target Option for such Independent Program Target pursuant to Section 3.1.3(c), then Moderna shall pay to GBIO a one-time, non-refundable, non-creditable payment of (a) [**] U.S. Dollars ($[**]), (b) [**], and (c) [**] (each such payment, if any, an “Exclusive Target Option Exercise Fee”).

8.4Research Costs.

8.4.1Prepaid Research Funding.  Within [**] after the Effective Date, Moderna shall pay to GBIO an amount equal to [**] U.S. Dollars ($[**]) as prepayment of Research Costs that GBIO expects to incur or accrue in conducting the Research Programs (the “Prepaid Research Funding”).

8.4.2Ongoing Research Funding.  GBIO’s Research Costs incurred under each Research Plan shall first be offset against the Prepaid Research Funding.  Upon fully consuming the Prepaid Research Funding with GBIO’s Research Costs, Moderna shall pay GBIO, on a Research Plan-by-Research Plan basis, for GBIO’s Research Costs incurred under the applicable Research Plan which are not covered by the Prepaid Research Funding (the “Excess Costs”) so long as the aggregate Research Costs incurred by GBIO in the applicable Research Program do not exceed [**] percent ([**]%) of the aggregate budget for such Research Program as set forth in the applicable Research Plan (each, a “Research Budget”).  Following the end of each Calendar Quarter in which GBIO incurs or accrues any Research Costs in the performance of any activities assigned to GBIO in any Research Plan, GBIO shall provide Moderna an invoice and report setting forth such Research Costs, along with reasonable supporting explanation and documentation for such invoiced amounts (including [**]).  GBIO shall in such invoice indicate the portion, if any, of the invoice amount that constitute Excess Costs.  GBIO may not invoice Research Costs more than [**] after such Research Costs became payable by GBIO.  Moderna will pay GBIO all amounts set forth in any invoice submitted pursuant to this Section 8.4.2 (except for any invoiced amounts that Moderna disputes in good faith) within [**] after receipt of the applicable invoice by Moderna; except that Moderna may credit the Prepaid Research Funding against any Research Costs invoiced pursuant to this Section 8.4.2 until such amount has been fully credited, provided that payment of any Excess Costs with respect to a given Research Program that exceed [**] percent ([**]%) of the Research Budget for such Research Program shall be subject to approval by Moderna.  Moderna may request, and GBIO shall provide, [**] to substantiate the invoiced costs and expenses.  GBIO shall use the Prepaid Research Funding it receives from Moderna under this Agreement solely to carry out its activities in the Research Programs in accordance with the applicable Research Plans therefor and the terms and conditions of this Agreement and for no other purposes.

8.4.3Research Forecast.

(a)With respect to each approved Research Plan and associated Research Budget, at least [**] before end of each Calendar Quarter in which such Research Plan and Research Budget are in existence, GBIO shall provide to Moderna, in a format to be mutually agreed by the Parties, a non-binding activity-based financial forecast containing the estimated amounts of anticipated Research Costs for such Research Plan for the current Calendar Quarter (or a good faith estimate of any portions thereof).

(b)With respect to each approved Research Plan and associated Research Budget, at least [**] before end of each Calendar Quarter in which such Research Plan and Research Budget are in existence, GBIO shall provide to Moderna, in a format to be mutually agreed by the Parties, a non-binding activity-based financial forecast containing the estimated amounts of anticipated Research Costs for such Research Plan for the next [**] Calendar Quarters (or a good faith estimate of any portions thereof).

8.5Milestone Payments.

8.5.1Liver Non-Human Primate Proof of Concept Milestone.  If, during the Initial Liver Research Term, GBIO achieves the criteria set forth on Schedule 8.5.1, Moderna shall pay GBIO a one-time, non-refundable, non-creditable amount equal to [**] U.S. Dollars ($[**]).

8.5.2Optioned Liver Target Milestones.

(a)For purposes of this Section 8.5.2, a “Licensed Liver Product Type” means, on an Optioned Liver Target-by-Optioned Liver Target basis, (i) [**] and (ii) [**].  By way of example and not limitation, [**].

(b)Subject to Section 8.5.2(b)(iv), on a Licensed Liver Product Type-by-Licensed Liver Product Type basis, upon the first achievement of each of the Development and regulatory milestone events set forth below with respect to such Licensed Liver Product Type, Moderna shall pay GBIO the corresponding one-time amounts set forth below.

Milestones (per Licensed Liver Product Type)	Payment (in US Dollars)
[**]	$[**]
[**]	$[**]
[**]	$[**]
[**]	$[**]
[**]	$[**]
[**]	$[**]

(i)Each milestone payment under this Section 8.5.2(b) shall be made to GBIO within [**] after the achievement of the applicable milestone.

(ii)For clarity, Moderna shall only pay GBIO once for achievement of each of the milestone events set forth in the table above for each Licensed Liver Product Type.  In no event would Moderna owe GBIO more than [**] U.S. Dollars ($[**]) in milestone payments per Licensed Liver Product Type under this Section 8.5.2(b).

(iii)The following provisions shall apply to milestone events that are not achieved before the achievement of subsequent milestone events:

(A)

If a milestone event in row [**] of the table set forth above in this Section 8.5.2(b) is achieved with respect to a given Licensed Liver Product Type before achievement of the milestone event in row [**] of such table for such Licensed Liver Product Type, then such skipped milestone will be deemed to have been achieved with respect to such Licensed Liver Product Type upon the achievement of such subsequent milestone with respect to such Licensed Liver Product Type, and Moderna shall pay to GBIO the milestone payment corresponding to such skipped milestone within [**] after such achievement.

(B)

If a milestone event in row [**] of the table set forth above in this Section 8.5.2(b) is achieved with respect to a given Licensed Liver Product Type before achievement of the milestone event in row [**] of such table for such Licensed Liver Product Type, then such skipped milestone will be deemed to have been achieved with respect to such Licensed Liver Product Type upon the achievement of such subsequent milestone with respect to such Licensed Liver Product Type, and Moderna shall pay to GBIO the milestone payment corresponding to such skipped milestone within [**] after such achievement.

(C)

If a milestone event in row [**] of the table set forth above in this Section 8.5.2(b) is achieved with respect to a given Licensed Liver Product Type before achievement of the milestone event in row [**] of such table for such Licensed Liver Product Type, then such skipped milestone will be deemed to have been achieved with respect to such Licensed Liver Product Type upon the achievement of such subsequent milestone with respect to such Licensed Liver Product Type, and Moderna shall pay to GBIO the milestone payment corresponding to such skipped milestone within [**] after such achievement.

(iv)[**].

In no event would Moderna owe GBIO more than [**] U.S. Dollars ($[**]) in milestone payments per Optioned Liver Target under this Section 8.5.2(b).

(c)On an Optioned Liver Target-by-Optioned Liver Target basis, Moderna shall pay GBIO each of the following one-time amounts within [**] following the end of the Calendar Quarter in which the corresponding sales milestone event set forth below is first achieved, in the aggregate, by all Licensed Liver Products Directed to such Optioned Liver Target.

Milestones (per Optioned Liver Target)	Payment (in US Dollars)
(1) First time the worldwide Calendar Year Net Sales of all Licensed Liver Products Directed to such Optioned Liver Target equal or exceed $[**]	$[**]
(2) First time the worldwide Calendar Year Net Sales of all Licensed Liver Products Directed to such Optioned Liver Target equal or exceed $[**]	$[**]
(3) First time the worldwide Calendar Year Net Sales of all Licensed Liver Products Directed to such Optioned Liver Target equal or exceed $[**]	$[**]
(4) First time the worldwide Calendar Year Net Sales of all Licensed Liver Products Directed to such Optioned Liver Target equal or exceed $[**]	$[**]

(i)If more than one of the milestone events under this Section 8.5.2(c) is achieved in the same Calendar Quarter, then all corresponding milestone payments under this Section 8.5.2(c) shall be paid within [**] following the end of such Calendar Quarter.

(ii)For clarity, Moderna shall only pay GBIO once for achievement of each of the sales milestone events set forth in the table above for each Optioned Liver Target.  In no event would Moderna owe GBIO more than [**] U.S. Dollars ($[**]) in milestone payments per Optioned Liver Target under this Section 8.5.2(c).

8.5.3Optioned Non-Liver Target Milestones.

(a)For purposes of this Section 8.5.3, a “Licensed Non-Liver Product Type” means, on an Optioned Non-Liver Target-by-Optioned Non-Liver Target basis, (i) [**] and (ii) [**].  By way of example and not limitation, [**].

(b)Subject to Section 8.5.3(b)(iv), on a Licensed Non-Liver Product Type-by-Licensed Non-Liver Product Type basis, upon the first achievement of each of the Development and regulatory milestone events set forth below with respect to such Licensed Non-Liver Product Type, Moderna shall pay GBIO the corresponding one-time amounts set forth below.

Milestones (per Licensed Non-Liver Product Type)	Payment (in US Dollars)
[**]	$[**]
[**]	$[**]
[**]	$[**]
[**]	$[**]
[**]	$[**]
[**]	$[**]

(i)Each milestone payment under this Section 8.5.3(b) shall be made to GBIO within [**] after the achievement of the applicable milestone.

(ii)For clarity, Moderna shall only pay GBIO once for achievement of each of the milestone events set forth in the table above for each Licensed Non-Liver Product Type.  In no event would Moderna owe GBIO more than [**] U.S. Dollars ($[**]) in milestone payments per Licensed Non-Liver Product Type under this Section 8.5.3(b).

(iii)The following provisions shall apply to milestone events that are not achieved before the achievement of subsequent milestone events:

(A)

If a milestone event in row [**] of the table set forth above in this Section 8.5.3(b) is achieved with respect to a given Licensed Non-Liver Product Type before achievement of the milestone event in row [**] of such table for such Licensed Non-Liver Product Type, then such skipped milestone will be deemed to have been achieved with respect to such Licensed Non-Liver Product Type upon the achievement of such subsequent milestone with respect to such Licensed Non-Liver Product Type, and Moderna shall pay to GBIO the milestone payment corresponding to such skipped milestone within [**] after such achievement.

(B)

If a milestone event in row [**] of the table set forth above in this Section 8.5.3(b) is achieved with respect to a given Licensed Non-Liver Product Type before achievement of the milestone event in row [**] of such table for such Licensed Non-Liver Product Type, then such skipped milestone will be deemed to have been achieved with respect to such Licensed Non-Liver Product Type upon the achievement of such subsequent milestone with respect to such Licensed Non-Liver Product Type, and Moderna shall pay to GBIO the milestone payment corresponding to such skipped milestone within [**] after such achievement.

(C)

If a milestone event in row [**] of the table set forth above in this Section 8.5.3(b) is achieved with respect to a given Licensed Non-Liver Product Type before achievement of the milestone event in row [**] of such table for such Licensed Non-Liver Product Type, then such skipped milestone will be deemed to have been achieved with respect to such Licensed Non-Liver Product Type upon the achievement of such subsequent milestone with respect to such Licensed Non-Liver Product Type, and Moderna shall pay to GBIO the milestone payment corresponding to such skipped milestone within [**] after such achievement.

(iv)[**].

In no event would Moderna owe GBIO more than [**] U.S. Dollars ($[**]) in milestone payments per Optioned Non-Liver Target under this Section 8.5.3(b).

(c)On an Optioned Non-Liver Target-by-Optioned Non-Liver Target basis, Moderna shall pay GBIO each of the following one-time amounts within [**] following the end of the Calendar Quarter in which the corresponding sales milestone event set forth below is first achieved, in the aggregate, by all Licensed Non-Liver Products Directed to such Optioned Non-Liver Target.

Milestones (per Optioned Non-Liver Target)	Payment (in US Dollars)
(1) First time the worldwide Calendar Year Net Sales of all Licensed Non-Liver Products Directed to such Optioned Non-Liver Target equal or exceed $[**]	$[**]
(2) First time the worldwide Calendar Year Net Sales of all Licensed Non-Liver Products Directed to such Optioned Non-Liver Target equal or exceed $[**]	$[**]
(3) First time the worldwide Calendar Year Net Sales of all Licensed Non-Liver Products Directed to such Optioned Non-Liver Target equal or exceed $[**]	$[**]
(4) First time the worldwide Calendar Year Net Sales of all Licensed Non-Liver Products Directed to such Optioned Non-Liver Target equal or exceed $[**]	$[**]

(i)If more than one of the milestone events under this Section 8.5.3(c) is achieved in the same Calendar Quarter, then all corresponding milestone payments under this Section 8.5.3(c) shall be paid within [**] following the end of such Calendar Quarter.

(ii)For clarity, Moderna shall only pay GBIO once for achievement of each of the sales milestone events set forth in the table above for each Optioned Non-Liver Target.  In no event would Moderna owe GBIO more than [**] U.S. Dollars ($[**]) in milestone payments per Optioned Non-Liver Target under this Section 8.5.3(c).

8.5.4Exclusive Target Milestones.

On an Exclusive Target-by-Exclusive Target basis, upon the first achievement of each of the Development and regulatory milestone events set forth below with respect to a Licensed Independent Product Directed to such Exclusive Target, Moderna shall pay GBIO the corresponding one-time amounts set forth below.

Milestones (per Exclusive Target)	Payment (in US Dollars)
[**]	$[**]
[**]	$[**]
[**]	$[**]

(a)Each milestone payment under this Section 8.5.4 shall be made to GBIO within [**] after the achievement of the applicable milestone.

(b)For clarity, Moderna shall only pay GBIO once for achievement of each of the milestone events set forth in the table above for each Exclusive Target.  In no event would Moderna owe GBIO more than [**] U.S. Dollars ($[**]) in milestone payments per Exclusive Target under this Section 8.5.4.

(c)If a milestone event in row [**] of the table set forth above in this Section 8.5.4 is achieved with respect to a Licensed Independent Product Directed to a given Exclusive Target before achievement of the milestone event in row [**] of such table for such Exclusive Target, then such skipped milestone will be deemed to have been achieved with respect to such Exclusive Target upon the achievement of such subsequent milestone with respect to such Exclusive Target, and Moderna shall pay to GBIO the milestone payment corresponding to such skipped milestone within [**] after such achievement.

8.6Royalties.

8.6.1Royalty Rates Payable by Moderna.

(a)Subject to the remainder of this Section 8.6, on an Optioned Liver Target-by-Optioned Liver Target basis, Moderna shall pay to GBIO royalties on worldwide Calendar Year Net Sales of all Licensed Liver Products Directed to such Optioned Liver Target as set forth below:

Calendar Year Net Sales	Royalty Rate
Portion of the worldwide Calendar Year Net Sales of all Licensed Liver Products Directed to such Optioned Liver Target, in the aggregate, up to and including [**] U.S. Dollars ($[**]).	[**]%

Portion of the worldwide Calendar Year Net Sales of all Licensed Liver Products Directed to such Optioned Liver Target, in the aggregate, greater than [**] U.S. Dollars ($[**]) up to and including [**] U.S. Dollars ($[**]).

[**]%

Portion of the worldwide Calendar Year Net Sales of all Licensed Liver Products Directed to such Optioned Liver Target, in the aggregate, greater than [**] U.S. Dollars ($[**]) up to and including [**] U.S. Dollars ($[**]).

[**]%
Portion of the worldwide Calendar Year Net Sales of all Licensed Liver Products Directed to such Optioned Liver Target, in the aggregate, greater than [**] U.S. Dollars ($[**]).	[**]%

Each royalty rate set forth in the table above will apply only to that portion of the worldwide Net Sales of all Licensed Liver Products Directed to the applicable Optioned Liver Target during a given Calendar Year that falls within the indicated portion.  For example, if, in a given Calendar Year, worldwide Net Sales of all Licensed Liver Products Directed to a given Optioned Liver Target were $[**], then the royalties payable with respect to such Net Sales would be:

[**].

(b)Subject to the remainder of this Section 8.6, on an Optioned Non-Liver Target-by-Optioned Non-Liver Target basis, Moderna shall pay to GBIO royalties on worldwide Calendar Year Net Sales of all Licensed Non-Liver Products Directed to such Optioned Non-Liver Target as set forth below:

Calendar Year Net Sales	Royalty Rate
Portion of the worldwide Calendar Year Net Sales of all Licensed Non-Liver Products Directed to such Optioned Non-Liver Target, in the aggregate, up to and including [**] U.S. Dollars ($[**]).	[**]%

Portion of the worldwide Calendar Year Net Sales of all Licensed Non-Liver Products Directed to such Optioned Non-Liver Target, in the aggregate, greater than [**] U.S. Dollars ($[**]) up to and including [**] U.S. Dollars ($[**]).

[**]%

Portion of the worldwide Calendar Year Net Sales of all Licensed Non-Liver Products Directed to such Optioned Non-Liver Target, in the aggregate, greater than [**] U.S. Dollars ($[**]) up to and including [**] U.S. Dollars ($[**]).

[**]%
Portion of the worldwide Calendar Year Net Sales of all Licensed Non-Liver Products Directed to such Optioned Non-Liver Target, in the aggregate, greater than [**] U.S. Dollars ($[**]).	[**]%

Each royalty rate set forth in the table above will apply only to that portion of the worldwide Net Sales of all Licensed Non-Liver Products Directed to the applicable Optioned Non-Liver Target during a given Calendar Year that falls within the indicated portion.  For example, if, in a given Calendar Year, worldwide Net Sales of all Licensed Non-Liver Products Directed to a given Optioned Non-Liver Target were $[**], then the royalties payable with respect to such Net Sales would be:

[**].

(c)Subject to the remainder of this Section 8.6, on an Independent Program Target-by-Independent Program Target basis, Moderna shall pay to GBIO royalties on worldwide Calendar Year Net Sales of all Licensed Independent Products Directed to such Independent Program Target as set forth below:

Calendar Year Net Sales	Royalty Rate
Portion of the worldwide Calendar Year Net Sales of all Licensed Independent Products Directed to such Independent Program Target, in the aggregate, up to and including [**] U.S. Dollars ($[**]).	[**]%

Portion of the worldwide Calendar Year Net Sales of all Licensed Independent Products Directed to such Independent Program Target, in the aggregate, greater than [**] U.S. Dollars ($[**]) up to and including [**] U.S. Dollars ($[**]).

[**]%
Portion of the worldwide Calendar Year Net Sales of all Licensed Independent Products Directed to such Independent Program Target, in the aggregate, greater than [**] U.S. Dollars ($[**]).	[**]%

Each royalty rate set forth in the table above will apply only to that portion of the worldwide Net Sales of all Licensed Independent Products Directed to the applicable Independent Program Target during a given Calendar Year that falls within the indicated portion.  For example, if, in a given Calendar Year, worldwide Net Sales of all Licensed Independent Products Directed to a given Independent Program Target were $[**], then the royalties payable with respect to such Net Sales would be:

[**].

8.6.2Royalty Rates Payable by GBIO.

(a)Subject to the remainder of this Section 8.6, on an Independent Program Target-by-Independent Program Target basis, GBIO shall pay to Moderna royalties on worldwide Calendar Year Net Sales of all Licensed Independent Products in the [**] Field Directed to such Independent Program Target as set forth below:

Calendar Year Net Sales	Royalty Rate

Portion of the worldwide Calendar Year Net Sales of all Licensed Independent Products in the [**] Field Directed to such Independent Program Target, in the aggregate, up to and including [**] U.S. Dollars ($[**]).

[**]%

Portion of the worldwide Calendar Year Net Sales of all Licensed Independent Products in the [**] Field Directed to such Independent Program Target, in the aggregate, greater than [**] U.S. Dollars ($[**]) up to and including [**] U.S. Dollars ($[**]).

[**]%

Portion of the worldwide Calendar Year Net Sales of all Licensed Independent Products in the [**] Field Directed to such Independent Program Target, in the aggregate, greater than [**] U.S. Dollars ($[**]).

[**]%

Each royalty rate set forth in the table above will apply only to that portion of the worldwide Net Sales of all Licensed Independent Products in the [**] Field Directed to the applicable Independent Program Target during a given Calendar Year that falls within the indicated portion.  For example, if, in a given Calendar Year, worldwide Net Sales of all Licensed Independent Products in the [**] Field Directed to a given Independent Program Target were $[**], then the royalties payable with respect to such Net Sales would be:

[**].

(b)Subject to the remainder of this Section 8.6, on an Independent Program Target-by-Independent Program Target basis, GBIO shall pay to Moderna royalties on worldwide Calendar Year Net Sales of all Licensed Independent Products in the [**] Directed to such Independent Program Target as set forth below:

Calendar Year Net Sales	Royalty Rate

Portion of the worldwide Calendar Year Net Sales of all Licensed Independent Products in the [**] Directed to such Independent Program Target, in the aggregate, up to and including [**] U.S. Dollars ($[**]).

[**]%

Portion of the worldwide Calendar Year Net Sales of all Licensed Independent Products in the [**] Directed to such Independent Program Target, in the aggregate, greater than [**] U.S. Dollars ($[**]) up to and including [**] U.S. Dollars ($[**]).

[**]%
Portion of the worldwide Calendar Year Net Sales of all Licensed Independent Products in the [**] Directed to such Independent Program Target, in the aggregate, greater than [**] U.S. Dollars ($[**]).	[**]%

Each royalty rate set forth in the table above will apply only to that portion of the worldwide Net Sales of all Licensed Independent Products in the [**] Directed to the applicable Independent Program Target during a given Calendar Year that falls within the indicated portion.  For example, if, in a given Calendar Year, worldwide Net Sales of all Licensed Independent Products in the [**] Directed to a given Independent Program Target were $[**], then the royalties payable with respect to such Net Sales would be:

[**].

8.6.3Royalty Term.  Royalties payable under this Section 8.6 shall be paid by the applicable Party on a Licensed Product-by-Licensed Product and country-by-country basis from the First Commercial Sale of such Licensed Product in such country until the latest of (a) expiration of the last to expire Valid Claim in the Royalty Bearing Patent Rights Covering such Licensed Product in such country, (b) expiration of all Regulatory Exclusivity for such Licensed Product in such country, and (c) ten (10) years following the date of First Commercial Sale of such Licensed Product in such country (each such term with respect to a Licensed Product and a country, a “Royalty Term”).

8.6.4Royalty Reduction.

(a)On a Licensed Product-by-Licensed Product and country-by-country basis, subject to Section 8.6.4(d), during any period in which there is no Valid Claim in the Royalty Bearing Patent Rights Covering such Licensed Product in such country, the royalty rate with respect to such Licensed Product in such country will be reduced to [**] percent ([**]%) of the applicable rate set forth in Section 8.6.1 or Section 8.6.2, as applicable, provided that such reduction shall instead [**] percent ([**]%) so long as (i) Regulatory Exclusivity has been obtained for such Licensed Product in such country and is in force, and at the same time (ii) there is no Biosimilar Product on the market with respect to such Licensed Product in such country.

(b)If, on a Licensed Product-by-Licensed Product, country-by-country, and Calendar Quarter-by-Calendar Quarter basis, there is Biosimilar Competition with respect to such Licensed Product in such country in such Calendar Quarter, then, subject to Section 8.6.4(d), the royalty rate with respect to such Licensed Product in such country in such Calendar Quarter will be reduced to [**] percent ([**]%) of the applicable rate set forth in Section 8.6.1 or Section 8.6.2, as applicable.

(c)On a Licensed Product-by-Licensed Product, country-by-country, and Calendar Quarter-by-Calendar Quarter basis, subject to Section 8.6.4(d), a Party shall be entitled to credit against the royalties due to the other Party on Net Sales of such Licensed Product in such country in such Calendar Quarter pursuant to Section 8.6.1 or Section 8.6.2, as applicable, an amount equal to the Deductible Third Party Payments with respect to such Licensed Product in such country in such Calendar Quarter.

(d)In no event shall the royalty reductions described in Section 8.6.4(a), Section 8.6.4(b), and Section 8.6.4(c) alone or together, reduce the royalties payable by a Party for a given Licensed Product in a given country in any given Calendar Quarter to less than [**] percent ([**]%) of the amounts otherwise payable by the applicable Party for such Licensed Product in such country in such Calendar Quarter pursuant to Section 8.6.1 or Section 8.6.2, as applicable.  Such Party may carry over and apply any such royalty reductions that are accrued in a Calendar Quarter and are not deducted in such Calendar Quarter due to the limitation set forth in the first sentence of this Section 8.6.4(d) to any subsequent Calendar Quarter(s) and shall begin applying such reductions to such royalties as soon as practicable and continue applying such reductions on a Calendar Quarter basis thereafter until fully deducted, in all cases subject to the limitation set forth in the first sentence of this Section 8.6.4(d).

8.6.5Expiration of Royalty Term.  Upon the expiration of the Royalty Term with respect to a Licensed Product in a country (but not earlier termination of this Agreement, in whole or in part), the license granted by the applicable Party to the other Party pursuant to Section 5.1.1 or 5.1.2, as applicable, shall be deemed to be fully paid-up, irrevocable, and perpetual with respect to such Licensed Product in such country, and sales of such Licensed Product in such country shall no longer be included in the calculation of Net Sales for purposes of calculating the applicable royalty rate under Section 8.6.1 or Section 8.6.2 or milestones under Section 8.5.2(c) or Section 8.5.3(c), as applicable, but such other Party shall be solely responsible for any amounts payable to Third Party licensors and shall be responsible for complying with the terms of any license agreements with such Third Party licensors, in each case, with respect to such other Party’s exercise of such rights as to such Licensed Product in such country following the expiration of such Royalty Term.

8.6.6Royalty Reports; Payments.  Each Party shall, (a) within [**] following the end of each Calendar Quarter in which a royalty payment owed to the other Party accrues, provide to such other Party a good faith estimate of royalties that will be paid to such other Party under this Agreement for such Calendar Quarter, and (b) within [**] following the end of each Calendar Quarter in which a royalty payment accrues, (i) provide to such other Party a report for each country in which sales of any Licensed Product occurred in the Calendar Quarter, specifying for such Calendar Quarter: the number of Licensed Products sold; the applicable royalty rate under this Agreement; the royalties payable in each country’s currency, including an accounting of deductions taken in the calculation of Net Sales in accordance with Accounting Standards; the applicable exchange rate to convert from each country’s currency to U.S. Dollars under Section 8.12; and the royalty calculation and royalties payable in U.S. Dollars and (ii) make the royalty payments owed to such other Party hereunder in accordance with such royalty report in arrears.

8.7In-License Agreement Payments.  Moderna shall reimburse GBIO for any fees, royalties, milestones, and other amounts actually paid by GBIO or its applicable Affiliate under any New In-License Agreement, as allocated to Moderna pursuant to Section 5.2.4, or under any deemed In-License Agreement, as allocated to Moderna pursuant to Section 5.2.5, in each case within [**] after receipt of an invoice therefor.

8.8Financial Records.  Each Party shall keep, and shall require its Affiliates and Sublicensees to keep, complete and accurate books and records relating to the Development, Manufacture, and Commercialization of Licensed Products in accordance with Accounting Standards.  Each Party shall keep, and shall require its Affiliates and Sublicensees to keep, such books and records for at least [**] following the end of the Calendar Year to which they pertain.  Such books of accounts shall be kept at the principal place of business of the financial personnel with responsibility for preparing and maintaining such records.  Such records shall be in sufficient detail to support, as applicable, (a) calculations of royalties and milestones owed under this Agreement and (b) calculations of Research Costs owed or paid by Moderna under this Agreement.

8.9  Audits.

8.9.1Audit Process.  Upon the written request of a Party (the “Auditing Party”) and with at least [**] prior written notice, but not more than [**] during the Term and during the [**] following the expiration or termination of this Agreement, the other Party (the “Audited Party”) shall permit an independent certified public accounting firm of internationally recognized standing in the field of audit selected by the Auditing Party and reasonably acceptable to the Audited Party, at the Auditing Party’s sole cost and expense (except as set forth in this Section 8.9), to have access during normal business hours to such of the financial records and books of the Audited Party as are required to be maintained under this Agreement (a) in the case of Moderna as the Audited Party, to verify the accuracy of the royalty reports and calculation of Net Sales for payments due to GBIO hereunder and (b) in the case of GBIO as the Audited Party, to verify the accuracy of the Research Costs invoiced to Moderna hereunder or to verify the accuracy of the royalty reports and calculation of Net Sales for payments due to Moderna hereunder; provided that such independent accounting firm is subject to written obligations of confidentiality, non-disclosure, and non-use applicable to the Audited Party’s confidential or proprietary information that are at least as stringent as those set forth in ARTICLE 9.  Such accountants may audit such records for any Calendar Year ending not more than [**] prior to the date of such request.  The report of the independent certified public accountant shall be shared with the Audited Party before distribution to the Auditing Party so that the Audited Party can provide the independent public accountant with justifying remarks for inclusion in the report before sharing the conclusions of such independent public audit with the Auditing Party.  The final audit report will be shared with both Parties at the same time.  The accounting firm shall disclose to the Auditing Party only the information relevant to support a statement as to whether (x) in the case of Moderna as the Audited Party, the royalty reports and royalty and milestone payments provided to GBIO were correct or not and (y) in the case of GBIO as the Audited Party, the Research Costs invoiced to Moderna, or the royalty reports and royalty and milestone payments provided to Moderna, were correct or not, and, in either case ((x) or (y)), shall not include any confidential information (to the extent not already disclosed by the Audited Party to the Auditing Party) disclosed to the auditor during the course of the audit.  An audit of the records relating to a particular Calendar Year may be conducted not more than [**].

8.9.2Payment.

(a)If such accounting firm concludes that any royalties, milestones, or Research Costs were owed but not paid to GBIO, Moderna shall pay the additional royalties, milestones, or Research Costs within [**] following the date GBIO delivers to Moderna an invoice therefor following the issuance of such accounting firm’s written report so concluding.  With respect to unpaid royalties and milestones, Moderna shall also pay GBIO interest at the rate set forth in Section 8.13. If such accounting firm concludes that the royalties, milestones, or Research Costs paid were more than what was owed during such period, Moderna may credit such overpayment against future payments owed to GBIO under this Agreement or, in the case of Research Costs, elect to have GBIO pay to Moderna such overpayment within [**] following the date GBIO receives an invoice therefor.

(b)If such accounting firm concludes that any royalties or milestones were owed but not paid to Moderna, GBIO shall pay the additional royalties or milestones, together with interest at the rate set forth in Section 8.13, within [**] following the date Moderna delivers to GBIO an invoice therefor following the issuance of such accounting firm’s written report so concluding.  If such accounting firm concludes that the royalties or milestones paid were more than what was owed during such period, GBIO may credit such overpayment against future payments owed to Moderna under this Agreement.

(c)If the Audited Party disagrees with the findings of the audit report, the Parties will first seek to resolve the matter between themselves, and, in the event that they fail to reach agreement, then the dispute resolution procedures set forth in Section 18.3 shall apply to such Dispute.

(d)The fees charged by the accounting firm shall be paid by the Auditing Party; except that, if the audit determines that (i) the royalties or milestones payable by the Audited Party for the audited period were understated by greater than [**] percent ([**]%) and the understated amount exceeds [**] Dollars ($[**]) or (ii) the Research Costs payable by Moderna for the audited period were overstated by greater than [**] percent ([**]%) and the overstated amount exceeds [**] Dollars ($[**]), then the Audited Party shall pay the reasonable fees and expenses charged by such accounting firm.

8.10Tax Matters.

8.10.1Taxes.  The Parties acknowledge and agree that, unless expressly stated otherwise, the sole responsible party for all Taxes related to payments made under this Agreement shall be the Party legally obligated for such Taxes under Applicable Laws.

8.10.2Withholding Taxes.  If a Party (the “Payor”) is required under any Applicable Laws to withhold any Taxes or other governmental charges on any amounts payable by the Payor to the other Party (the “Payee”) under this Agreement, the Payor shall notify the Payee of such determination no less than [**] prior to making such payment.  To the extent that Applicable Laws require that Taxes be withheld with respect to any payments to be made by the Payor to the Payee under this Agreement, the Payor shall: (a) deduct those Taxes from the remittable payment, (b) pay the Taxes to the proper taxing authority, and (c) promptly send evidence of the obligation together with proof of Tax payment, sufficient under Applicable Laws to enable the Payee to obtain a refund or credit of such paid amounts, to the Payee on a reasonable and timely basis following such Tax payment.  The Payee shall provide such information and documentation to the Payor as are reasonably requested by the Payor, including any applicable requested Form W-9 or W-8 (as provided in Section 8.10.4), to determine if any withholding Taxes apply to any payments to be made by the Payor under this Agreement and to establish qualification for a reduced withholding rate or an exemption from such Tax to be withheld under the applicable bilateral income tax treaty or relevant statutory provision.  The Payor agrees to cooperate with the Payee in claiming refunds, reductions, or exemptions from such deductions or withholdings under any Applicable Law, relevant agreement or treaty that is in effect.  Notwithstanding anything to the contrary in this Agreement, in the event the Payor redomiciles or assigns its rights or obligations under this Agreement in accordance with Section 15.1 (each, a “Tax Action”), and, as a result of such Tax Action, the amount of Tax required to be withheld under this Section 8.10.2 in respect of a payment to the Payee is greater than the amount of such Tax that would have been required to have been withheld absent such Tax Action, then any such amount payable to the Payee shall be adjusted to take into account such withholding Taxes as may be necessary so that, after making all required withholdings or credits, the Payee receives an amount equal to the sum it would have received, taking into account applicable tax rates imposed on such income and any tax credits available as a result of the withholding or credits, had no such Tax Action occurred (but in no case shall any payment under this Agreement be an amount less than the remittable payment due without regard to this Section 8.10.2).  The obligation to adjust payments pursuant to the preceding sentence shall not apply, however, to the extent such increased withholding of Tax (x) would not have been imposed but for a Tax Action taken by the Payee or (y) is attributable to the failure by the Payee to comply with the requirements of this Section 8.10.2.  For purposes of this Section 8.10.2, a “redomiciliation” shall include a reincorporation or other action resulting in a change in tax residence of the applicable Party or its assignee.

8.10.3VAT.  Notwithstanding anything to the contrary in this Agreement (including anything to the contrary in this Section 8.10), this Section 8.10.3 shall apply with respect to value added tax or any similar tax (“VAT”).  If, under Applicable Law, any VAT is required to be paid in respect of any supply of goods or services under this Agreement, the Party that is responsible under Applicable Law to account for VAT shall, as applicable, (a) issue an invoice for VAT at the applicable rate to the other Party and (b) if provided under applicable Law, pay directly to the relevant tax authorities.

8.10.4Forms.  Each Party has provided a properly completed and duly executed IRS Form W-9 or applicable Form W-8 to the other Party.  Each Party shall provide to the other Party, at the time or times reasonably requested by such other Party or as required by Applicable Law, such properly completed and duly executed documentation (for example, IRS Forms W-8 or W-9) as will permit payments made under this Agreement to be made without, or at a reduced rate of, withholding for Taxes, and the applicable payment shall be made without (or at a reduced rate of) withholding to the extent permitted by such documentation, as reasonably determined by the paying Party.

8.11  Foreign Derived Intangible Income Deduction.  Each Party shall use Commercially Reasonable Efforts to provide, and to cause its Affiliates and applicable Third Parties to provide, any information and documentation reasonably requested by the other Party to obtain the benefits of Section 250 of the Internal Revenue Code of 1986, as amended and the applicable Treasury Regulations, including information required to demonstrate the extent to which the Licensed Products will be sold, consumed, used, or manufactured outside the United States.

8.12Currency Exchange.  Unless otherwise expressly stated in this Agreement, all amounts specified in, and all payments made under, this Agreement shall be in United States Dollars.  If any currency conversion shall be required in connection with the calculation of amounts payable under this Agreement, such conversion shall be performed in a manner consistent with the paying Party’s normal practices used to prepare its audited financial statements for internal and external reporting purposes.

8.13Late Payments.  Any payments that are not paid on or before the date such payments are due under this Agreement shall bear interest at an annual rate equal to the lesser of (a) the “prime rate” as reported by The Wall Street Journal, Eastern Edition, plus [**] percent ([**]%), or (b) the highest rate permitted by Applicable Law; in each case calculated on the number of days such payment is delinquent, compounded monthly; except that, with respect to any disputed payments, no interest payment shall be due until such dispute is resolved and the interest which shall be payable thereon shall be based on the finally-resolved amount of such payment, calculated from the original date on which the disputed payment was due through the date on which payment is actually made.

8.14Blocked Payments.  In the event that, by reason of Applicable Law in any country, it becomes impossible or illegal for a Party (or any of its Affiliates or Sublicensees) to transfer, or have transferred on its behalf, payments owed to the other Party hereunder, the paying Party will promptly notify the other Party of the conditions preventing such transfer and such payments will be deposited in local currency in the relevant country to the credit of such other Party in a recognized banking institution designated by such other Party or, if none is designated by such other Party within a period of [**], in a recognized banking institution selected by the paying Party or its applicable Affiliate or Sublicensee, as the case may be, and identified in a written notice given to the other Party.

8.15Prohibitions on Payments.  When, in any country in the Territory, Applicable Law prohibits both the transmittal and the deposit of royalties on sales in such country, royalty payments due on Net Sales shall be suspended for as long as such prohibition is in effect and, as soon as such prohibition ceases to be in effect, all royalties that the paying Party would have been under an obligation to transmit or deposit but for the prohibition shall forthwith be deposited or transmitted, to the extent allowable.  The Parties shall cooperate in good faith to overcome, to the extent reasonably possible, any prohibition described in this Section 8.15 within a reasonable period of time.

ARTICLE 9 - CONFIDENTIALITY

9.1General.  Each Receiving Party shall, and shall ensure that its Affiliates shall, (a) maintain in confidence the Confidential Information of the Disclosing Party using not less than the efforts such Receiving Party uses to maintain in confidence its own proprietary information of similar kind and value, but in no event less than a reasonable degree of effort, (b) not disclose such Confidential Information to any of its Affiliates or any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted below, and (c) not use such Confidential Information for any purpose except to perform the Receiving Party’s obligations, or exercise the Receiving Party’s rights, under this Agreement.

9.2Permitted Disclosure.  The Receiving Party and its Affiliates may provide the Disclosing Party’s Confidential Information:

9.2.1to the Receiving Party or its Affiliates, and its and their respective employees, directors, officers, consultants, subcontractors, and advisors (including attorneys and accountants), who have a need to know such Confidential Information in order to perform the Receiving Party’s obligations, or exercise the Receiving Party’s rights, under this Agreement and have an obligation to treat such information and materials as confidential under obligations of confidentiality and non-use no less protective than are those set forth in this ARTICLE 9;

9.2.2to Regulatory Authorities in order to seek or obtain approval to conduct Clinical Trials, or to gain Regulatory Approval, with respect to any Licensed Product, as contemplated by this Agreement, but such disclosure may be made only following reasonable notice to the Disclosing Party and only to the extent reasonably necessary to seek or obtain such approvals;

9.2.3solely with the Disclosing Party’s prior written consent (which may be withheld in the Disclosing Party’s sole discretion), to patent offices in order to seek or obtain Patent Rights as contemplated by this Agreement;

9.2.4to any of the Receiving Party’s or any of its Affiliates’ actual or potential bona fide investors, merger partners, acquirers, or licensees, and their respective attorneys, consultants, and advisors, as may be necessary or useful in connection with their evaluation of such actual or potential investment, merger, acquisition, or license, as long as, in each case, such Third Party agrees to be bound by obligations of confidentiality and non-use with respect to such Confidential Information no less stringent than the obligations in this Agreement; and

9.2.5if such disclosure is required by judicial order or Applicable Law (including the rules and regulations of the SEC or any securities exchange on which securities issued by the Receiving Party or any of the Receiving Party’s Affiliates are traded) or to defend or prosecute litigation or arbitration, as long as, prior to such disclosure, to the extent permitted by Applicable Law, the Receiving Party promptly notifies the Disclosing Party of such requirement, cooperates with the Disclosing Party to take whatever action the Disclosing Party may deem appropriate to protect the confidentiality of the information, and furnishes only that portion of the Disclosing Party’s Confidential Information that the Receiving Party or its applicable Affiliate is legally required to furnish.

9.3Publicity; Terms of this Agreement; Non-Use of Names.

9.3.1Initial Press Release.  Within [**] after the Effective Date at a time mutually agreed by the Parties, the Parties shall issue the joint press release attached as Schedule 9.3.1.

9.3.2Voluntary Public Announcements.  Except as required by judicial order or Applicable Law (in which case, Section 9.3.3 must be complied with) or as explicitly permitted by this ARTICLE 9, neither Party shall make any public announcement concerning this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed.  The Party preparing any such public announcement shall provide the other Party with a draft thereof at least [**] prior to the date on which such Party would like to make the public announcement.  Any Party may issue a press release or public announcement or make such other disclosure relating to this Agreement if the contents of such press release, public announcement, or disclosure (a) (i) do not consist of nonpublic financial information and have previously been made public other than through a breach of this Agreement by the issuing Party or any of its Affiliates, (ii) are contained in the issuing Party’s financial statements prepared in accordance with Accounting Standards and have previously been made public other than through a breach of this Agreement by the issuing Party or any of its Affiliates, or (iii) if applicable as provided in Section 9.3.3, are contained in the Redacted Version of this Agreement, and (b) are material to the event or purpose for which the new press release or public announcement is made.

9.3.3Public Announcements Required by Law.  Notwithstanding the terms of this ARTICLE 9, either Party shall be permitted to disclose the existence and terms of this Agreement to the extent required, in the reasonable opinion of such Party’s legal counsel, to comply with Applicable Laws, including the rules and regulations promulgated by the SEC or any other Governmental Authority or securities exchange on which securities issued by such Party or any of such Party’s Affiliate are traded.  Notwithstanding the foregoing, before disclosing this Agreement or any of the terms hereof pursuant to this Section 9.3.3 (except with respect to disclosures covered by clause (a)(i) of Section 9.3.2 that remain accurate at the time of disclosure), the Parties shall coordinate in advance with each other in connection with any filings disclosing the existence and terms of this Agreement with the SEC, NYSE, NASDAQ, or any other securities exchange on which securities issued by a Party or a Party’s Affiliate are traded, and the redaction of certain provisions of this Agreement (together with all exhibits and schedules) (the “Redacted Version”), and each Party shall use Commercially Reasonable Efforts to seek confidential treatment for such terms as may be reasonably requested by the other Party, and the Parties shall use Commercially Reasonable Efforts to file redacted versions with applicable governing bodies that are consistent with the Redacted Version.

9.3.4Other Disclosures.  Moderna may disclose the fact that certain Cell Types are Cell Target Types under this Agreement and the fact that certain Targets are Liver Targets, Optioned Liver Targets, Non-Liver Targets, Optioned Non-Liver Targets, or Exclusive Targets under this Agreement, in each case consistent with Moderna’s standard business practices of making its Development programs information public upon reaching Development candidate stage, provided that Moderna shall provide GBIO with prior written notice of such disclosure.  Either Party may disclose the terms of this Agreement, in each case under written obligations of confidentiality, non-disclosure, and non-use at least as protective as are those set forth in this ARTICLE 9:

(a)to any bona fide actual or potential acquirer, assignee, licensee, licensor, investment banker, institutional investor, lender, or other financial partner, but such disclosure shall solely be of the Redacted Version, it being understood and agreed that, in connection with a proposed Change of Control with respect to such Party, only after negotiations with the proposed Third Party acquirer have progressed so that such Party reasonably and in good faith believes it is in the final round of negotiations with such Third Party regarding execution of a definitive agreement with such Third Party with respect to the proposed transaction may such Party provide an unredacted version of this Agreement to such Third Party; or

(b)to Third Party attorneys, professional accountants, and auditors who are engaged by any licensor, licensee, acquiror, or lender for the purpose of confirming such Party’s compliance with the terms of its applicable agreement(s) with such licensor, licensee, acquiror, or lender.

9.4Publications.  The Parties agree that neither Party nor any of either Party’s Affiliates shall have the right to make any Publication except as provided herein.  If either Party or any of either Party’s Affiliates desires to make a Publication, such Party or Affiliate (as applicable) must comply with the following procedure:

9.4.1Review by the Non-Publishing Party.  The publishing Party shall provide the JPC, JRC, and JCT (each, if in existence) with an advance copy of the proposed Publication for review and discussion, at least [**] (or [**] in the case of a manuscript, or [**] in the case of an abstract or oral presentation) prior to submission for publication, and the non-publishing Party’s representatives shall then have [**] (or [**] in the case of a manuscript, or [**] in the case of an abstract or oral presentation) prior to submission for publication in which to review and provide comments on such proposed Publication.  If the non-publishing Party’s representatives notify the publishing Party in writing (a “Publishing Notice”), within the applicable timeframes set forth in the immediately preceding sentence after receiving a copy of the proposed Publication, that such proposed Publication in their reasonable judgment (i) contains an invention, solely or jointly conceived or reduced to practice by the non-publishing Party, for which the non-publishing Party reasonably desires to obtain patent protection or (ii) contains any Confidential Information of the non-publishing Party or of both Parties that the non-publishing Party does not wish to be included in the proposed Publication, then the publishing Party shall (A) in the case of clause (i) above, delay such Publication for a mutually agreeable period of time or (B) in the case of clause (ii) above, remove such Confidential Information specifically identified by the non-publishing Party’s representatives in the Publishing Notice prior to any publication, so long as the non-publishing Party’s representatives’ request to remove such Confidential Information from the proposed Publication is reasonable.  In the case of clause (A) above, a delay shall be for a period reasonably sufficient to permit the timely preparation and filing of a patent application(s) claiming the applicable invention, and in no event less than [**] from the date of the Publishing Notice.  If the non-publishing Party does not provide a Publishing Notice with respect to a given proposed Publication within the applicable timeframes set forth above, then the Publishing Party may publish such proposed Publication without modification.  Notwithstanding the foregoing, a Party’s obligation to submit any proposed Publication to the JPC, JRC, or JCT for review and discussion shall not apply to any Publication that does not contain the other Party’s Confidential Information or disclose any non-public information included in the other Party’s intellectual property.

9.4.2Scientific Conferences.  Each Party shall have the right to present its Publications approved pursuant to this Section 9.4 at scientific conferences, including at any conferences in any country in the world, subject to any reasonable conditions imposed by the non-publishing Party in its comments.

9.5Term.  All obligations under Section 9.1, Section 9.2, Section 9.3, and Section 9.6 shall survive termination or expiration of this Agreement and shall expire [**] following termination or expiration of this Agreement; provided that, with respect to any Confidential Information that is the subject of trade secret protection under Applicable Law, such obligations shall survive for as long as such Confidential Information remains subject to trade secret protection under Applicable Law.

9.6Destruction of Confidential Information.

9.6.1Obligations to Destroy.  Subject to the remainder of this Section 9.6, upon the expiration or termination of this Agreement, the Receiving Party shall, upon written request by Disclosing Party, destroy all Confidential Information received by the Receiving Party or any of its Affiliates from the Disclosing Party or any of its Affiliates (and all copies and reproductions thereof) except to the extent required to be maintained by Regulatory Authorities or an administrative or court order (but any such retained copies may only be used or disclosed as required by such Regulatory Authorities or administrative or court order).  In addition, the Receiving Party shall destroy:

(a)any notes, reports, or other documents prepared by the Receiving Party or any of its Affiliates that contain Confidential Information of the Disclosing Party or any of its Affiliates; and (b)any Confidential Information of the Disclosing Party or any of its Affiliates (and all copies and reproductions thereof) that is in electronic form or cannot otherwise be returned to the Disclosing Party.

9.6.2Electronic Back-Up Media.  Nothing in this Section 9.6 shall require the deletion, alteration, transfer, or destruction of any electronic backup tapes or other electronic backup media made in the ordinary course of business during automatic system back-up procedures pursuant to the Receiving Party’s and its Affiliates’ electronic record retention and destruction practices that apply to its or their own general electronic files and information so long as such backup tapes or other backup media are (a) maintained only on centralized storage servers (and not on personal computers or devices), (b) not accessible by any of the Receiving Party’s or its Affiliates’ personnel (other than its or their information technology specialists), and (c) not otherwise accessed subsequently except with the written consent of the Disclosing Party or as required by Applicable Law.

9.6.3Retained Copies.  Notwithstanding the foregoing in this Section 9.6:

(a)the Receiving Party’s legal counsel may retain one copy of the Disclosing Party’s Confidential Information solely for the purpose of determining the Receiving Party’s continuing obligations under this ARTICLE 9; and

(b)the Receiving Party may retain the Disclosing Party’s Confidential Information and its own notes, reports, and other documents to the extent reasonably required (i) to exercise the rights and licenses of the Receiving Party expressly surviving expiration or termination of this Agreement; or (ii) to perform the obligations of the Receiving Party expressly surviving expiration or termination of this Agreement

Notwithstanding the return or destruction of the Disclosing Party’s Confidential Information, the Receiving Party shall continue to be bound by its obligations of confidentiality and other obligations under this ARTICLE 9 .

9.7Vicarious Responsibility.  The Receiving Party shall be responsible for any action or omission by a disclosee of the Receiving Party or its Affiliates that would breach this ARTICLE 9 as if such action or omission were undertaken or not undertaken by the Receiving Party.

9.8Non-Use of Name.  Neither Party shall use the name, symbol, trademark, trade name, or logo of the other Party or any of its Affiliates in any press release, publication, or other form of public disclosure without the prior written consent of the other Party, except for those disclosures for which consent has already been obtained.

ARTICLE 10 - INTELLECTUAL PROPERTY

10.1Ownership of Intellectual Property.

10.1.1Background Intellectual Property.  As between the Parties, Moderna will retain all right, title, and interest in and to all Moderna Background Intellectual Property and GBIO will retain all right, title, and interest in and to all GBIO Background Intellectual Property, except, in each case, to the extent that any such rights are expressly licensed by one Party to the other Party under this Agreement.

10.1.2Invention Disclosures.  During the Term, (a) GBIO will disclose to Moderna, through the JPC, all material Know-How conceived, invented, discovered, developed, created, or otherwise generated by or on behalf of GBIO or any of its Affiliates under this Agreement that, in GBIO’s reasonable opinion, constitutes [**], Joint Collaboration Know-How (including Joint Collaboration ctLNP Know-How), or Joint Know-How, and (b) Moderna will disclose to GBIO, through the JPC, all material Know-How conceived, invented, discovered, developed, created, or otherwise generated by or on behalf of Moderna or any of its Affiliates under this Agreement that, in Moderna’s reasonable opinion, constitutes [**], Joint Collaboration Know-How (including Joint Collaboration ctLNP Know-How), or Joint Know-How. Such disclosure shall (x) be made promptly and in any event reasonably prior to the filing of any patent application with respect to such Know-How and (y) include all invention disclosures or other similar documents submitted to such Party by its or its Affiliates’ employees, agents, or independent contractors relating thereto.

10.1.3[**] Intellectual Property and [**] Intellectual Property.  As between the Parties, GBIO will solely own all right, title, and interest in and to all [**] and [**].  Moderna shall, and hereby does (and shall cause its Affiliates to), assign to GBIO all of its right, title, and interest in and to all such [**] and [**].  Moderna shall, at GBIO’s request and expense, assist GBIO in recording and perfecting GBIO’s rights in and to such [**] and [**], including executing assignments of all applicable inventions to the extent necessary to effectuate the assignment to GBIO of such [**] and [**], all in forms reasonably acceptable to GBIO.

10.1.4[**] Intellectual Property and [**] Intellectual Property.  As between the Parties, Moderna will solely own all right, title, and interest in and to all [**] and [**].  GBIO shall, and hereby does (and shall cause its Affiliates to), assign to Moderna all of its right, title, and interest in and to all such [**] and [**].  GBIO shall, at Moderna’s request and expense, assist Moderna in recording and perfecting Moderna’s rights in and to such [**] and [**], including executing assignments of all applicable inventions to the extent necessary to effectuate the assignment to Moderna of such [**] and [**], all in forms reasonably acceptable to Moderna.

10.1.5Joint Collaboration Intellectual Property.  The ownership of any and all Joint Collaboration Intellectual Property shall be determined by [**] acting reasonably and in good faith in accordance with Section 4.4.4(b).  Each Party shall, and hereby does (and shall cause its Affiliates to), assign to the other Party all of its (and their) right, title, and interest in and to all Joint Collaboration Intellectual Property, [**].  Subject to (a) any exclusivity obligations under this Agreement, (b) any other licenses granted by one Party to the other Party under this Agreement, and (c) Section 2.11, each Party hereby grants to the other Party a perpetual, irrevocable, non-exclusive, royalty-free, fully-paid, worldwide license, with the right to grant sublicenses (through multiple tiers), to practice the Joint Collaboration Intellectual Property owned by such Party for any and all purposes, with the right to enforce the Joint Collaboration Patent Rights under Section 10.3.5 on an equivalent basis to the granting Party (and the owning Party shall take all reasonable steps requested by the licensee Party that are necessary to enable the licensee Party to enforce any Joint Collaboration Patent Rights under Applicable Law, [**]).

10.1.6Joint Intellectual Property.Other than [**], and [**], as between the Parties, (i) each Party shall own any Know-How that is conceived, invented, discovered, developed, created, or otherwise generated under this Agreement after the Effective Date but outside the performance of any Research Program by or on behalf of such Party or any of such Party’s Affiliates, either solely or jointly with any Third Party (but not the other Party or any of the other Party’s Affiliates), and all Patent Rights that Cover any such Know-How, and (ii) the ownership of any and all Know-How that is conceived, invented, discovered, developed, created, or otherwise generated under this Agreement after the Effective Date but outside the performance of any Research Program by or on behalf of either Party or any of such Party’s Affiliates jointly with the other Party or any of the other Party’s Affiliates, whether or not jointly with any Third Party (“Joint Know-How”), and [**].

10.1.7Determination of Ownership.  The Parties shall endeavor in good faith to determine, through [**].

10.1.8Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate to effect the allocation of ownership set forth this Section 10.1.

10.2Patent Prosecution and Maintenance.  Subject to any applicable terms in any applicable In-License Agreement:

10.2.1Generally.Subject to the remainder of this Section 10.2, each Party shall control the Prosecution and Maintenance of Patent Rights that such Party Controls, other than Control obtained pursuant to a grant of licensed rights under this Agreement (such Party’s “Party Controlled Patent Rights”).

10.2.2Moderna Sole-Prosecuted Patent Rights.  As between the Parties, Moderna shall have the first right and authority, but not the obligation, to Prosecute and Maintain all Patent Rights exclusively licensed to Moderna hereunder (from and after the date on which such exclusive license becomes effective until such exclusive license expires or is terminated) that (a) [**] (i) [**], or (ii) [**], collectively (a) and (b), the “Moderna Sole-Prosecuted Patent Rights”) on a worldwide basis, in each case, at Moderna’s sole expense.  [**].

10.2.3GBIO Sole-Prosecuted Patent Rights.  As between the Parties, GBIO shall have the first right and authority, but not the obligation, to Prosecute and Maintain any and all Patent Rights licensed to Moderna hereunder other than Moderna Sole-Prosecuted Patent Rights (such Patent Rights, the “GBIO Sole-Prosecuted Patent Rights”) on a worldwide basis, in each case, at GBIO’s sole expense.  [**].

10.2.4Separation of Patent Claims and Transfer of Prosecution and Maintenance.  [**].  In addition, (a) [**] and (b) [**].

10.2.5Joint Collaboration Patent Rights and Joint Patent Rights.  Subject to Sections 10.2.2 and 10.2.3, as between the Parties, [**], as applicable; provided that, (i) [**]; and (ii) [**], as applicable.

10.2.6Cooperation.  The Parties shall, at all times, fully cooperate with each other, [**], in order to [**] of this Section 10.2.  Such cooperation may include [**] such coordination should not [**].   For the avoidance of doubt, (a) [**] and (b) [**].

10.2.7Patent Term Extension and Supplementary Protection Certificate.  As between the Parties, each Party shall have the sole right to make decisions regarding, and to apply for, patent term extensions in the Territory, including in the United States with respect to extensions pursuant to 35 U.S.C. §156 et.  seq.  and in other jurisdictions pursuant to supplementary protection certificates, and in all jurisdictions with respect to any other extensions that are now or become available in the future, wherever applicable (collectively, the “Extensions”), with respect to any Licensed Product that is being Developed or Commercialized by such Party or any of its Affiliates or Sublicensees; except that (i) GBIO’s prior written consent (which GBIO may withhold in its sole discretion) shall be required to apply for Extensions for the GBIO Patent Rights and the Joint Collaboration Patent Rights and Joint Patent Rights owned by GBIO, and (ii) Moderna’s prior written consent (which Moderna may withhold in its sole discretion) shall be required to apply for Extensions for the Moderna Patent Rights and the Joint Collaboration Patent Rights and Joint Patent Rights owned by Moderna.  Notwithstanding the foregoing provisions of this Section 10.2.7, Moderna shall have the sole right to make decisions regarding, and to apply for, Extensions for any and all Moderna Sole-Prosecuted Patent Rights with respect to any Licensed Product.  At either Party’s request, the other Party shall provide prompt and reasonable assistance with respect to any Extensions permitted under this Section 10.2.7, including by taking such action as patent holder as is required under any Applicable Law to obtain such extension or supplementary protection certificate.

10.2.8Unitary Patent System.  The Party Prosecuting and Maintaining a Patent Right in Europe will have the exclusive right to opt-in or opt-out of the Europe Unitary Patent System for such Patent Right.  [**].  Without limiting the generality of the foregoing, unless the applicable prosecuting Party or its Affiliate has expressly opted in to the Europe Unitary Patent System with respect to a given Patent Right, the other Party will not initiate any action with respect to such Patent Right under the Europe Unitary Patent System without such Party’s prior written approval, such approval to be granted or withheld in such Party’s sole discretion.

10.3Enforcement of Patent Rights.  Subject to any applicable terms in any applicable In-License Agreement:

10.3.1Notice.Each Party shall notify the other Party within [**] of becoming aware of any alleged or threatened infringement by a Third Party of any GBIO Patent Right or Moderna Patent Right, which infringing activity involves the using, making, importing, offering for sale, or selling of (a) any Licensed Product, (b) any other product that is, or could reasonably be expected to be, competitive with any Licensed Product, or (c) any other LNP Therapy Directed to any Liver Target, any Non-Liver Target, or any Independent Program Target, in each case ((a) through (c)) in the Field in the Territory, and any declaratory judgment, opposition or similar action alleging the invalidity, unenforceability or non-infringement of any such Patent Rights in connection with any such alleged or threatened infringement (collectively, “Infringement”); provided that, (i) with respect to [**], such notification obligation will only apply if [**], and (ii) the foregoing notification obligation shall [**].

10.3.2Generally.Subject to the remainder of this Sections 10.3, each Party shall have the sole right to bring and control any legal action in connection with any Infringement of such Party’s Party Controlled Patent Rights.

10.3.3Patent Right Enforcement by Moderna.  As between the Parties, Moderna shall have the first right, at its sole expense, but not the obligation, to determine the appropriate course of action to enforce (a) the Moderna Sole-Prosecuted Patent Rights against any Infringement thereof, or (b) any Collaborative Patent Rights against any Infringement thereof (other than with respect to any Licensed Independent Product being Developed or Commercialized by or on behalf of GBIO or any of its Affiliates or Sublicensees), and, in each case (a)-(b), to take (or refrain from taking) appropriate action to enforce such Patent Rights against such Infringement, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation or other enforcement action with respect to such Infringement.  Moderna shall keep GBIO reasonably informed of the status of such enforcement efforts for such Patent Rights.  GBIO may, at its own expense, be represented in any such action by counsel of its own choice with respect to any such enforcement of any Moderna Sole-Prosecuted Patent Rights.  If Moderna does not bring any legal action with respect to such Infringement with respect to any Moderna Sole-Prosecuted Patent Rights within a commercially reasonable period of time (but not longer than [**]) after the notice provided pursuant to Section 10.3.1, [**] with respect to the enforcement of such Patent Rights.

10.3.4Patent Right Enforcement by GBIO.  Except as set forth in Section 10.3.3, as between the Parties, GBIO shall have the sole (or, solely as expressly set forth in this Section 10.3.4, first) right, at its sole expense, but not the obligation, to determine the appropriate course of action to enforce the GBIO Patent Rights (other than Joint Collaboration Patent Rights or Joint Patent Rights) against any Infringement thereof, to take (or refrain from taking) appropriate action to enforce such Patent Rights against such Infringement, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation or other enforcement action with respect to such Infringement, provided that GBIO shall not bring such legal action in the absence of Moderna’s prior written consent in the event Moderna has brought or plans to bring any legal action asserting any Moderna Sole-Prosecuted Patent Right or GBIO Sole-Prosecuted Patent Right against the same Infringement, in each case under Section 10.3.3.  With respect to enforcement of Collaborative Patent Rights against Infringements other than those competitive with GBIO’s Licensed Independent Products, (a) GBIO shall keep Moderna reasonably informed of the status of such enforcement efforts, (b) Moderna may, at its own expense, be represented in any such action by counsel of its own choice with respect to any such enforcement, and (c) if GBIO does not bring any legal action with respect to such Infringement with respect to any Collaborative Patent Rights within a commercially reasonable period of time (but not longer than [**]) after the notice provided pursuant to Section 10.3.1, [**] with respect to the continued enforcement thereof.

10.3.5Enforcement of Joint Collaboration Patent Rights and Joint Patent Rights.  Except as set forth in Sections 10.3.3 and 10.3.4, as between the Parties, each Party shall have the right, at its sole expense, but not the obligation, to determine the appropriate course of action to enforce any Joint Collaboration Patent Right or Joint Patent Right against any infringement thereof, to take (or refrain from taking) appropriate action to enforce such Patent Rights against such infringement, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation or other enforcement action with respect to such infringement.  Such Party shall keep the other Party reasonably informed of the status of such enforcement efforts for such Patent Rights.  The other Party may, at its own expense, be represented in any such action by counsel of its own choice with respect to the enforcement of any such Patent Rights.

10.3.6Biosimilar Applications.  Notwithstanding the foregoing provisions of this Section 10.3, if either Party or any of its Affiliates receives a copy of a Biosimilar Application naming a Licensed Product being Developed or Commercialized by or on behalf of Moderna or any of its Affiliates or Sublicensees as a reference product or otherwise becomes aware that such a Biosimilar Application has been filed (such as in an instance described in Section 351(1)(9)(C) of the PHSA), such Party shall promptly notify the other Party.  If either Party receives any equivalent or similar certification or notice in the United States or any other jurisdiction, such Party shall, promptly, notify and provide the other Party copies of such communication.

(a)For all such Licensed Products, Moderna, shall designate pursuant to Section 351(l)(1)(B)(ii) of the PHSA the outside counsel and in-house counsel who shall receive confidential access to the Biosimilar Application.

(b)Moderna shall have the right, after consulting with GBIO, to list any Moderna Sole-Prosecuted Patents, insofar as they meet the statutory requirements pursuant to Section 351(l)(1)(3)(A), Section 351(l)(5)(b)(i)(II), or Section 351(l)(7) of the PHSA, to respond to any communications with respect to such lists from the filer of the Biosimilar Application, and to negotiate with the filer of the Biosimilar Application as to whether to utilize a different mechanism for information exchange other than that specified in Section 351(l) of the PHSA.

(c)Moderna shall have the right to identify Moderna Sole-Prosecuted Patents to list, or respond to relevant communications under any equivalent or similar listing to those described in the preceding Section 10.3.6(b) in any other jurisdiction outside of the United States.  If required pursuant to Applicable Law, upon Moderna’s request and at Moderna’s expense, GBIO shall assist in the preparation of such list and make such response after consulting with Moderna.

(d)The Parties recognize that procedures other than those set forth above in this Section 10.3.6 may be applicable to Biosimilar Applications that are not governed by the PHSA.  As a result, in the event that the Parties acting in good faith mutually determine that certain provisions of Applicable Law in the United States or in any other country in the Territory are applicable to actions taken by the Parties with respect to Biosimilar Applications under this Section 10.3.6 in such country, the Parties shall comply with any such Applicable Law in such country in exercising their rights and performing their obligations with respect to Biosimilar Applications under this Section 10.3.6.

10.3.7Allocation of Recoveries for Licensed Products.

(a)Any recoveries resulting from enforcement against Infringement with respect to a Licensed Product being Developed or Commercialized by or on behalf of Moderna or any of its Affiliates or Sublicensees, or that Moderna has the exclusive right to Develop or Commercialize under this Agreement, whether by settlement or judgment, shall be first applied against payment of each Party’s costs and expenses in connection therewith; provided that, if amounts recovered are insufficient to reimburse all such costs and expenses incurred by both Parties, then such recovered amounts shall be shared pro rata in proportion to the relative amount of such costs and expenses incurred by each Party.  [**]; provided that, (a) [**]; (b) [**]; and (c) [**].

(b)Any recoveries resulting from enforcement of a Joint Collaboration ctLNP Patent Right against Infringement with respect to a Licensed Independent Product in the mRNA Field being Developed or Commercialized by or on behalf of GBIO or any of its Affiliates or Sublicensees, whether by settlement or judgment, shall be first applied against payment of each Party’s costs and expenses in connection therewith; provided that, if amounts recovered are insufficient to reimburse all such costs and expenses incurred by both Parties, then such recovered amounts shall be shared pro rata in proportion to the relative amount of such costs and expenses incurred by each Party.  [**]; provided that, (a) [**]; (b) [**]; and (c) [**].

(c)With respect to recoveries resulting from enforcement against any Infringement that is not set forth in Section 10.3.7(a) or 10.3.7(b) above, the Parties shall [**].

10.3.8Cooperation.  At the reasonable request and expense of the Party bringing an action under this Section 10.3, the other Party shall provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery, and joining as a party to the action if required by Applicable Laws to pursue such action.  In connection with any such enforcement action, the Party bringing the action shall not enter into any settlement admitting the invalidity or non-infringement of, or otherwise impairing the other Party’s rights in, the applicable Patent Rights without the prior written consent of the other Party.

10.4Actions Brought By Third Parties.

10.4.1Infringement Actions.

(a)Each Party shall immediately disclose to the other Party in writing any warning letter or other notice of infringement or misappropriation received by such Party, or any action, suit, or proceeding brought against such Party, alleging infringement of a Patent Right or misappropriation of intellectual property of any Third Party with regard to any aspect of the conduct by either Party or any of its Affiliates or Sublicensees of any activities pursuant to this Agreement (each, a “Third Party Action”).

(b)Subject to ARTICLE 13, the Party Developing or Commercializing (or whose Affiliate or Sublicensee is Developing or Commercializing) a given Licensed Product shall, at its own expense and through counsel of its choosing, have the sole right, but not the obligation to defend against any Third Party Action in the Territory alleging that Development, Manufacture, or Commercialization of such Licensed Product infringes or misappropriates a Third Party’s intellectual property rights.  If the other Party is named as a defendant in such suit, such other Party will have the right to participate in such defense and settlement with its own counsel, at its cost.

(c)The Parties may consult with one another on all material aspects of the defense of Third Party Actions.  The Parties shall reasonably cooperate with each other in all such actions or proceedings.  No Party shall admit the invalidity or unenforceability of any Patent Right owned or controlled (in whole or in part) by the other Party without the other Party’s prior written consent.

10.4.2Invalidity or Unenforceability Defenses or Actions.

(a)Each Party shall promptly notify the other Party in writing of any alleged or threatened assertion of invalidity or unenforceability of any of the Moderna Sole-Prosecuted Patent Rights or GBIO Sole-Prosecuted Patent Rights by a Third Party of which such Party becomes aware, other than as part of Prosecution and Maintenance of such Patent Rights under Section 10.2 or in response to an Infringement action under Section 10.3 (each, a “Third Party Patent Challenge”).

(b)The Party responsible for the Prosecution and Maintenance of a given Patent Right shall have the first right, but not the obligation, to control the defense of any Third Party Patent Challenge relating to such Patent Right and to compromise, litigate, settle, or otherwise dispose of any such Third Party Patent Challenge, provided that, if the prosecuting Party notifies the non-prosecuting Party that it declines to exercise such first right or fails to exercise such first right within [**] of becoming aware of such Third Party Patent Challenge, then the non-prosecuting Party shall have the right to control such defense and to compromise, litigate, settle or otherwise dispose of such Third Party Patent Challenge.  The Party defending the Third Party Patent Challenge shall keep the other Party timely informed of the proceedings and filings, and provide the other Party with copies of all material communications, pertaining to each Third Party Patent Challenge.  The Party defending the Third Party Patent Challenge shall not settle, stipulate to any facts, or make any admission with respect to any Third Party Patent Challenge without the other Party’s prior written consent (not to be unreasonably withheld, conditioned or delayed) if such settlement, stipulation, or admission would (a) [**]; (b) [**]; or (c) [**] Third Party Patent Challenge.

(c)With respect to any Third Party Patent Challenge, the Party that is defending against Third Party Patent Challenge shall bear [**] percent ([**]%) of the cost, damages, or recovery in connection with such defense.

10.5Application of 35 U.S.C. § 102(c).  The Parties acknowledge and agree that this Agreement is deemed a “joint research agreement” as defined in 35 USC § 100(h).  Notwithstanding anything to the contrary in this ARTICLE 10, neither Party will have the right to provide to a court or an agency a statement under 37 C.F.R. §1.104(c)(4)(ii)(A) to disqualify, for purposes of 35 USC § 102(b)(2)(C) or 35 USC § 102(c), prior art under § 102(a)(2) by the other Party without the prior written consent of the other Party, which will not be unreasonably withheld, conditioned or delayed.  With respect to any such permitted statement, the Parties shall coordinate their activities with respect to any submissions, filings, or other activities in support thereof. Notwithstanding the foregoing, the other Party’s consent under this Section 10.5 shall not be required to permit a party to file with a court or agency a terminal disclaimer under 37 C.F.R. § 1.321(d) to overcome an obviousness-type double patenting rejection in any patent application claiming a Licensed Product or uses thereof, provided that the Party filing such terminal disclaimer shall give reasonable advance notice to the other Party of such filing, and shall consider in good faith any comments made, and actions recommended by, the other Party.

ARTICLE 11 - REPRESENTATIONS AND WARRANTIES; COVENANTS

11.1Mutual Representations and Warranties.  Each Party hereby represents and warrants, as of the Effective Date to the other Party, as follows:

11.1.1Corporate Existence and Power.  Such Party is an organization duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized, and has full organizational power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.

11.1.2Authority and Binding Agreement.  Such Party has the organizational power and authority and the legal right to enter into this Agreement and perform its obligations hereunder and has taken all necessary organizational action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.  This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms (except as such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other Applicable Laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law)).  Such Party’s execution of, and performance of its obligations under, this Agreement do not and will not conflict with, violate, breach, or constitute a default under (a) any contractual or other legal obligation or restriction (including any confidentiality or non-competition obligation or any exclusivity restriction) to which such Party is legally bound by contract, judicial order, or otherwise existing as of the Effective Date or (b) such Party’s organizational documents or any requirement of Applicable Laws existing as of the Effective Date and applicable to such Party.

11.1.3Government Authorizations.  Such Party has obtained all necessary consents, approvals, and authorizations of all Governmental Authorities and other Persons required to be obtained by it as of the Effective Date in connection with the execution, delivery, and performance of this Agreement (as contemplated as of the Effective Date), except for such consents that would not, individually or in the aggregate, have a material adverse effect on the Development, Manufacture, or Commercialization of the Licensed Products.  Such Party will maintain throughout the Term all permits, licenses, registrations, and other forms of authorizations and approvals from any Governmental Authority necessary or required to be obtained or maintained by such Party in order for such Party to execute and deliver this Agreement and to perform its obligations hereunder in a manner which complies with all Applicable Laws.

11.1.4Debarment.  Each Party represents, warrants, and covenants to the other Party that neither it nor its representatives or any other Person used by such Party in the performance of the respective Development activities under this Agreement is: (a) debarred or disqualified under the FD&C Act; (b) listed by any government or regulatory agencies as ineligible to participate in any government healthcare programs or government procurement or non-procurement programs (as that term is defined in 42 U.S.C. § 1320a-7b(f)), or excluded, debarred, suspended, or otherwise made ineligible to participate in any such program; or (c) convicted of a criminal offense related to the provision of healthcare items or services, or is subject to any such pending action.  Each Party shall not, during the Term, knowingly employ or use, directly or indirectly, including through Affiliates, the services of any such Person.  In the event that either Party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any Person providing services to such Party, directly or indirectly, including through Affiliates or Sublicensees, which directly or indirectly relate to activities contemplated under this Agreement, such Party shall promptly notify the other Party in writing and such Party shall cease employing, contracting with, or retaining any such Person to perform any such services.

11.2Additional Representations and Warranties of GBIO.  GBIO hereby represents and warrants, as of the Effective Date, to Moderna as follows:

11.2.1Sufficient Rights.  GBIO has all rights, authorizations, and consents necessary to grant all rights and licenses it purports to grant to Moderna under this Agreement, except for authorizations and consents that may be necessary under Antitrust Law.  GBIO has Control over all Know-How and Patent Rights owned by it or its Affiliates as of the Effective Date that is reasonably likely (based on GBIO’s knowledge of the Parties’ plans as of the Effective Date) to be necessary or reasonably useful for the Development, Manufacturing (including formulation), or Commercialization, including the making, using, offering to sell, selling, importing, and exporting, of Licensed Products under this Agreement.

11.2.2No Conflicting Licenses or Liens.  GBIO has not granted any right or license to any Third Party under any GBIO Intellectual Property that conflicts with or limits the scope of the rights or licenses granted to Moderna hereunder.  Neither GBIO nor any of its Affiliates has granted any lien or security interest on any of the GBIO Intellectual Property, and such intellectual property is free and clear of any mortgage, pledge, claim, security interest, covenant, easement, encumbrance, lien, or charge of any kind, in each case that would conflict or limit any of the rights granted to Moderna hereunder.  There are no Cell Target Types, Liver Targets, or Non-Liver Targets that are subject to an agreement (or commitment to negotiate or enter into an agreement) between or among GBIO, any of its Affiliates, or any Third Party that would prevent, limit, or conflict with the inclusion of such Cell Target Type, Liver Target, or Non-Liver Target under this Agreement on an exclusive basis or any licenses granted to Moderna herein.  GBIO (i) itself is not (and none of its Affiliates is) developing any products Directed to, and (ii) has granted no rights to any Affiliate or Third Party with respect to, any Cell Target Type, Liver Target, or Non-Liver Target that would prevent, limit, or conflict with the inclusion of such Cell Target Type, Liver Target, or Non-Liver Target under this Agreement on an exclusive basis or any licenses granted or to be granted to Moderna herein.

11.2.3Patent Rights.

(a)As of the Effective Date, all identifiable GBIO Patent Rights existing as of the Effective Date that (i) are issued or subject to a pending application for issuance and (ii) are reasonably likely (based on GBIO’s knowledge of the Parties’ plans as of the Effective Date) to be necessary or reasonably useful for the Development, Manufacturing (including formulation), or Commercialization, including the making, using, offering to sell, selling, importing, and exporting, of Licensed Products under this Agreement (the “Existing Relevant GBIO Patent Rights”) are listed on Schedule 11.2.3(a).

(b)To GBIO’s knowledge, the Existing Relevant GBIO Patent Rights (i) have been properly and correctly maintained, and no fees applicable thereto when due and payable, as may be or have been extended, have gone unpaid, (ii) to the extent issued (unless otherwise indicated on Schedule 11.2.3(a)) are subsisting and are not invalid or unenforceable, in whole or in part, and (iii) to the extent subject to a pending application for issuance, are being and have been diligently prosecuted in the respective patent offices in which such applications have been filed in accordance with Applicable Laws.

(c)None of (a) the GBIO Patent Rights owned by GBIO or both Controlled and prosecuted by GBIO or (b) to GBIO’s knowledge, the GBIO Patent Rights Controlled but not prosecuted by GBIO is subject to any pending re-examination, opposition, interference, or litigation proceeding or inter partes review, post grant review, or covered business methods review.

(d)To GBIO’s knowledge, neither GBIO nor any of its Affiliates has taken any action that would render any Existing Relevant GBIO Patent Rights unpatentable.

(e)Except under the Existing In-License Agreements, none of the Existing Relevant GBIO Patent Rights is subject to any existing royalty or other payment obligations to any Third Party under any agreement or understanding entered into by GBIO or any of its Affiliates, and GBIO has no knowledge of any obligation to pay any royalties or other amounts to any Affiliate or Third Party by reason of Moderna’s use thereof as contemplated under this Agreement.

(f)GBIO and, to GBIO’s knowledge, its Affiliates, have not given any written notice to any Third Party asserting infringement by such Third Party of any of the Existing Relevant GBIO Patent Rights and, to GBIO’s knowledge, there is no unauthorized use, infringement, or misappropriation of any GBIO Patent Rights.

11.2.4Bayh-Dole. Except for the Patent Rights set forth on Schedule 11.2.4, the inventions claimed or Covered by the Existing Relevant GBIO Patent Rights: (a) were not conceived, discovered, developed or otherwise made in connection with any research activities funded, in whole or in part, by the federal government of the United States of America or any agency thereof; (b) are not a “subject invention” as that term is described in 35 U.S.C. § 201(e), and (c) are not otherwise subject to the provisions of the Patent and Trademark Law Amendments Act of 1980, as amended, codified at 35 U.S.C. §§ 200-212, as amended, as well as any regulations promulgated pursuant thereto, including in 37 C.F.R. Part 401.  GBIO has and, to GBIO’s knowledge, the applicable licensor under each Existing In-License Agreement has, if applicable, complied with all obligations under the Bayh-Dole Act to perfect rights to the applicable Patent Rights or Know-How licensed hereunder.

11.2.5Existing In-License Agreements.  True and correct copies of the Existing In-License Agreements are set forth in Schedule 11.2.5, and such agreements are in full force and effect.  The Existing In-License Agreements are the only agreements pursuant to which GBIO or any of its Affiliates has obtained Control of any GBIO Intellectual Property.  Neither GBIO nor, to the knowledge of GBIO, any counterparty under any Existing In-License Agreement is in default with respect to any material obligation under, and none of such parties has claimed or, to GBIO’s knowledge, has grounds upon which to claim that the other party is in default with respect to a material obligation under, any Existing In-License Agreement.

11.2.6No Action or Claim.  There are no claims, litigations, suits, actions, disputes, arbitrations, or legal, administrative, or other proceedings or governmental investigations pending or, to GBIO’s knowledge, threatened against GBIO, and GBIO is not a party to any judgment or settlement, in each case which would be reasonably expected to adversely affect or restrict the ability of GBIO to consummate the transactions contemplated under this Agreement or to perform its obligations or to grant the licenses or rights granted or to be granted to Moderna under this Agreement, or which would materially and adversely affect the GBIO Intellectual Property that is reasonably likely (based on GBIO’s knowledge of the Parties’ plans as of the Effective Date) to be necessary or reasonably useful for the Development, Manufacturing (including formulation), or Commercialization, including the making, using, offering to sell, selling, importing, and exporting, of Licensed Products under this Agreement, or GBIO’s Control thereof.  Without limiting the generality of the foregoing, GBIO and its Affiliates: (a) have not received any written notice of any threatened claims or litigation seeking to invalidate or otherwise challenge the Existing Relevant GBIO Patent Rights or GBIO’s or its Affiliates’ rights therein; and (b) are not aware of any pending or threatened action, suit, proceeding, or claim by a Third Party asserting that GBIO or any of its Affiliates is infringing or has misappropriated or otherwise is violating any Patent Right, trade secret, or other proprietary right of any Third Party as would reasonably be expected to impair the ability of GBIO to fulfill any of its obligations under this Agreement.

11.2.7Regulatory Documentation.  To the extent that GBIO or its Affiliates have generated, prepared, maintained, and retained any Regulatory Documentation that is subject to this Agreement and that is required to be maintained or retained pursuant to and in accordance with, to the extent applicable, GLP or GCP or any other Applicable Laws, all such Regulatory Documentation complies with all such Applicable Laws in all material respects.

11.2.8Confidentiality.  GBIO and its Affiliates have used commercially reasonable efforts to protect the confidentiality of their respective confidential or proprietary information that is applicable to this Agreement.

11.3Additional Covenants.  In performing its obligations and exercising its rights under this Agreement, each Party and its Affiliates shall comply in all material respects with all Applicable Laws (including Applicable Laws governing bribery, money laundering, and other corrupt practices and behavior).  GBIO shall not do anything that would constitute a breach of the representations and warranties set forth in Section 11.2.5 if such representations and warranties were made or given at the time of such action (and GBIO shall promptly notify Moderna in writing of any such breach).

11.4Additional Covenants of GBIO.GBIO hereby covenants to Moderna:

11.4.1Covenant Regarding No Knowing Infringement.  GBIO will not knowingly use in the conduct of any Research Program any Patent Rights or Know-How that infringe, misappropriate, or violate any Patent Right, trade secret, or other proprietary right of any Third Party without Moderna’s prior written consent.

11.4.2Covenant Regarding Improvements.

(a)All [**], and [**], in each case to the extent (i) arising under any Research Program or (ii) [**], in each case to the extent conceived, invented, discovered, developed, created, or otherwise generated, or falling within the definitions of [**], or [**] and obtained, by or on behalf of GBIO or, subject to Section 15.2, any of its Affiliates (“Controlled Improvements”) shall be Controlled by GBIO or its applicable Affiliates immediately following such conception, invention, discovery, development, creation or generation, and shall each remain Controlled by GBIO or its applicable Affiliates during the Term for so long as Moderna has an effective license thereto hereunder, in each case to the extent licensed [**] to Moderna hereunder.  All Controlled Improvements assigned by Moderna to GBIO shall be Controlled by GBIO upon such assignment, and shall each remain Controlled by GBIO during the Term for so long as Moderna has an effective license thereto hereunder.

(b)To the extent GBIO or, subject to Section 15.2, any of its Affiliates [**] any rights (other than license rights governed by Section 5.2.4) to any [**], in each case conceived, invented, discovered, developed, created, or otherwise generated by or on behalf of GBIO or, subject to Section 15.2, any of its Affiliates, in each case other than the Controlled Improvements (for clarity, other than as assigned to GBIO by Moderna hereunder), [**], GBIO shall ensure that GBIO or its applicable Affiliates Control such rights such that they are (sub)licensed to Moderna under, and in accordance with the terms of, this Agreement; provided that, if such rights are license rights not otherwise governed by Section 5.2.4, the provisions of Section 5.2.4 limiting GBIO’s obligation to obtain rights to sublicense to Moderna set forth in Section 5.2.4 shall apply to such license rights and the provisions of Section 5.2.4 conditioning Moderna’s sublicense under such rights on Moderna’s agreement to accept the applicable obligations, limitations, and conditions of such license and to treat such license as an In-License Agreement shall apply to such sublicense.

11.4.3Covenant Regarding [**] of Targets.No later than [**] from the Effective Date, GBIO will [**], GBIO shall [**].  For the purposes of this Section [**].

11.4.4Preservation of Assets Covenant.During the Term, GBIO shall not and shall ensure that its Affiliates do not, in each case, in the absence of prior written consent from Moderna, assign, transfer, convey, or dispose of, license, or otherwise grant any right with respect to (including any option right), or otherwise encumber, any GBIO Intellectual Property, any Liver Target, any Non-Liver Target, any Independent Program Target, or any Cell Target Type, in each case in a manner that would conflict with any of the rights or licenses granted or to be granted to Moderna hereunder.

11.4.5Existing In-License Agreement.GBIO shall not, and shall ensure that its Affiliates do not, [**] any Existing In-License Agreement in any manner that would materially adversely affect Moderna’s rights hereunder, or terminate or cause the termination of any Existing In-License Agreement except to the extent that such termination would not materially adversely affect Moderna’s rights hereunder.

11.4.6Personnel and Equipment.  GBIO shall use Commercially Reasonable Efforts to, within a reasonable time, obtain sufficient personnel and equipment to perform the activities assigned to GBIO in each Research Plan (including any amendment thereto).  GBIO shall not use disproportionately less efforts to obtain such personnel and equipment than the level of efforts it uses to obtain personnel and equipment to perform activities under any of GBIO’s other Development programs, including internal programs and programs in collaboration with Third Parties.

11.5Performance by Affiliates.  The Parties recognize that each Party may perform some or all of its obligations under this Agreement through Affiliates.  Each Party shall remain responsible for the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.

11.6DISCLAIMER OF WARRANTIES.  EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATION OR GRANTS ANY WARRANTY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE, OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE, OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENT RIGHTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.  EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT ANY EXPLOITATION OF ANY LICENSED PRODUCT PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL OR THAT ANY PARTICULAR SALES LEVEL WITH RESPECT TO ANY LICENSED PRODUCT WILL BE ACHIEVED.

ARTICLE 12 - TERM AND TERMINATION

12.1Term.  Unless earlier terminated pursuant to this ARTICLE 12, the term of this Agreement (the “Term”) shall commence on the Effective Date and shall remain in full force and effect as follows: (a) with respect to the Non-Liver ctLNP Program, until the end of the Non-Liver ctLNP Research Term; (b) with respect to each Liver Program, until the later of (i) the expiration of the Liver Option Exercise Period for the Liver Target in such Liver Program or (ii) the expiration of the Liver Research Term; (c) with respect to each Non-Liver Program, until the later of (i) the expiration of the Non-Liver Option Exercise Period for the Non-Liver Target in such Non-Liver Program or (ii) the expiration of the Non-Liver Research Term; (d) with respect to each Liver Target, (i) in the event no Liver Option has been exercised within the Liver Option Exercise Period for such Liver Target, until the earlier of (A) the expiration of the Liver Option Exercise Period for such Liver Target or (B) the date on which there are no more Liver Options to exercise, and (ii) in the event a Liver Option has been exercised within the Liver Option Exercise Period for such Liver Target, on a Licensed Liver Product-by-Licensed Liver Product and country-by-country basis, until the date of expiration of the Royalty Term for such Licensed Liver Product Directed to such Optioned Liver Target in such country; (e) with respect to each Non-Liver Target, (i) in the event no Non-Liver Option has been exercised within the Non-Liver Option Exercise Period for such Non-Liver Target, until the earlier of (A) the expiration of the Non-Liver Option Exercise Period for such Non-Liver Target or (B) the date on which there are no more Non-Liver Options to exercise, and (ii) in the event a Non-Liver Option has been exercised within the Non-Liver Option Exercise Period for such Non-Liver Target, on a Licensed Non-Liver Product-by-Licensed Non-Liver Product and country-by-country basis, until the date of expiration of the Royalty Term for such Licensed Non-Liver Product Directed to such Optioned Non-Liver Target in such country; (f) with respect to each Cell Target Type, on a Licensed Independent Product-by-Licensed Independent Product and country-by-country basis, until the date of expiration of the Royalty Term for such Licensed Independent Product Directed to such Cell Target Type in such country; and (g) with respect to this Agreement as a whole, until this Agreement has expired with respect to all Liver Targets, all Non-Liver Targets, and all Cell Target Types pursuant to clause (d), (e) and (f), respectively.

12.2Termination for Convenience by Moderna.  Moderna shall have the right, at any time, to terminate this Agreement, in its entirety or with respect to a given Research Program, Optioned Liver Target, Optioned Non-Liver Target, Exclusive Target, or Cell Target Type, in its entirety or on a country-by-country (each a “Terminated Country”) basis, without cause by providing not less than ninety (90) days’ prior written notice to GBIO of such termination.  If Moderna terminates this Agreement solely with respect to a given Optioned Liver Target, Optioned Non-Liver Target, or Exclusive Target, then such Optioned Liver Target, Optioned Non-Liver Target, Exclusive Target shall thereafter be deemed a Terminated Liver Target, Terminated Non-Liver Target, or Terminated Exclusive Target, respectively (and, if this Agreement is only terminated with respect to one or more Terminated Country(ies), then such Optioned Liver Target, Optioned Non-Liver Target, Exclusive Target shall be deemed a Terminated Liver Target, Terminated Non-Liver Target, or Terminated Exclusive Target only in such Terminated Country(ies)), and Section 12.6 shall apply with respect to such Terminated Liver Target, Terminated Non-Liver Target, or Terminated Exclusive Target.

12.3Termination for Cause.

12.3.1Right to Terminate for Material Breach.

(a)Material Breach.Either Party (the “Non-Breaching Party”) may (but is not required to, and without limitation of any other right or remedy such Party may have) terminate this Agreement in its entirety in the event of a material breach of this Agreement by the other Party (the “Breaching Party”) if the Breaching Party has not cured such breach within [**] (or [**] with respect to any material breach of a payment obligation) after notice thereof (or, if such non-payment breach cannot be cured within [**] from the date of such notice, if the Breaching Party has not commenced or is not diligently continuing in good faith efforts to cure such breach; provided that, in any event, such breach must be cured within [**] from the date of such notice) (such [**] period, the “Cure Period”).  Such notice will specify the alleged breach in sufficient detail to put the Breaching Party on notice and clearly state the Non-Breaching Party’s intent to terminate if the alleged breach is not cured within the Cure Period.

(b)Disputes Regarding Material Breach.  If the Parties reasonably and in good faith disagree as to whether there has been a material breach, then the Breaching Party that disputes whether there has been a material breach may contest the allegation in accordance with Section 18.3, and, if such material breach is of a payment obligation, then the applicable Cure Period shall be tolled upon the initiation of such dispute resolution procedures.  If, as a result of such dispute resolution process, it is finally determined pursuant to Section 18.3 that the Breaching Party committed a material breach of this Agreement, then unless such alleged breach was cured during the pendency of such Cure Period, this Agreement shall terminate effective as of the expiration of such Cure Period.  This Agreement shall remain in full force and effect during the pendency of any such dispute resolution proceeding and all Cure Periods.  Any such dispute resolution proceeding shall not suspend any obligations of either Party hereunder and each Party shall use reasonable efforts to mitigate any damages.  Any payments that are made by one Party to the other Party pursuant to this Agreement pending resolution of the dispute shall be promptly refunded if it is determined pursuant to Section 18.3 that such payments are to be refunded by one Party to the other Party.  If, as a result of such dispute resolution proceeding, it is determined that the Breaching Party did not commit such material breach (or such material breach was cured in accordance with Section 12.3.1(a) or 12.3.1(b)), then no termination of this Agreement shall be effective, and this Agreement shall continue in full force and effect.

12.3.2Termination for Insolvency.  If either Party (a) makes an assignment of all or substantially all of its property for the benefit of creditors, (b) appoints or suffers appointment of a receiver or trustee over all or substantially all of its property, (c) files a petition under any bankruptcy or insolvency act or for reorganization or has any such petition filed against it, and such Party consents to the involuntary bankruptcy or such petition is not discharged within [**] after the filing thereof, or (d) proposes to be a party to any dissolution or liquidation (each, an “Insolvency Event”), the other Party may terminate this Agreement in its entirety by providing written notice of its intent to terminate this Agreement to the Party undergoing the Insolvency Event, in which case, this Agreement will terminate on the date on which the Party undergoing the Insolvency Event receives such written notice.

12.4Moderna Option to Continue in Lieu of Termination.

12.4.1Payment Reductions in Lieu of Termination.  With respect to an uncured material breach of this Agreement by GBIO, Moderna shall have the right, at its option and by written notice to GBIO, in lieu of exercising its right to terminate this Agreement or any other right that Moderna may have hereunder or at law, to instead continue this Agreement in accordance with its terms, in which case: (a) the Parties will coordinate wind-down of GBIO’s activities under this Agreement, and (b) from and after such time as Moderna delivers such written notice to GBIO, any and all amounts thereafter payable hereunder by Moderna for the Licensed Product that was the subject of GBIO’s material breach (including applicable milestone payments and royalties) shall be reduced by [**] percent ([**]%).

12.4.2Know-How Transfer.  Within [**] following Moderna’s election not to terminate this Agreement under this Section 12.4, the Parties shall cooperate with each other and put in place a reasonable Know-How transfer plan, and the Parties shall thereafter perform their respective obligations under such Know-How transfer plan, pursuant to which GBIO shall disclose or deliver to Moderna, to the extent not previously provided, copies of all specified relevant data and information in GBIO’s (or its Affiliates’) possession which is reasonably necessary for Moderna’s Development or Commercialization of the Licensed Products (including for regulatory purposes and to otherwise undertake activities that would otherwise have been performed by GBIO and regardless of the stage of any such activities).  At Moderna’s reasonable request and expense, GBIO shall: (a) provide reasonable technical assistance to Moderna during such disclosure or delivery set forth in the preceding sentence; and (b) make its employees and non-employee consultants reasonably available at their respective places of employment to consult with Moderna on issues arising in the course of Moderna’s Development or Commercialization and in connection with any request related to any Licensed Product from any Regulatory Authority, including regulatory, scientific, technical and clinical testing issues.

12.5License Survival Upon Insolvency.  All licenses (and to the extent applicable, rights) granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of 11 U.S.C. Section 101, et.  seq.  (“Bankruptcy Code”), licenses of rights to “intellectual property” as defined under the Paragraph 101(35A) of the Bankruptcy Code (or similar provision in the bankruptcy laws of another applicable jurisdiction).  The Parties agree that the non-bankrupt Party that is a licensee of rights under this Agreement shall retain and may fully exercise all of its rights and elections under Applicable Law, including the Bankruptcy Code.  Without limiting the generality of the foregoing, the Parties agree that, upon commencement of a bankruptcy proceeding by or against a Party under the Bankruptcy Code, the other Party shall be entitled to complete access to any such intellectual property and all embodiments of such intellectual property, if not already in such other Party’s possession.  The foregoing provisions of this Section 12.5 are without prejudice to any rights either Party may have arising under the Bankruptcy Code.

12.6Effect of Termination.

12.6.1General Effects.  Subject to the remainder of this Section 12.6: (a) upon termination of this Agreement with respect to a given Research Program, Optioned Liver Target, Optioned Non-Liver Target, Exclusive Target, or Cell Target Type, all licenses and other rights granted hereunder with respect to such Research Program, Optioned Liver Target, Optioned Non-Liver Target, Exclusive Target, or Cell Target Type, as applicable, will immediately terminate and (b) upon termination of this Agreement in its entirety, all licenses and other rights granted hereunder will immediately terminate; provided that, in each case ((a) and (b)) such licenses will continue solely as necessary and only for so long as required for the Parties to complete the orderly wind-down of their activities under this Agreement in accordance with Applicable Law and as otherwise required in accordance with Section 12.6.4.  In addition, if, by the time the last-to-expire Research Program has expired or been terminated, the Prepaid Research Funding has not been fully expended in accordance with this Agreement, GBIO shall promptly (but in any event within [**]) refund the remaining balance of the Prepaid Research Funding to Moderna, regardless of whether this Agreement has expired or been terminated by then.

12.6.2Termination With Respect to Terminated Targets.

(a)From and after such time a given Optioned Liver Target becomes a Terminated Liver Target, a given Optioned Non-Liver Target becomes a Terminated Non-Liver Target, or a given Exclusive Target becomes a Terminated Exclusive Target:

(i)such Optioned Liver Target, Optioned Non-Liver Target, or Exclusive Target shall no longer be an Optioned Liver Target, Optioned Non-Liver Target, or Exclusive Target under this Agreement;

(ii)this Agreement shall terminate with respect to the Optioned Liver Target or the Optioned Non-Liver Target, and Section 2.9.2 shall terminate with respect to such Optioned Liver Target, Optioned Non-Liver Target, or Exclusive Target; and

(iii)except for any perpetual and irrevocable licenses granted hereunder, any licenses that may have become perpetual and irrevocable pursuant to this Agreement by such time, and any licenses granted to Moderna hereunder with respect to Independent Program Targets that are in effect as of such time, all licenses granted by GBIO to Moderna hereunder, and all sublicenses granted by Moderna thereunder, specifically with respect to such Terminated Liver Target, Terminated Non-Liver Target, or Terminated Exclusive Target will immediately terminate.

In the event such Optioned Liver Target becoming a Terminated Liver Target, such Optioned Non-Liver Target becoming a Terminated Non-Liver Target, or such Exclusive Target becoming a Terminated Exclusive Target is limited to one or more Terminated Countries, the foregoing provisions of this Section 12.6.2(a) shall apply to such Terminated Countries only.

(b)Upon any expiration or termination of this Agreement in its entirety, all Optioned Liver Targets, Optioned Non-Liver Targets, and Exclusive Targets shall thereafter be deemed Terminated Liver Targets, Terminated Non-Liver Targets, and Terminated Exclusive Targets, respectively, and shall no longer be Optioned Liver Targets, Optioned Non-Liver Targets, or Exclusive Targets under this Agreement, and Section 12.6.2(a) shall apply to such Terminated Liver Targets, Terminated Non-Liver Targets, and Terminated Exclusive Targets.

12.6.3Terminated Liver Targets and Terminated Non-Liver Targets.  The following provisions shall apply with respect to any Licensed Product Directed to each Terminated Liver Target and each Terminated Non-Liver Target incorporating any ceDNA and actively being clinically Developed or Commercialized by Moderna as of the date of termination of this Agreement with respect to such Terminated Liver Target or Terminated Non-Liver Target (as applicable) (a “Reversion Product”):

(a)Upon GBIO’s written request delivered within [**] after termination of this Agreement with respect to such Terminated Liver Target or Terminated Non-Liver Target (as applicable), Moderna shall grant, and is hereby deemed to grant, subject to the terms of any applicable in-license agreement, to GBIO a non-exclusive license solely with respect to such Reversion Product, limited to Patent Rights and Know-How (i) Controlled by Moderna or its Affiliates as of the date of termination of this Agreement with respect to such Terminated Liver Target or Terminated Non-Liver Target (as applicable), (ii) specifically Covering the composition of the Reversion Product or its use as of the date of such termination, and (iii) actually used by Moderna or any of its Affiliates to Develop or Commercialize such Reversion Product prior to or as of the date of such termination, for the sole purpose of Developing, or Commercializing the Reversion Product in the Territory; except that GBIO shall only obtain a license under any such Patent Rights or Know-How that constitute Moderna Background Intellectual Property if GBIO requests such license, and, following any such request, the Parties shall negotiate in good faith milestones and royalty terms applicable to such Moderna Background Intellectual Property that fairly reflect Moderna’s contribution to the Development of such Reversion Product and the non-exclusive nature of such license.  For clarity, such license shall not include the right to, or any Know-How used to, Manufacture such Reversion Product that was, as between the Parties, independently created by or on behalf of Moderna, including Know-How pertaining to and any and all non-ctLNP and non-ceDNA components of the Reversion Product.  [**].

(b)At GBIO’s reasonable request and expense, Moderna shall provide GBIO with such assistance as is reasonably necessary to effectuate a smooth and orderly transition of any Development and Commercialization activities to GBIO or its designee with respect to any Reversion Product for which GBIO accepts a license under Section 12.6.3(a), so as to minimize the disruption of such activities.

(c)Within [**] after termination of this Agreement with respect to such Terminated Liver Target or Terminated Non-Liver Target (as applicable), Moderna shall provide to GBIO a fair and accurate summary report of the status of Development, Manufacture, and Commercialization activities conducted by Moderna with respect to the applicable Reversion Product.

(d)Moderna shall promptly transfer and assign to GBIO all of Moderna’s and its Affiliates’ rights, title, and interests in and to the trademarks (other than any Moderna house marks or composite marks including a house mark) owned by Moderna and solely used for the Reversion Product.

(e)Moderna shall, as soon as reasonably practicable, transfer and assign to GBIO all Regulatory Approvals and Regulatory Documentation with respect to the Reversion Product in the Territory and a copy of all of the data comprising the global safety database for such Reversion Product, but Moderna may retain such data and a single copy of such Regulatory Approvals and Regulatory Documentation for its records, and, if such Regulatory Approvals or Regulatory Documentation are necessary or useful for the Development, Manufacture, or Commercialization of any product other than such Reversion Product, in place of transferring or assigning the foregoing, Moderna shall instead grant GBIO a Right of Reference or Use with respect to such approvals or documentation with respect to such Reversion Product.

(f)GBIO shall have the option, exercisable within [**] following the effective date of such termination of this Agreement, to obtain Moderna’s inventory of the Reversion Product at a price equal to [**] percent ([**]%) of Moderna’s Manufacturing costs for such inventory of such Reversion Product; except that, if Moderna or any of its Affiliates or Sublicensees has any outstanding order of any such Reversion Product, at GBIO’s election, either GBIO shall fulfill such order or, notwithstanding GBIO’s option to purchase inventory, Moderna may retain sufficient inventory to fulfill such orders.  GBIO may exercise such option by written notice to Moderna during such [**] period.  In the event GBIO exercises such right to purchase such inventory, Moderna shall grant, and hereby does grant, a royalty-free right and license to any trademarks, names, and logos of Moderna contained therein for a period of [**] solely to permit the orderly sale of such inventory, subject to GBIO meeting reasonable quality control standards imposed by Moderna on the use of such trademarks, names, and logos, which shall be consistent with the standards used by Moderna prior to such termination.

(g)If any Clinical Trial of any Reversion Product is being conducted at the time of the termination of this Agreement with respect to such Terminated Liver Target or Terminated Non-Liver Target (as applicable), each Party hereby agrees to reasonably cooperate in the completion of such Clinical Trial in consultation with the appropriate Regulatory Authorities and any applicable institutional review board(s).

12.6.4Wind-Down.  Upon any termination of this Agreement, the Parties shall cooperate in good faith to wind down any then-ongoing activities under the Research Programs.  Within [**] after receipt of an invoice therefor, Moderna shall pay Research Costs that were incurred, accrued, or committed (and are not cancellable) by GBIO prior to the effective date of termination of this Agreement and have not yet been paid by Moderna in accordance with Section 8.4.

12.6.5Destruction of Materials.  Upon any expiration or termination of this Agreement in its entirety, (a) Section 9.6 shall apply and (b) each receiving Party shall destroy all Materials of the providing Party and confirm in writing such destruction.

12.6.6Conduct During Termination Notice Period.  Following any notice of termination permitted under this ARTICLE 12, during any applicable termination notice period, each Party shall continue to perform all of its obligations under this Agreement then in effect in accordance with the terms and conditions of this Agreement.

12.6.7Sublicense Survival.  Any permitted sublicense granted by Moderna or its Affiliate to a Third Party under the licenses granted to Moderna under this Agreement shall automatically terminate upon the termination of this Agreement; provided that, so long as (a) the applicable Sublicensee is not in breach of any of its obligations under the applicable sublicense agreement and has not otherwise caused the termination of this Agreement and (b) GBIO has been paid all amounts owed to GBIO under this Agreement that are within the scope of such Sublicensee’s sublicense, such Sublicensee may request that GBIO grant to such Sublicensee a direct license equivalent to the license which Moderna or its Affiliate granted to such Sublicensee in the applicable sublicense agreement (but GBIO shall not be required to agree to any obligations to such Sublicensee that are not expressly set forth in this Agreement).  GBIO shall not unreasonably withhold, condition or delay its consent to any such request.

12.7Survival.  Expiration or termination of this Agreement will not affect any obligations, including payment of any royalties or other sums, that have accrued as of the date of termination or expiration, and termination of this Agreement by a Party will be without prejudice to other remedies such Party may have at law or equity.  In addition, the following provisions will survive expiration or termination of this Agreement (including any other Sections, Articles, or defined terms necessary to give such provisions effect): Sections 2.6.1, 2.7.1 (with respect to all restrictions imposed therein), 2.8, 5.1.1(e), 5.1.2(c), 5.5, 8.6.5, 8.8 through 8.15, 10.1.1, 10.1.3 through 10.1.6, 10.1.8, 10.2.1, 10.2.5, 10.3.2, 10.3.5, 10.3.7, 11.6, 12.5 through 12.7, and 18.1 through 18.9, and ARTICLES 9, 13 and 16.

ARTICLE 13 - INDEMNITY; LIMITATION OF LIABILITY

13.1Indemnity.

13.1.1By GBIO.  GBIO shall defend, indemnify, and hold harmless Moderna, its Affiliates, and each of its and their respective directors, officers, employees, agents, successors, and assigns from and against all liabilities, losses, damages, and expenses, including reasonable attorneys’ fees and costs, (each, a “Liability”) resulting from all Third Party claims, suits, actions, terminations, or demands (each, a “Claim”) to the extent such Claims relate to or arise out of (a) any breach of this Agreement by GBIO, (b) any negligence, recklessness, or willful misconduct of GBIO in connection with the performance of its obligations or exercise of its rights hereunder, (c) any violation of Applicable Law by GBIO in connection with the performance of its obligations or exercise of its rights hereunder, or (d) the Development, Manufacture, or Commercialization of any Licensed Product by or on behalf of GBIO or any of its Affiliates or Sublicensees, including any failure to test for or provide adequate warnings of adverse side effects, or any manufacturing defect in any Licensed Product, except, in each case ((a)-(d)), to the extent such Liabilities resulted from any action for which Moderna is obligated to indemnify GBIO under Section 13.1.2.

13.1.2By Moderna.  Moderna shall defend, indemnify, and hold harmless GBIO, its Affiliates, and each of its and their respective directors, officers, employees, agents, successors, and assigns from and against all Liabilities resulting from all Claims to the extent such Claims relate to or arise out of (a) [**], (b) [**], (c) [**], (d) [**], or (e) [**], except, in each case ((a)-(e)), to the extent such Liabilities resulted from any action for which GBIO is obligated to indemnify Moderna under Section 13.1.1.

13.2Procedure.

13.2.1General.  Promptly after the receipt by a Person seeking indemnification under this ARTICLE 13 (the “Indemnitee”) of notice of any pending or threatened Claim for which the Indemnitee intends to seek indemnification under this ARTICLE 13, such Indemnitee shall promptly provide notice thereof to the other Party (the “Indemnitor”), which notice shall include a reasonable identification of the alleged facts giving rise to such Claim.  Any failure by an Indemnitee to give such notice shall not relieve the Indemnitor of its indemnification obligation under this Agreement, except and only to the extent that the Indemnitor is actually prejudiced as a result of such failure to give notice.  The Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, to control the defense and settlement thereof with counsel selected by the Indemnitor.  However, notwithstanding the foregoing, the Indemnitee shall have the right to participate in, but not control, the defense of any Claim, and request separate counsel, with the fees and expenses to be paid by the Indemnitee, unless (a) representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other Party represented by such counsel in such proceedings or (b) the Indemnitor has failed to assume the defense of the applicable Claim, in which case ((a) or (b)), such fees and expenses shall be paid by the Indemnitor.  The Indemnitee shall, and shall cause each of its Affiliates and its and their respective directors, officers, employees, agents, successors, and assigns, as applicable, to, cooperate in the defense of any indemnified Claim and shall furnish such records, information, and testimony, provide such witnesses, and attend such conferences, discovery proceedings, hearings, trials, and appeals, and otherwise providing reasonable access to such indemnitees and other employees and agents of the Indemnitee, in each case as may be reasonably requested in connection therewith.  The Indemnitor shall reimburse the Indemnitee for its reasonable and verifiable out-of-pocket expenses in connection therewith.  The Indemnitor may not settle any Claim, and the Indemnitee shall not be responsible for or be bound by any settlement of a Claim that imposes an obligation on it, without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned, or delayed), unless such settlement or compromise (i) fully releases the Indemnitee without any liability, loss, cost, or obligation, (ii) admits no liability, wrongdoing, or other admission against interest on the part of the Indemnitee, and (iii) would not have an adverse effect on the Indemnitee’s interests (including any rights under this Agreement or the scope or enforceability of the intellectual property licensed hereunder).

13.2.2No Acknowledgement.  The assumption of the defense of a Claim by the Indemnitor shall not be construed as an acknowledgment that the Indemnitor is liable to indemnify the Indemnitee in respect of the Claim, nor shall it constitute a waiver by the Indemnitor of any defenses it may assert against the Indemnitee’s claim for indemnification.

13.3Limitation of Liability.  EXCEPT (A) IN THE EVENT OF THE WILLFUL MISCONDUCT OR FRAUD OF A PARTY, (B) WITH RESPECT TO A PARTY’S BREACH OF ITS OBLIGATIONS UNDER ARTICLE 9, AND (C) TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 13, NEITHER PARTY NOR ANY OF EITHER PARTY’S AFFILIATES OR (SUB)LICENSEES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY, OR OTHERWISE FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR MULTIPLE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS UNDER THIS AGREEMENT OR FOR LOST PROFITS SUFFERED BY THE OTHER PARTY OR ANY OTHER LOSS OR INJURY TO A PARTY’S OR ITS AFFILIATES’ PROFITS, REVENUES, BUSINESS, OR GOODWILL ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, IN EACH CASE, REGARDLESS OF ANY PRIOR NOTICE OF SUCH DAMAGES.

ARTICLE 14 - FORCE MAJEURE

Neither Party (nor any of such Party’s Affiliates) shall be held liable or responsible to the other Party (or any of such other Party’s Affiliates) hereunder, or be deemed to have defaulted under or breached this Agreement, for failure or delay by such Party in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party (or any of its Affiliates), including fire, floods, epidemics or pandemics, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, acts of God, earthquakes, or omissions or delays in acting by any Governmental Authority (each, an “Event of Force Majeure”), but the affected Party shall exert Commercially Reasonable Efforts to eliminate, cure, or overcome any such Event of Force Majeure and to resume performance of its obligations promptly.  Notwithstanding the foregoing, to the extent that an Event of Force Majeure continues for a period in excess of [**], the affected Party will promptly notify in writing the other Party of such Event of Force Majeure and within [**] of the other Party’s receipt of such notice, the Parties will negotiate in good faith a resolution of the Event of Force Majeure, if possible, which resolution may include (a) an extension by mutual agreement of the time period to resolve, eliminate, cure or overcome such Event of Force Majeure, (b) an amendment of this Agreement to the extent reasonably possible, or (c) an early termination of this Agreement.

ARTICLE 15 - ASSIGNMENT; CHANGE OF CONTROL

15.1Assignment.  This Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligations hereunder be assigned or transferred by either Party, without the consent of the other Party, such consent not to be unreasonably withheld, conditioned, or delayed; except that either Party may, without such consent but with notification to the other Party following such assignment and subject to the terms and conditions of this Section 15.1, assign this Agreement in its entirety (a) to any of its Affiliates (for so long as the assignee remains an Affiliate of the assigning Party) or (b) to a Third Party that acquires all or substantially all of such Party’s business to which this Agreement relates (whether by merger, reorganization, acquisition, sale, or otherwise).   Any such assignment shall not be valid and effective unless and until the assignee agrees in writing to assume all rights and obligations of its assignor under this Agreement and be bound by the terms and conditions of this Agreement applicable to the assignor.  In addition, and notwithstanding the foregoing, GBIO may assign its right to receive payments under this Agreement as part of a royalty factoring transaction undertaken for bona fide financing purposes.  The terms and conditions of this Agreement will be binding on and inure to the benefit of the successors and permitted assigns of the Parties.  Any attempted assignment of this Agreement not in accordance with this Section 15.1 shall be void and of no effect.

15.2Change of Control.  Notwithstanding anything to the contrary in this Agreement, if a Party undergoes a Change of Control, then any technology or intellectual property rights owned, licensed, or otherwise controlled by the Acquirer or any applicable New Affiliates shall not be included in the technology and intellectual property rights licensed to the other Party hereunder (i) to the extent held by such Acquirer or the New Affiliates prior to such transaction, or (ii) to the extent such technology or intellectual property rights are developed or acquired by such Acquirer or any applicable New Affiliates outside the scope of activities conducted hereunder and without use of or reference to any technology or intellectual property rights of the Party subject to the Change of Control (or any Affiliate of such Party immediately before such Change of Control or any Person that such Party or any such Affiliate controls (directly or indirectly) after the Change of Control) or the other Party or any of such other Party’s Affiliates, in each case of (i)-(ii), in the event such Party is GBIO, except pursuant to any In-License Agreement between GBIO and such Acquirer or any New Affiliate.

ARTICLE 16 - SEVERABILITY

Each Party hereby agrees that this Agreement is not intended to violate any public policy, statutory or common laws, rules, regulations, treaty, or decision of any Governmental Authority of any country or community or association of countries.  Should one or more provisions of this Agreement be or become invalid or unenforceable under Applicable Law, the Parties hereto shall substitute, by mutual consent, valid and enforceable provisions for such invalid or unenforceable provisions that, in their effect, are sufficiently similar to the invalid or unenforceable provisions that it can be reasonably assumed that the Parties would have entered into this Agreement based on such valid provisions.  In case such alternative provisions cannot be agreed upon, suitable and equitable provisions will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provisions.  In any case, the invalidity or unenforceability of one or several provisions of this Agreement shall not affect the validity or enforceability of this Agreement as a whole or the application of such provision to other Persons or circumstances, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

ARTICLE 17 - INSURANCE

Each Party will maintain, at its sole cost, reasonable insurance against liability and other risks associated with its activities contemplated by this Agreement, consistent with the normal and customary practices of companies of similar size, nature, and scope.  Upon written request, each Party will provide evidence of such insurance in the form of a certificate of insurance.  Each Party shall provide the other with [**] advance written notice in the event of any cancellation of such insurance.

ARTICLE 18 - MISCELLANEOUS

18.1Notices.  Any consent, notice, or report required or permitted to be given or made under this Agreement by one of the Parties to the other shall be in writing, delivered personally (with tracking capabilities), certified mail (postage prepaid, return receipt requested), or courier (with tracking capabilities), addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the other Party in accordance with this Section 18.1. In addition, and not in lieu of any of the foregoing methods of transmission, a copy of any such consent, notice or report (which shall not in itself constitute notice) may be sent by electronic mail to the electronic mail address set forth below.  Any such consent, notice, or report shall be effective upon the date of delivery (if delivered personally or by courier) or five (5) Business Days after mailing (if sent by certified mail).  This Section 18.1 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

If to GBIO:

Generation Bio Co.
301 Binney St.

Cambridge, MA 02142
Attention: Chief Legal Officer and Chief Scientific Officer
Telephone: (617) 655-7500

With a copy to:

WilmerHale
60 State Street
Boston, MA 02109

Attention: Steven D. Barrett
Telephone: (617) 526-6238

Facsimile: (617) 526-5000

If to Moderna:

ModernaTX, Inc.
200 Technology Square

Cambridge, MA 02139
Attention: General Counsel

With a copy to:

[**]

18.2Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof that may dictate application of the laws of any other jurisdiction.  Notwithstanding anything to the contrary herein, any disputes regarding validity, enforceability, interpretation, and construction of any Patent Rights will be governed in accordance with the laws of the jurisdiction in which such Patent Rights were filed or granted, as the case may be, by a court or patent office of competent jurisdiction in the relevant country or region in which such Patent Rights were issued or, if not issued, in which the underlying patent applications were filed.

18.3Dispute Resolution.  The Parties agree that, if any dispute or disagreement arises between Moderna and GBIO in respect of this Agreement (each, a “Dispute”), then, subject to Section 18.9, they shall follow the following procedures in an attempt to resolve the dispute or disagreement.  The term “Dispute” excludes any matter that is subject to Moderna’s final decision-making authority under Section 4.5.

18.3.1Referral to Executive Officers.  Either Party may refer any Dispute to the Executive Officers.  The Executive Officers shall discuss any such matter referred to them in good faith and attempt to find a mutually satisfactory resolution to the issue.  If the Executive Officers do not reach consensus regarding, or do not resolve, such a matter within [**] after the date on which the matter is referred to the Executive Officers (unless a longer period is agreed to by the Parties), then the matter may be referred to dispute resolution in accordance with Section 18.3.2 below.

18.3.2Dispute Resolution.

(a)Subject to Section 18.3.2(c), all Disputes arising out of or in connection with this Agreement that are not resolved in accordance with Section 18.3.1 shall be finally settled under the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”) by three (3) arbitrators appointed in accordance with said Rules, each of whom must be familiar with the biotechnology industry.  If the Disputes involve scientific, technical or commercial matters, the arbitrators may engage experts that have educational training or industry experience sufficient to demonstrate a reasonable level of relevant scientific, technical or industry knowledge, as necessary to help resolve the Dispute.  The language of the arbitration shall be English.  The place of arbitration shall be Boston, Massachusetts.  The arbitrators shall award to the prevailing Party, if any, as determined by the arbitrators, its reasonable attorneys’ fees and costs.  Judgment on an award may be entered in any court having jurisdiction thereof.  The Parties shall maintain the confidential nature of the arbitration proceeding and the award, including the hearing, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an award or its enforcement, or unless otherwise required by Applicable Law or judicial decision.

(b)With respect to any Dispute referred to arbitration that arises from a failure of the JPC to reach Unanimous Agreement on any matter described in Section 4.4.4(b) or the failure by the Parties to agree on the allocation of any Third Party Patent Rights or Know-How pursuant to the last paragraph of Section 1.1.48, the arbitration shall proceed in accordance with the procedures set forth in this Section 18.3.2(b); provided, however, the Parties may agree to, or the arbitrators may set, accelerated timelines for the process set forth in this Section 18.3.2(b) in view of any deadlines set forth by a Governmental Authority (such as a patent office) or under Applicable Law pertaining to such Dispute.  Within [**] after appointment of the arbitrators, each Party shall provide to the other Party and the arbitrators a written summary of such Party’s proposal, together with a brief or other written memorandum supporting the merits of such Party’s proposal, and a copy of the relevant provisions of this Agreement.  Within [**] after exchanging each Party’s initial proposal, each Party may submit to the arbitrators (with a copy to the other Party) a rebuttal to the other Party’s support memorandum and shall at such time have the opportunity to amend its initial proposal based on any new information contained in the other Party’s support memorandum.  Within [**] after such rebuttal period, the arbitrators shall promptly convene a hearing that will last no longer than [**] on a single Business Day mutually determined by the Parties.  Neither Party may call any witnesses in support of its arguments.  The arbitrators shall, within [**] after such hearing, select one Party’s proposal such arbitrators believe is the most consistent with the intent of the Parties when this Agreement was entered into, and notify the Parties of such selection in writing; provided, however, the arbitrators may not alter the terms of this Agreement or a Party’s proposal (as may be amended during the rebuttal period).  The decision of the arbitrators shall be final and binding on the Parties.

(c)Unless otherwise agreed by the Parties, a dispute between the Parties relating to the validity, enforceability, ownership, or inventorship of any Patent Right shall not be subject to arbitration, but shall instead be submitted to a court or patent office (as applicable) of competent jurisdiction in the relevant country or jurisdiction in which such Patent Right was issued or, if not issued, in which the underlying patent application was filed.

18.3.3Disputed Payments.  In the event of a dispute regarding any payments owing under this Agreement, all undisputed amounts shall be paid promptly when due and the balance, if any, promptly after resolution of the dispute (but in no event longer than [**] thereafter).

18.3.4Waiver.  EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.

18.4Entire Agreement.  This Agreement contains the entire understanding of the Parties with respect to the specific subject matter hereof.  All express or implied agreements and understandings, either oral or written, heretofore made (including the Confidentiality Agreement) are expressly superseded by this Agreement.  This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties and specifically referencing this Agreement.

18.5Independent Contractors.  GBIO and Moderna each acknowledge that they are independent contractors and that the relationship between the Parties does not constitute a partnership, joint venture, agency, or any type of fiduciary relationship.  Neither GBIO nor Moderna has the authority to make any statements, representations, or commitments of any kind, or to take any action, that is binding on the other Party, without the prior consent of the other Party to do so.  Neither Party nor its Affiliates will be deemed to be acting “on behalf of” the other Party under this Agreement, except to the extent expressly otherwise provided.

18.6Waiver and Non-Exclusion of Remedies.  The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.  The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available, except as expressly set forth herein.

18.7Further Assurances.  Each Party shall execute such additional documents as are necessary to effect the purposes of this Agreement.

18.8No Benefit to Third Parties.  The covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns and they shall not be construed as conferring any rights on any other Person.

18.9Equitable Relief.  Each Party acknowledges and agrees that the restrictions set forth in ARTICLE 9 are reasonable and necessary to protect the legitimate interests of the other Party and that any breach or threatened breach of any provision of such Article may result in irreparable injury to such other Party for which there will be no adequate remedy at law.  In the event of a breach or threatened breach of any provision of such Article, the non-breaching Party shall be authorized and entitled to seek from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and other equitable relief, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity.  Nothing in this Section 18.9 is intended or should be construed, to limit either Party’s right to seek equitable relief or any other remedy for a breach of any other provision of this Agreement.

18.10Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be signed or delivered by facsimile or electronically scanned signature page.

(The remainder of this page has been intentionally left blank. The signature page follows.)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

GENERATION BIO CO.

By: /s/ Geoffrey McDonough
Name: Geoffrey McDonough
Title: President and Chief Executive Officer

MODERNATX, INC.

By: /s/ Said Francis
Name: Said Francis
Title: SVP Business Development and Corporate Strategy

Signature Page to Collaboration and License Agreement